     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ASSET ALLIANCE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              874201                             13-3888903
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                                800 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 207-8786
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                BRUCE H. LIPNICK

                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                           AND CHAIRMAN OF THE BOARD
                                800 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 207-8786
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

               RICHARD T. PRINS, ESQ.                                STUART H. COLEMAN, ESQ.
      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                    STROOCK & STROOCK & LAVAN LLP
                  919 THIRD AVENUE                                       180 MAIDEN LANE
              NEW YORK, NEW YORK 10022                              NEW YORK, NEW YORK 10038
                   (212) 735-3000                                        (212) 806-5400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                                 PROPOSED MAXIMUM           AMOUNT OF
                   TITLE OF EACH CLASS OF                           AGGREGATE              REGISTRATION
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)              FEE
------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......................       $100,000,000              $29,500
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

                            ----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH 26, 1998

PROSPECTUS

                          (ASSET ALLIANCE CORP. LOGO)

                                             SHARES

                                  COMMON STOCK

     All of the           shares of common stock, $.01 par value (the "Common
Stock"), offered hereby (the "Offering") are being sold by Asset Alliance Corporation ("Asset Alliance" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that
the initial public offering price will be between $          and $          per
share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Company has applied to have the Common Stock listed on the Nasdaq National Market under the symbol "AACO."
                         ------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                                PRICE TO               UNDERWRITING             PROCEEDS TO
                                                 PUBLIC                DISCOUNT(1)               COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Share..............................            $                        $                        $
------------------------------------------------------------------------------------------------------------------
Total(3)...............................            $                        $                        $
==================================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be
    $          .

(3) The Company has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."

                         ------------------------------

     The shares of Common Stock are offered, subject to prior sale, when, as and if delivered to and accepted by, the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the shares of Common Stock will be made on or about             ,
1998 at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

BEAR, STEARNS & CO. INC.
                         PAINEWEBBER INCORPORATED
                                   PRUDENTIAL SECURITIES INCORPORATED

                                           , 1998

                  ASSETS UNDER MANAGEMENT BY INVESTMENT STYLE

     [Pie chart depicting assets under management by investment style on a pro forma basis at December 31, 1997. Pie chart indicates that hedged equity strategy, long/short equity, diversified arbitrage, stable value, hedged mortgage-backed securities trading, diversified market neutral equity, convertible and merger arbitrage represented 25%, 21%, 22%, 18%, 10%, 3% and 1% of assets under management on a pro forma basis at December 31, 1997 respectively.]

     PRO FORMA 1997 REVENUES AND ASSETS UNDER MANAGEMENT FOR ASSET ALLIANCE

     [A graphical depiction containing a bar graph depicting assets under management on a pro forma basis at December 31, 1997 and a line graph depicting the Company's pro forma revenues for the year ended December 31, 1997. The left vertical axis indicates the dollar amount of the assets under management (in millions) and the right vertical axis indicates the dollar amount of revenues (in millions). The horizontal axis indicates the name of the Affiliated Firm and the date acquired by Asset Alliance. Each bar in the bar graph represents the assets under management for each Affiliated Firm. Bars are "stacked" in a step ladder-like format to indicate the breakdown of assets under management on an Affiliated Firm by Affiliated Firm basis. Each point on the line graph will correspond to the Company's pro forma revenues for the year ended December 31, 1997 on an Affiliated Firm by Affiliated Firm basis.]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     Certain statements contained in this Prospectus constitute "forward-looking statements" which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" in this Prospectus constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause the actual results, performance or achievements of the Company to differ materially from those reflected in such forward-looking statements. These forward-looking statements speak only as of the date of this Prospectus. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option and (ii) the conversion of all outstanding shares of the Company's Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and of all outstanding shares of the Company's Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") into an aggregate of 1,875,000 shares of Common Stock and a warrant to purchase 175,000 shares of Common Stock, all of which will occur automatically upon consummation of the Offering. In this Prospectus, unless otherwise indicated, the information for the Company as of any date or for any period on or after December 31, 1997 gives pro forma effect to each of the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition (as such terms are defined herein) and the related financings as if each such transaction had been completed as of such date or the beginning of such period.

                                  THE COMPANY

     Asset Alliance is an investment management holding company that acquires preferred interests in privately owned investment management firms specializing in alternative investment strategies ("Alternative Managers"). The Company considers Alternative Managers to be those who use hedging or other risk modifying strategies to seek higher risk adjusted rates of return in various market environments. The Company generally purchases a 50% equity interest in a given firm and is granted a preferred right to a comparable percentage of the firm's gross revenues (the "Preferred Revenue Share"). Asset Alliance's strategic focus is to acquire interests in established mid-sized Alternative Managers with assets under management ranging from $50 million to $500 million. Upon consummation of the Offering and completion of the MET Acquisition, Asset Alliance will have acquired preferred interests in six Alternative Managers with aggregate assets under management in excess of $1.25 billion. The Company's goal is to build a large and diversified family of Alternative Managers each possessing a high level of expertise in its chosen investment discipline.

     The alternative investment management business is one of the fastest growing segments of the domestic investment management industry. The Company believes that the domestic alternative investment management business consists of more than 3,000 Alternative Managers with aggregate assets under management in excess of $350 billion that have grown at a compound annual rate in excess of 30% since 1992. Moreover, the Company believes that global assets committed to Alternative Managers also have increased significantly as foreign investors have become aware of alternative investment strategies. Alternative Managers generally manage investment funds or separate accounts for institutional investors, high net worth investors and other investment funds.

     Alternative Managers generally charge higher asset-based fees on their assets under management than traditional investment managers and also are entitled to annual incentive performance fees or profit allocations on incremental positive performance. As a result, Alternative Managers with positive performance historically have generated substantially more revenues per dollar of assets under management at any given performance level than have traditional investment managers. This higher level and dual source of revenues is a distinguishing and attractive characteristic of the alternative investment management business. The Asset Alliance acquisition structure enables the Company to participate in this favorable revenue stream.

     Asset Alliance has developed an innovative and flexible acquisition structure which it believes aligns its strategic and financial goals with those of the principals (the "Principals") of the Alternative Managers in which it acquires an interest (the "Affiliated Firms"). Acquisitions ordinarily are structured to allocate all net income of an Affiliated Firm, after payment of the Preferred Revenue Share to the Principals, thereby permitting them to participate in the future growth of the Affiliated Firm, in which they retain a significant ownership position, and creating incentives for them to increase revenues and assets under management. As Affiliated Firms increase revenues, the Company's income from its Preferred Revenue Shares also will increase. Principals participate in and are encouraged to further the growth of the Company through ownership of Common Stock or Common Stock equivalents received as part of the consideration for the Preferred Revenue Share. Principals also may be eligible to receive incentive options to purchase Common Stock if the Affiliated Firm achieves specified revenue goals. Asset Alliance has actively encouraged and now generally requires the Principals to provide for orderly succession in the management and ownership of the Affiliated Firm in order to realize the value of their retained ownership positions. Asset Alliance itself does not provide Principals with a buy-out of their remaining ownership interest in the Affiliated Firm.

     Day-to-day management of the Affiliated Firms is delegated to the Principals while Asset Alliance retains rights of consent on major matters and the authority to appoint 50% or more of the board of managers or the board of directors, as applicable, of the Affiliated Firms in certain circumstances. The Principals retain full investment discretion with respect to their firm's assets under management. Asset Alliance provides expertise with respect to marketing and distribution services, strategic planning and administration, as well as back-office support and systems. The Company seeks to provide new product development services for the Affiliated Firms, including the integration of existing investment products and the distribution of new products that incorporate the investment strategies of several Affiliated Firms. The Company also actively introduces the Affiliated Firms to new sources of capital and new markets for their investment products which can result in access to long-term investment capital. Asset Alliance's marketing and operational support enables the Principals to focus on their primary expertise -- portfolio management.

     The Affiliated Firms have grown rapidly in terms of revenues and assets under management since their respective inception dates. On a combined basis for the Affiliated Firms, total management and incentive performance fees have grown from $2.9 million for the year ended December 31, 1994 to $46.9 million for the year ended December 31, 1997, representing a compound annual growth rate of approximately 153%, while total assets under management have grown from $363 million as of December 31, 1994 to $1.2 billion as of December 31, 1997, representing a compound annual growth rate of 49%. On a pro forma basis for the year ended December 31, 1997, the Company had gross revenues of $25.6 million, EBITDA (as defined herein) of $17.5 million, and EBITDA as adjusted (as defined herein) of $11.6 million. On a historical basis for the year ended December 31, 1997, the Company had gross revenues of $7.9 million, EBITDA of $1.3 million and EDITDA as adjusted of $852,000.

     The alternative asset management business as a whole remains highly fragmented and generally is characterized by entrepreneurial organizations which are often heavily or entirely dependent on the investment management, operational and marketing skills of a small group of individuals. Asset Alliance believes that principals of Alternative Managers will increasingly seek out an organization such as Asset Alliance which can provide them with substantial benefits, including the realization of a portion of the value of their firms, the framework for succession planning and the diversification of risk while allowing for continued day-to-day operational control of their firms with increased marketing and administrative support. Accordingly, Asset Alliance believes that significant opportunities exist for future growth of the Company through the acquisition of preferred interests in additional Alternative Managers. See "Business -- Industry Focus."

     Asset Alliance believes it is well positioned to take advantage of the opportunities in the alternative asset management market because of (i) management's experience in the alternative asset management business, (ii) the development of a strong pipeline of potential acquisition targets, (iii) its experience in acquiring Alternative Managers, (iv) its innovative acquisition structure and its marketing and operational support capabilities, (v) its strategic relationship with Arthur J. Gallagher & Co. ("AJG Co."), the fifth largest insurance broker in the world and a long time participant in the alternative investment management industry and (vi) the quality of the Principals and of the Affiliated Firms in which the Company has already acquired a preferred interest. The Company believes that the Offering increases the Company's ability to acquire Alternative Managers by raising additional capital for such acquisitions and by establishing a trading market for the Common Stock, which will enhance its attractiveness as part of the consideration for such acquisitions.
                            ------------------------

     The Company was incorporated in the State of Delaware in 1996. Its principal executive offices are located at 800 Third Avenue, New York, New York 10022, and its telephone number is (212) 207-8786.
                            ------------------------

                        RECENT AND PENDING ACQUISITIONS

     The Company's principal means of implementing its growth strategy is through the acquisition of preferred interests in Alternative Managers. During 1996 and 1997, the Company acquired two Alternative Managers and initiated one Experienced Manager Launch (as defined herein). In 1998, the Company acquired one Alternative Manager, and has entered into definitive agreements to acquire two additional Alternative Managers. In February 1998, the Company acquired a preferred interest in Bricoleur Capital Management LLC (the "Bricoleur Acquisition"). In March 1998, the Company entered into definitive agreements to acquire preferred interests in each of JMG Capital Management LLC and Pacific Assets Management LLC (collectively, the "JMG-Pacific Acquisition") and Metropolitan Capital Managers LLC and Metropolitan Capital Advisors LLC (collectively, the "MET Acquisition"). The Company currently anticipates that the JMG-Pacific Acquisition will close in the second quarter of 1998 and that the MET Acquisition will close within 30 days after the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent and Pending Acquisitions."

                              THE AFFILIATED FIRMS

                                                                                                 ASSETS UNDER
                                                                                               MANAGEMENT AS OF
                                                          DATE FORMED(1)/   EQUITY OWNERSHIP   FEBRUARY 28, 1998
AFFILIATED FIRM                        INVESTMENT STYLE    DATE ACQUIRED       PERCENTAGE        (IN MILLIONS)
---------------                       ------------------  ----------------  ----------------   -----------------
Milestone Global Advisors L.P.......  Hedged                 May 1993/            99%               $  135
  ("Milestone") New York, NY          Mortgage-Backed        July 1996
                                      Securities Trading
Trust Advisors LLC ("Trust
  Advisors")........................  Market Neutral         July 1989/           50%                  236
  Westport, CT                        Long/Short Equity;    October 1996
                                      Stable Value
Silverado Capital Management LLC....  Convertible and       March 1997/           50%                   19
  ("Silverado") Saddle Brook, NJ      Merger Arbitrage       March 1997
Bricoleur Capital Management LLC....  Long/Short           October 1993/          50%                  286
  ("Bricoleur") San Diego, CA         Small and            February 1998
                                      Mid-Cap Equity
JMG Capital Management LLC..........  Diversified          March 1992(2)/         50%                  288
  and Pacific Assets Management       Market Neutral          Pending
  LLC (collectively, "JMG-Pacific")   Arbitrage
  Los Angeles and San Francisco, CA
Metropolitan Capital Managers LLC...  Event Driven           July 1992/           50%                  301
  and Metropolitan Capital Advisors   Arbitrage               Pending
  LLC (collectively, "MET") New
  York, NY                                                                                          ------
    TOTAL...................................................................................        $1,265
                                                                                                    ======

---------------
(1) Date Affiliated Firm or predecessor formed.

(2) JMG Capital Management LLC was formed in March 1992 and Pacific Assets Management LLC was formed in April 1996.

                                  THE OFFERING

Common Stock offered hereby(1).....................  shares
Common Stock to be outstanding after the
  Offering(1)(2)...................................  shares
Use of proceeds....................................  To repay indebtedness outstanding under the
                                                     Credit Agreement (as defined herein), to finance
                                                     the cash portion of the MET Acquisition, to repay
                                                     the Citco Loan (as defined herein) and for
                                                     working capital needs and other general corporate
                                                     purposes, including future acquisitions. See "Use
                                                     of Proceeds."
Proposed Nasdaq National Market symbol.............  AACO

---------------
(1) Assumes that the Underwriters' option to purchase up to an additional shares to cover over-allotments is not exercised.

(2) Excludes 784,594 shares of Common Stock reserved for issuance upon the exercise of outstanding options pursuant to the Asset Alliance 1996 Stock Option Plan, as amended (the "1996 Plan"), and all of the non-plan stock option agreements. See "Management -- Compensation, Benefit and Retirement
    Plans." Includes (i) an aggregate of        shares of Common Stock issuable
    upon the conversion of $          principal amount of the Company's
    outstanding subordinated convertible debentures and $          principal
    amount of subordinated convertible debentures to be issued in the MET Acquisition and (ii) an aggregate of 957,500 shares of Common Stock issuable upon the exercise of 957,500 warrants (including 175,000 warrants issuable upon the conversion of the Series A Preferred Stock upon consummation of the Offering).

                              SUMMARY RISK FACTORS

     Before making an investment decision, prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the risk factors set forth in "Risk Factors." These risks include, among others:

     - The Company's continued growth is dependent on the successful implementation of a strategy which primarily focuses on the acquisition of preferred interests in Alternative Managers. There can be no assurance that the Company will be able to locate or acquire suitable Alternative Managers in the future. The inability on an ongoing basis to acquire additional Alternative Managers on acceptable terms would limit the Company's growth and could adversely affect the Company and the market price of the Common Stock.

     - The Company's revenues consist principally of the Preferred Revenue Shares received from the Affiliated Firms. Because a high percentage of the Affiliated Firms' revenues are dependent on the realization of incentive performance fees, unfavorable performance on balance by the Affiliated Firms would adversely affect the Preferred Revenue Shares and, therefore, the Company's revenues. The impact of unfavorable performance on the Company's revenues may be magnified by the existence of minimum performance benchmarks and loss recovery provisions that would reduce or postpone an Affiliated Firm's ability to collect performance fees.

     - The Company's growth also depends on increasing the assets managed by the Affiliated Firms. There can be no assurance that the Company or the Affiliated Firms will succeed in attracting new assets or retaining those assets presently under management. Unfavorable investment performance by the Affiliated Firms would likely impair the growth or retention of assets under management. Unfavorable investment performance by the Affiliated Firms or relative underperformance of the Company's Common Stock also could result in Alternative Managers becoming less receptive to an investment by the Company.

     - The performance of the Company and the Affiliated Firms may be adversely affected by changes in economic and market conditions, including fluctuations in securities prices. The use of leverage and other investment techniques by the Affiliated Firms may increase the volatility of the Affiliated Firms' performance. There can be no assurance that economic and market conditions will be stable or that future performance by the Company and the Affiliated Firms will be favorable.

     - The Company and the Affiliated Firms rely on key management personnel, including the Principals, whose continued service cannot be assured. The loss of senior management at the Company or the Affiliated Firms could adversely affect the Company's business.

     - The Principals generally manage the day-to-day business of the Affiliated Firms autonomously, and the Company's management philosophy and financial arrangements with the Principals limit its ability to influence the management practices and policies of an Affiliated Firm even if the Affiliated Firm is experiencing operational difficulties.

     - The business of the Affiliated Firms is highly regulated, and the failure of the Company or an Affiliated Firm to comply with such regulations could result in fines, other sanctions and losses in assets under management and revenues. In addition, unforeseen regulatory changes impacting Alternative Managers could adversely affect the Company's business.

     - The business of the Affiliated Firms is highly competitive and the business of the Company is becoming competitive. Many potential competitors of the Company have greater resources than the Company, which may affect the Company's ability to compete for, or increase the cost of, future acquisitions of Alternative Managers. Many competitors and potential competitors of the Affiliated Firms have greater resources than the Affiliated Firms, which may affect the ability of the Affiliated Firms to compete for client assets. Each of the foregoing could adversely affect the Company's business.

     - The Company may be exposed to liabilities incurred by the Affiliated Firms and there can be no assurance that existing insurance coverage will be sufficient to offset such liabilities.

     - The Affiliated Firms' revenues from incentive compensation may vary substantially from one period to another and result in more volatile revenues to the Company than is characteristic of other asset management firms and holding companies. Therefore, the Company's quarterly results of operations may fluctuate significantly from quarter to quarter, which may adversely affect the market price of the Common Stock.

     - Future debt and equity financings could adversely affect the Company and its stockholders.

     - The Company could be adversely affected by write-offs of its current and future investments in the Affiliated Firms.

     - The Company could be adversely affected by limitations on the payment by Affiliated Firms of the Preferred Revenue Shares.

     - The ability to effect a change of control of the Company, even if such a change would be beneficial to the stockholders, could be limited by certain provisions of the Company's charter and by-laws and Delaware law, which could adversely affect the market price of the Common Stock.

     - Certain stockholders may have the ability to exert significant influence over the Board of Directors of the Company and to influence the outcome of corporate transactions requiring stockholder approval.

     - Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma net tangible book value per share of Common Stock purchased in the Offering.

     - The Company does not plan to declare or pay dividends, and the terms of its credit agreement (the "Credit Agreement") with Bank of America National Trust and Savings Association (the "Lending Bank") could limit the Company's ability to pay dividends and other distributions to its stockholders.

     - The lack of a prior public market, variations in equity market conditions, and the sale of shares eligible for future sale could adversely affect the market price of the Common Stock.

                          BENEFITS TO RELATED PARTIES

     AJG Financial Services, Inc. ("AJG"), which will be the beneficial owner of
approximately      % of the Common Stock after giving effect to the Offering, will realize material benefits from the Offering because the guarantee of $20.0 million of the Company's indebtedness under the Credit Agreement by AJG Co., the parent company of AJG, will terminate upon repayment of such amount to the Lending Bank. The Citco Group Limited (the "Citco Group"), which will be the
beneficial owner of   % of the Common Stock after giving effect to the Offering, also will realize material benefits from the Offering because the Company intends to use a portion of the net proceeds of the Offering to repay $5.0 million of indebtedness which will be borrowed by the Company from Citco Banking Corporation N.V., an affiliate of the Citco Group, to finance a part of the cash portion of the purchase price for the JMG-Pacific Acquisition (the "Citco Loan"). See "Certain Relationships and Related Party Transactions."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical consolidated statement of operations data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company. The Company's consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, as of December 31, 1996 and 1997, and for the period from February 1, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997, and are included elsewhere in this Prospectus, together with the report of Ernst & Young LLP thereon. The unaudited pro forma consolidated financial information is not necessarily indicative of the results that might have occurred had such transactions actually taken place at the beginning of the period specified and is not intended to be a projection of future results. This summary historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," with the Company's historical consolidated financial statements and the notes thereto and the historical financial statements and related notes thereto of each of Bricoleur, JMG-Pacific and MET, with the Company's Unaudited Pro Forma Financial Consolidated Information and the notes thereto, and with the other financial information included elsewhere in this Prospectus.

                                                      HISTORICAL
                                          -----------------------------------                     PRO FORMA
                                              PERIOD FROM                         PRO FORMA      AS ADJUSTED
                                           FEBRUARY 1, 1996                      ------------    ------------
                                          (DATE OF INCEPTION)     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                            TO DECEMBER 31,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                 1996                1997          1997(1)         1997(2)
                                          -------------------    ------------    ------------    ------------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA AND AS OTHERWISE INDICATED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Management and incentive fees
    (including equity interests from
    preferred revenue share)............        $  914             $ 7,923         $25,555         $
  Portion of equity interest from
    amortization of acquisition costs
    allocated to contracts..............           (22)               (201)         (9,991)
  Other.................................            86                 339             339
                                                ------             -------         -------         -------
Net revenues............................           978               8,061          15,903
                                                ------             -------         -------         -------
Expenses:
  Sub-advisory fee......................           529               4,864           4,864
  Compensation and related expenses.....           297               1,412           2,715
  Other operating expenses..............           228                 900           1,090
                                                ------             -------         -------         -------
  Total expenses........................         1,054               7,176           8,669
                                                ------             -------         -------         -------
Operating (loss) income.................           (76)                885           7,234
Interest income, net....................            55                  36          (6,651)
                                                ------             -------         -------         -------
Income (loss) before income taxes.......           (21)                922             583
Provision for income taxes..............            38                 357             222
                                                ------             -------         -------         -------
Net (loss) income.......................           (59)                564             361
Preferred stock dividend requirement....            60                 125             625
                                                ------             -------         -------         -------
Net (loss) income available to common
  stockholders..........................        $ (119)            $   439         $  (264)        $
                                                ======             =======         =======         =======
Net (loss) income per share available to
  common stockholders:
  Basic.................................        $(0.03)            $  0.10         $ (0.04)        $
                                                ======             =======         =======         =======
  Diluted...............................        $(0.03)            $  0.09         $ (0.04)        $
                                                ======             =======         =======         =======
Shares used to compute net income (loss)
  per share:
  Basic.................................         3,837               4,471           7,351
                                                ======             =======         =======         =======
  Diluted...............................         3,837               4,631           7,351
                                                ======             =======         =======         =======
OTHER FINANCIAL DATA:
Assets under management (at period end,
  in millions)..........................        $  293             $   391         $ 1,191         $
EBITDA(5)...............................            51               1,285          17,452
                                                ------             -------         -------         -------
EBITDA as adjusted(6)...................            --                 852          11,565
Cash flow used in operating
  activities............................        (2,734)             (1,732)
Cash flow used in investing
  activities............................          (877)             (1,124)
Cash flow from financing activities.....         6,834              11,802

                                                                                             PRO FORMA
                                                          HISTORICAL         PRO FORMA      AS ADJUSTED
                                                       -----------------    ------------    ------------
                                                         DECEMBER 31,       DECEMBER 31,    DECEMBER 31,
                                                        1996      1997        1997(3)         1997(4)
                                                       ------    -------    ------------    ------------
BALANCE SHEET DATA:
Current assets.......................................  $6,518    $20,629    $      9,567    $
Investments in equity interests from preferred
  revenue share......................................   1,921      3,956         137,812
Total assets.........................................   8,696     24,822         147,911
Current liabilities..................................     720      4,227           4,227
Long-term debt.......................................     750      2,690         104,096
Total liabilities....................................   1,493      7,021         108,427
Total stockholders' equity...........................   7,203     17,801          39,484

---------------
(1) Gives effect to (i) the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition as if such acquisitions had occurred on January 1, 1997, (ii) amortization and depreciation of contracts and other acquired assets, (iii) increased interest costs from borrowings to finance the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition,
    (iv) certain other increased costs to the Company related to new employment arrangements and increased rent expense and (v) the related tax effects of the above adjustments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Consolidated Financial Information and the notes thereto included elsewhere in this Prospectus.

(2) Adjusted to reflect the reduction of interest expense related to (i) the Credit Agreement and the Citco Loan, which are to be repaid with the net proceeds from the Offering and (ii) the assumed financing of $18.4 million representing the cash portion of the purchase price for the MET Acquisition and related transaction expenses (the "Assumed Indebtedness"). See the Unaudited Pro Forma Consolidated Financial Information and the notes thereto included elsewhere in this Prospectus.

(3) Gives effect to the Bricoleur Acquisition, the JMG-Pacific Acquisition and the Met Acquisition as if they had occurred as of December 31, 1997 and the related financing of such acquisitions, including (i) $30.0 million of indebtedness under the Credit Agreement, (ii) $5.0 million of indebtedness under the Citco Loan and (iii) the Assumed Indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Consolidated Financial Information and the notes thereto included elsewhere in this Prospectus.

(4) Adjusted to reflect (i) the sale of        shares of Common Stock in the
    Offering (at an assumed initial public offering price of $     per share)
    and the receipt of the estimated net proceeds therefrom, (ii) the application of such estimated net proceeds to repay indebtedness outstanding under the Credit Agreement, the Citco Loan and the Assumed Indebtedness and
    (iii) the conversion of the Series A Preferred Stock and the Series B Preferred Stock into an aggregate of 1,875,000 shares of Common Stock and a warrant to purchase 175,000 shares of Common Stock. See the Unaudited Pro Forma Consolidated Financial Information and the notes thereto included elsewhere in this Prospectus.

(5) EBITDA represents earnings before interest, income taxes, depreciation, amortization and extraordinary items. The Company believes EBITDA may be useful to investors as an indicator of the Company's ability to service debt, to make additional acquisitions and to meet working capital requirements. EBITDA, as calculated by the Company, may not be consistent with computations of EBITDA by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

(6) EBITDA as adjusted represents earnings after interest expense and income taxes but before depreciation and amortization, extraordinary items and amortization of original issue discount on the Company's subordinated convertible debentures. The Company believes that this measure may be useful to investors as another indicator of funds available to the Company, which may be used, among other things, to make additional acquisitions and repay debt obligations. EBITDA as adjusted, as calculated by the Company, may not be consistent with computations of EBITDA as adjusted by other companies. EBITDA as adjusted is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

                                  RISK FACTORS

     An investment in the Common Stock involves various risks. In addition to the other information in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

THE COMPANY'S GROWTH STRATEGY MAY NOT BE SUCCESSFUL

     The Company's continued growth is dependent on the successful implementation of a strategy which primarily focuses on the acquisition of preferred interests in Alternative Managers. Upon consummation of the Offering and completion of the MET Acquisition, Asset Alliance will have acquired preferred interests in six Affiliated Firms and intends to continue this acquisition program in the future, subject to its ability on an ongoing basis to locate suitable Alternative Managers in which to invest and its ability to negotiate agreements with such Alternative Managers on acceptable terms. There can be no assurance that Asset Alliance will be successful in locating or acquiring such Alternative Managers. The inability to acquire preferred interests in additional Alternative Managers on acceptable terms would limit the Company's growth and could adversely affect the Company and the market price for the Common Stock. See "Business -- Acquisition Criteria" and "-- Growth Strategy."

UNFAVORABLE PERFORMANCE BY THE AFFILIATED FIRMS WOULD ADVERSELY AFFECT THE
COMPANY

     A substantial portion of the revenue of Alternative Managers is based upon performance-driven incentive compensation whereby the Alternative Manager receives a percentage of any return to investors, usually on a cumulative basis, and only after any prior underperformance has been recouped and sometimes only if the incremental return exceeds a specified minimum level. If the Alternative Manager's investment performance does not exceed the applicable requirements during a particular period, no incentive performance fee is earned for that period. Accordingly, revenues from incentive compensation can vary substantially from year to year depending upon investment performance. Because the Company's revenues consist largely of the Preferred Revenue Shares received from the Affiliated Firms, a failure by the Affiliated Firms to earn performance fees would adversely effect the Preferred Revenue Shares and, accordingly, could reduce the Company's profitability. Volatility in the quarterly or annual performance of the Affiliated Firms would result in similar fluctuations in the Company's quarterly or annual revenues and income. Significant fluctuations in the Company's revenues and income could adversely affect the price of the Common Stock. Although management intends to diversify the Company's investments in Affiliated Firms across a broad range of investment strategies which are not highly correlated so as to increase the likelihood of achieving more consistent revenues, there can be no assurance that the acquisition strategy or such diversification will successfully insulate the Company from volatility in its revenue stream. An Affiliated Firm's historical returns also may not be indicative of future performance.

GROWTH OF ASSETS UNDER MANAGEMENT MAY NOT OCCUR

     The Company's growth also depends on increasing the assets managed by the Affiliated Firms and the revenues they derive from managing assets. Growth in assets under management is principally achieved through attracting new investors, additional investments by existing investors and achieving increases in portfolio value as a result of positive investment return. There can be no assurance that Asset Alliance or the Affiliated Firms will succeed in attracting new assets, retaining those assets presently under management or achieving portfolio growth through investment performance. Unfavorable investment performance could impair the Affiliated Firms' and the Company's ability to attract new assets and retain present investors. Unfavorable investment performance by the Affiliated Firms or relative underperformance of the Company's Common Stock could also cause Alternative Managers to become less receptive to an investment by the Company. Furthermore, the investment strategies utilized by the Affiliated Firms may be less successful at higher asset levels, leading the Affiliated Firms to limit their growth or to experience lower revenue growth than asset growth. See "-- The Performance of the Company and the Affiliated Firms May Be Adversely

Affected by Economic and Market Conditions" and "-- The Business of the Affiliated Firms is Highly Competitive and the Business of the Company is Becoming Competitive."

THE PERFORMANCE OF THE COMPANY AND THE AFFILIATED FIRMS MAY BE ADVERSELY AFFECTED BY ECONOMIC AND MARKET CONDITIONS

     The Affiliated Firms offer a range of investment management services and styles primarily to private investment funds, institutional investors and high net-worth investors. Across all of the Affiliated Firms, the Company operates in a number of sectors within the alternative investment segment of the investment management industry. Consequently, the Company's revenues are directly affected by conditions in the financial and securities markets.

     The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. For example, between January 1, 1992 and December 31, 1997, the Standard & Poor's 500 Index (the "S&P 500") appreciated at a compound annual rate in excess of 17% and the Lehman Long Bond Index appreciated at a compound annual growth rate in excess of 10%. According to Van Hedge Fund Advisors, Inc., a leading data source for the alternative investment management industry, aggregate assets under management of Alternative Managers grew at a compound annual rate of approximately 33% during the same period. The financial markets and businesses operating in the securities industry, however, can be highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of the Company. There can be no assurance that broader market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a decline in performance by the Affiliated Firms and may adversely affect assets under management and/or fees at the Affiliated Firm level, which would reduce the Preferred Revenue Shares and, therefore, the Company's revenues.

     Alternative Managers also typically use leverage as part of their investment strategy. The use of leverage and other investment techniques may magnify the effect of any underperformance or overperformance.

THE COMPANY AND THE AFFILIATED FIRMS RELY ON KEY MANAGEMENT PERSONNEL WHOSE CONTINUED SERVICE CANNOT BE ASSURED

     The Company's success depends to a significant degree upon its growth strategy, which, in turn, depends on the continuing contributions of its key management personnel. In particular, the Company would be materially and adversely affected if it were to lose the services of Bruce H. Lipnick, its President, Chief Executive Officer and Chairman of the Board of Directors, and Arnold L. Mintz, its Executive Vice President, Chief Operating Officer and a member of the Board of Directors, who each play an important role in identifying suitable investment opportunities for the Company and in structuring and negotiating the terms of the Company's investments in Alternative Managers. Messrs. Lipnick and Mintz are subject to five-year employment and non-compete agreements with the Company.

     The Affiliated Firms are dependent upon their individual Principals. Individual Principals of the Affiliated Firms often have regular direct contact with particular clients and investors, which can lead to a strong client relationship based on a client's trust in a certain Principal. The loss of a Principal of an Affiliated Firm could jeopardize the Affiliated Firm's relationships with its clients and lead to the loss of client accounts at such Affiliated Firm or of investors in pooled products managed by such Affiliated Firm. Such losses could have an adverse effect on the results of operations and financial condition of the Affiliated Firm and the Company. The Principals are subject to long-term employment and non-compete agreements with the related Affiliated Firms of which the Company is a third-party beneficiary.

     Although the Company and the Affiliated Firms use a combination of economic incentives, employment agreements and non-competition agreements as a means of seeking to retain key management personnel at the Company and the Affiliated Firms, there can be no assurance that such personnel will remain with their respective entities. The loss of key management personnel or an inability to attract, retain and motivate sufficient numbers of qualified management personnel on the part of the Company or the Affiliated Firms would adversely affect the Company's business.

AFFILIATED FIRM AUTONOMY COULD ADVERSELY AFFECT THE COMPANY

     Asset Alliance generally has limited ability to influence the Principals' day-to-day decisions, policies and strategies in respect of the Affiliated Firms, including in those cases where an Affiliated Firm may be experiencing operational difficulties. Although Asset Alliance retains the authority to prevent and cause certain types of activities by the Affiliated Firms, has veto rights regarding significant business decisions and can assert greater control in certain situations or upon payment of a substantial penalty by the Company, the Principals are authorized to manage and conduct the day-to-day operations of the Affiliated Firms. An Affiliated Firm's non-compliance with regulatory requirements or the occurrence of other events that Asset Alliance might detect if it operated the business of the Affiliated Firms itself may not be detected by Asset Alliance as quickly, if at all, which may subsequently adversely affect the Company's financial condition and results of operations. See "-- The Business of the Affiliated Firms is Highly Regulated" and "Business -- Innovative Structure -- Operational Autonomy of Affiliated Firms."

THE BUSINESS OF THE AFFILIATED FIRMS IS HIGHLY REGULATED

     The business of the Affiliated Firms is highly regulated. An Affiliated Firm's failure to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions, including revocation of an Affiliated Firm's registration as an investment adviser or broker-dealer (where applicable). Such actions could materially and adversely affect the Company. Applicable federal laws include the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Asset Alliance itself does not manage investments for clients, does not provide any investment management services and, therefore, is not registered as an investment adviser under federal or state law. See "Business -- Regulation."

     In addition, the regulatory environment with respect to Alternative Managers is continually changing. Regulatory changes, including changes in the tax laws, the Advisers Act and the Investment Company Act of 1940, as amended (the "Investment Company Act"), could have the effect of limiting the ability of the Company and the Affiliated Firms to attract new assets or retain assets under management. Accordingly, such changes could materially and adversely affect the Company.

THE BUSINESS OF THE AFFILIATED FIRMS IS HIGHLY COMPETITIVE AND THE BUSINESS OF THE COMPANY IS BECOMING COMPETITIVE

     The Company believes the market for acquisitions of Alternative Managers to be a developing market which presently involves few competitors. The Company is aware of other holding companies which have been organized to invest in or acquire Alternative Managers but these firms have engaged in limited activities to date. Nonetheless, the Company views these firms as among its potential competitors. In addition, numerous other companies, both privately and publicly held, including commercial and investment banks, insurance companies, and investment management firms, many of which have longer established operating histories and significantly greater resources than the Company, make investments in and acquire investment management firms. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors will not enter the market or that such competition will not make it more difficult or impracticable for the Company to make investments in Alternative Managers. See "Business -- Industry Focus" and "-- Competition."

     The investment management business also is highly competitive. Each of the Affiliated Firms competes with a broad range of investment managers for client assets, including public and private investment advisers as well as affiliates of securities broker-dealers, banks, insurance companies and other Alternative Managers. Many of the Affiliated Firms' competitors and potential competitors have greater resources and assets under management than any of the Affiliated Firms or the Affiliated Firms and the Company combined. In addition, there are relatively few barriers to entry into the alternative investment management business by new Alternative Managers. The Company believes that each Affiliated Firm's ability to compete effectively with Alternative Managers and other investment management firms is primarily dependent upon the Affiliated Firm's investment strategies, level of investment performance and the reputation of its Principals. Of lesser importance are fee levels, client service and marketing and distribution. There can be no assurance that the

Affiliated Firms will be able to achieve favorable investment performance or retain their existing clients. See "Business -- Competition."

THE COMPANY MAY BE EXPOSED TO LIABILITIES INCURRED BY THE AFFILIATED FIRMS

     The Company generally has the contractual right to exercise control over an Affiliated Firm under specified circumstances. In addition, with respect to certain existing Affiliated Firms organized as limited liability companies, the Company acts as a managing member. Consequently, the Company potentially could be held liable, as a control person, for certain acts of the Affiliated Firms, the Principals or their employees. The Company and each of the Affiliated Firms maintain general liability insurance in amounts which the Company and the Principals consider appropriate. There can be no assurance, however, that a claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and will meet its obligations to provide coverage, or that such coverage will continue to be available with sufficient limits or at a reasonable cost. A judgment against any of the Affiliated Firms or the Company in excess of available insurance coverage could have a material adverse effect on the Company.

THE COMPANY'S QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY

     The Affiliated Firms' revenues from incentive compensation may vary substantially from one period to another and result in more volatile revenues to the Company than is characteristic of other asset management holding companies. The Company's quarterly results of operations may fluctuate significantly from quarter to quarter as a result of the foregoing and other factors, including fluctuations in the various markets in which the Affiliated Firms invest and general economic conditions. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent quarter or for a full year. Fluctuations in the Company's quarterly results of operations may adversely affect the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Accounting Considerations."

FUTURE FINANCINGS COULD ADVERSELY AFFECT THE COMPANY AND ITS STOCKHOLDERS

     The Company's acquisitions of preferred interests in Alternative Managers require substantial capital investments. Although the Company believes that the proceeds of the Offering together with its existing cash resources and cash flow from operations will be sufficient to meet the Company's working capital needs for normal operations for the foreseeable future, these sources of capital are not expected to be sufficient to enable the Company to pursue its anticipated acquisition activities on a long-term basis. Therefore, the Company will likely need to raise capital through the incurrence of additional long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions in order to complete additional acquisitions. This could result in dilution of the equity of existing stockholders, increased interest expense or decreased net income. In addition, significant capital requirements associated with its investments may impair the Company's ability to pay dividends (although the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future). There can be no assurance that acceptable financing for future investments can be obtained on suitable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

USE OF DEBT TO FINANCE ACQUISITIONS COULD ADVERSELY AFFECT THE COMPANY

     Upon completion of the Offering and assuming the application of a portion of the net proceeds of the Offering to repay all indebtedness to be outstanding under the Credit Agreement, the Company will not have any borrowing capacity available under the Credit Agreement. The Company anticipates that it will incur indebtedness in addition to the outstanding indebtedness under the Credit Agreement in connection with future acquisitions of preferred interests in Alternative Managers. There can be no assurance, however, that the Company will succeed in obtaining any additional financing, and the Company cannot predict at this time the terms of such financing, if obtained. The Company is and will be subject to risks normally associated with debt financing. Accordingly, the Company is and will be subject to the risk that a substantial portion of the Company's cash flow may be required to be dedicated to the payment of the Company's debt service obligations or even that its cash flow will be insufficient to meet required payments of principal and interest. The failure to make any required debt service payments or to comply with any restrictive or financial covenants contained in the Credit Agreement or any other debt instrument could give rise to a default permitting acceleration of the debt under such instrument as well as debt under other instruments that contain cross-acceleration or cross-default provisions, which could have an adverse effect on the Company's financial condition and prospects. The Company's borrowings under the Credit Agreement may be used only to acquire preferred interests in Alternative Managers. The Company's borrowings are collateralized by the pledge of all of the Company's interests in each Affiliated Firm acquired with such borrowings. The Company has utilized borrowings under the Credit Agreement to finance the cash portion of the Bricoleur Acquisition and intends to use borrowings under the Credit Agreement to finance a part of the cash portion of the purchase price for the JMG-Pacific Acquisition. Investments in Bricoleur and JMG-Pacific in the aggregate represent in excess of 69% of the Company's assets at December 31, 1997 on a pro forma basis. The Credit Agreement contains, and future debt instruments may contain, restrictive covenants that could limit the Company's ability to obtain additional debt financing and thereby could adversely affect the Company's ability to make future acquisitions of Alternative Managers. The Credit Agreement also restricts the Company and its subsidiaries from incurring material indebtedness, incurring liens, disposing of assets and engaging in extraordinary transactions. The Company is required to comply with certain financial covenants under the Credit Agreement on an ongoing basis, with which the Company is currently in compliance. Compliance with such financial covenants could have the effect of constructively limiting the Company's ability to pay dividends and other distributions to stockholders (although the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future). In addition, indebtedness under the Credit Agreement bears interest at variable rates and future indebtedness may also bear interest at variable rates. An increase in interest rates on such indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and ability to meet its debt service obligations. The Company also intends to incur the Citco Loan to finance part of the cash portion of the purchase price for the JMG-Pacific Acquisition. The Citco Loan is expected to be repaid from the net proceeds of the Offering. See "Use of Proceeds."

THE COMPANY COULD BE ADVERSELY AFFECTED BY WRITE-OFFS OF INVESTMENTS IN AFFILIATED FIRMS

     On a pro forma basis at December 31, 1997, the Company's total assets were approximately $147.9 million, of which approximately $137.8 million were investments in Affiliated Firms and amounts allocated to contracts or other intangibles. There can be no assurance that the value of such assets will ever be realized by the Company. The contracts and other assets are being amortized on a straight-line basis over periods ranging from seven to twenty years. Pro forma amortization for all investments in Affiliated Firms to date would have resulted in a charge to operations of approximately $10.0 million for the year ended December 31, 1997. The Company evaluates each investment and establishes appropriate amortization periods based on the underlying facts and circumstances. Subsequent to each investment, the Company reevaluates, on a regular basis, such facts and circumstances to determine if the investments continue to be realizable and if the amortization period continues to be appropriate. Although at December 31, 1997, the net unamortized balance of amounts allocated to contracts and other intangible assets is not considered to be impaired, any future determination requiring the accelerated write-off of a significant portion of the Company's investments would adversely affect the Company's results of operations and financial position. In addition, the Company intends to acquire preferred interests in additional Alternative Managers in the future. While these firms are expected to contribute additional revenue to the Company, such investments also will result in the recognition of additional amortizable assets which will cause further increases in amortization expense.

THE COMPANY COULD BE ADVERSELY AFFECTED BY LIMITATIONS ON PAYMENT OF DISTRIBUTIONS BY AFFILIATED FIRMS

     Asset Alliance's agreements with the Affiliated Firms contain provisions pursuant to which each Affiliated Firm has agreed to pay the Preferred Revenue Shares to Asset Alliance. There can be no assurance, however, that distributions of the Preferred Revenue Shares will always be made by the Affiliated Firms or as to the amounts or timing of any such distributions. See
"Business -- Innovative Structure -- Revenue Sharing Arrangements." The Organizational Documents (as hereinafter defined) of each Affiliated Firm generally requires the Affiliated Firm to cover expenses of the business and compensation of the Principals from amounts remaining after distribution of the Preferred Revenue Share to the Company. However, the payment of the Preferred Revenue Share to Asset Alliance may be subject to limitations under the laws of the jurisdiction of organization of the Affiliated Firm, regulatory requirements, claims of creditors of the Affiliated Firm and applicable bankruptcy and insolvency laws.

THE COMPANY COULD BE ADVERSELY AFFECTED BY LIENS ON INTERESTS IN AFFILIATED
FIRMS

     Because Asset Alliance is structured as a holding company, substantially all of the cash flow of the Company consists of distributions of the Preferred Revenue Shares received from the Affiliated Firms. Borrowings under the Credit Agreement are secured by all of Asset Alliance's interests, including the Preferred Revenue Shares, in the Affiliated Firms acquired with borrowings under the Credit Agreement. While the Company intends to use the proceeds of the Offering to repay all indebtedness under the Credit Agreement, the Company expects that in the future it will enter into a new or replacement credit agreement which will likely have substantially similar terms to those contained in the Credit Agreement. In the event of a default under the Credit Agreement, the Lending Bank may act on its security interest to take control of all or a portion of the Preferred Revenue Shares from the Affiliated Firms. Any disruption in the Company's receipt of the Preferred Revenue Shares from the Affiliated Firms could adversely affect the Company's operations. See "-- Use of Debt to Finance Acquisitions Could Adversely Affect the Company" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ANTI-TAKEOVER PROVISIONS MAY LIMIT THE ABILITY TO EFFECT A CHANGE IN CONTROL OF THE COMPANY

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Amended and Restated By-Laws (the "By-Laws") and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company, hinder the removal of incumbent directors and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock -- Anti-Takeover Effects of Certain Provisions of the Certificate and By-Laws and of Delaware Law."

CERTAIN STOCKHOLDERS HAVE THE ABILITY TO EXERT SIGNIFICANT INFLUENCE OVER THE BUSINESS, POLICIES AND AFFAIRS OF THE COMPANY

     After giving effect to the sale of the shares of Common Stock sold in the Offering, AJG, the Citco Group, members of senior management of the Company and
the Principals will beneficially own in the aggregate approximately      %,
     %,      % and      %, respectively, of the outstanding Common Stock. Upon
consummation of the Offering, there will be no agreements among such persons relating to the voting of the Common Stock or otherwise relating to corporate governance issues. If such persons were to vote their shares together, these persons would have the power to elect the Board of Directors of the Company and to approve any action requiring stockholder approval, including the adoption of amendments to the Company's Certificate and the approval of sales of all or substantially all of the Company's assets. This control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock. See "Certain Relationships and Related Party Transactions," "Principal Stockholders" and "Shares Eligible for Future Sale."

PURCHASERS OF COMMON STOCK IN THE OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price will be substantially higher than the pro forma net tangible book value (deficit) per share of the Company which, as of December 31, 1997, was ($10.55). Purchasers of the shares of Common Stock sold in the Offering will experience immediate and substantial pro forma net tangible
book value dilution of $     per share (assuming an initial public offering
price of $     per share). See "Dilution."

LACK OF A PRIOR MARKET, EQUITY MARKET CONDITIONS AND SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE TRADING PRICE OF THE COMMON STOCK

  No Prior Market; Volatility

     Before the Offering, there has been no public market for the Common Stock. No assurance can be given that an active trading market will develop or be sustained in the future or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriting." From time to time after the Offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the financial markets, or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of the Common Stock. See
"Business -- Industry Focus" and "-- Acquisition Criteria."

  Shares Eligible for Future Sale

     Sales of a substantial number of shares of Common Stock in the public market or the perception that such sales could occur could adversely affect prevailing market prices for the Common Stock. Upon consummation of the
Offering, the Company will have           shares of Common Stock
(                    shares if the Underwriters' over-allotment option is
exercised in full) outstanding. Of these shares, the           shares of Common
Stock to be sold in the Offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of the Company. In addition, as of the date of this Prospectus, the Company had outstanding (i) options to purchase 784,594 shares of Common Stock, of which options to purchase 336,926 shares are currently exercisable, (ii) warrants to purchase 957,500 shares of Common Stock, all of which are currently exercisable, and (iii)
$          aggregate principal amount of subordinated convertible debentures
which are convertible into           shares of Common Stock. In connection with
the MET Acquisition, the Company expects to issue $17.85 million aggregate principal amount of subordinated convertible debentures which are initially convertible into 1,785,000 shares of Common Stock. In connection with the Offering, the Company and each of the Company's officers, directors and stockholders have agreed not to dispose of, subject to certain exceptions, any shares of Common Stock for a period of 270 days from the date of this Prospectus (the "Lockup Period") without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters. Upon expiration of the Lockup Period, the
Company believes             shares will be eligible for sale in the public
market subject to compliance with the volume limitations and other restrictions of Rule 144 under the Securities Act ("Rule 144"). In connection with the Company's acquisitions, certain Principals holding an aggregate of approximately shares of Common Stock (the "Principal Shares") have entered into agreements with the Company which prohibit them, subject to certain exceptions, from disposing of some or all of the Principal Shares for periods of up to five years from the date such Principal Shares were issued to them by the Company (collectively, the "Company Lockup Periods"). The Company Lockup Periods will expire at various times after February 2000. Upon expiration of the Company Lockup Periods, the applicable Principal Shares will become eligible for sale in the public market under Rule 144. If stockholders should sell or otherwise dispose of a substantial amount of shares of Common Stock in the public market, the prevailing market price could be adversely affected. See "Shares Eligible For Future Sale."

  Registration Rights

     The holders of 5,870,500 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public, and the holders of an additional 10,231,048 shares of Common Stock have the right to include all or a portion of their shares in certain circumstances in a registration statement filed by the Company. These registration rights may enable such holders to publicly sell shares of Common Stock which would otherwise be ineligible for sale in the public market. After the Offering, the Company also intends to register all of the shares of Common Stock issuable under the 1996 Plan. See "Management -- Compensation, Benefit and Retirement Plans." The sale of a substantial number of shares of Common Stock into the public market following the Offering, or the availability of such shares for future sale, could adversely affect the market price for the Common Stock and could impair the Company's ability to obtain additional capital in the future through an offering of equity securities should it desire to do so. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

     The Company intends to use approximately $30 million of the net proceeds of the Offering to repay all indebtedness to be outstanding under the Credit Agreement. Borrowings under the Credit Agreement mature in February 2003, are secured by all of the Company's interests in the Affiliated Firms acquired with such borrowings and bear interest at a variable rate (7.1% per annum at March 15, 1998). Borrowings under the Credit Agreement were used to pay the cash portion of the purchase price for the Bricoleur Acquisition and will be used to finance a part of the cash portion of the purchase price for the JMG-Pacific Acquisition. In addition, the Company intends to use approximately $5 million of the net proceeds of the Offering to repay the Citco Loan to be incurred to finance a part of the cash portion of the purchase price for the JMG-Pacific Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company also intends to use approximately $17.85 million of the net proceeds of the Offering to finance the cash portion of the purchase price for the MET Acquisition. The closing of the MET Acquisition is subject to customary closing conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent and Pending Acquisitions."

     The balance of the net proceeds of the Offering will be used for working capital and general corporate purposes, including future acquisitions of preferred interests in Alternative Managers. Although the Company regularly reviews acquisition prospects that would augment or complement the Company's existing holdings, the Company does not presently have any agreement with respect to any additional acquisitions.

     Pending the use of the net proceeds as described above, the net proceeds will be invested in short-term, investment grade securities.

                                DIVIDEND POLICY

     The Company has not declared or paid cash dividends on the Common Stock. The Company does not anticipate declaring or paying cash dividends in the foreseeable future and currently intends to retain any future earnings for reinvestment in its business. In addition, certain restrictions in the Credit Agreement may act to limit the Company's ability to pay dividends. Under the Credit Agreement, the Company is required to comply with certain financial covenants on an ongoing basis, with which the Company is currently in compliance. Compliance with such covenants could have the effect of constructively limiting the Company's ability to pay dividends and other distributions to stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Any future determination to declare or pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, restrictions contained in the Credit Agreement, capital requirements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth: (i) the actual capitalization of the Company at December 31, 1997; (ii) the pro forma capitalization as of such date after giving effect to the Bricoleur, JMG-Pacific and MET Acquisitions, the borrowings under the Credit Agreement and the Citco Loan; and (iii) such pro forma capitalization as adjusted to give effect to the sale of the shares of Common Stock in the Offering (at an assumed initial public offering price of
$          per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                                      DECEMBER 31, 1997
                                                           ----------------------------------------
                                                                                         PRO FORMA
                                                           ACTUAL       PRO FORMA       AS ADJUSTED
                                                           -------    --------------    -----------
                                                                      (IN THOUSANDS)
Long-term debt, including current maturities.............  $ 3,290       $104,696(1)      $
Minority interest........................................       19             19
                                                           -------       --------         -------
Stockholders' equity(2)(3):
  Series A Preferred Stock, $0.01 par value; 100,000
     shares authorized, 100,000 shares issued and
     outstanding (aggregate liquidation value of
     $2,500,000), actual and pro forma; none issued and
     outstanding, pro forma as adjusted..................        1              1
  Series B Preferred Stock, $0.01 par value; 100,000
     shares authorized, 100,000 shares issued and
     outstanding (aggregate liquidation value of
     $10,000,000), actual and pro forma; none issued and
     outstanding, pro forma as adjusted..................        1              1
  Common Stock, $0.01 par value, 100,000,000 shares
     authorized, 4,485,000 shares issued and outstanding,
     actual; 7,365,000 issued and outstanding, pro forma;
               issued and outstanding pro forma as
     adjusted............................................       45             74
     Additional paid-in capital..........................   17,487         39,141
     Retained earnings...................................      267            267
                                                           -------       --------         -------
Total stockholders' equity...............................   17,801         39,484
                                                           -------       --------         -------
Total capitalization.....................................  $21,110       $144,199         $
                                                           =======       ========         =======

---------------
(1) Includes the Assumed Indebtedness.

(2) Excludes (i) 628,000 shares of Common Stock reserved for issuance under options outstanding under the 1996 Plan, of which 223,332 shares are currently issuable upon the exercise of outstanding stock options with exercise prices ranging from $2.86 to $10.00, (ii) 156,594 shares of Common Stock reserved for issuance under options outstanding which were granted other than under the 1996 Plan, of which 113,594 shares are currently issuable upon the exercise of outstanding stock options with exercise prices
    ranging from $5.00 to $10.00, (iii)           shares of Common Stock
    reserved for issuance upon conversion of an aggregate of $
    principal amount of subordinated convertible debentures with conversion
    prices ranging from $          to $          and (iv) 957,500 shares of
    Common Stock reserved for issuance upon the exercise of warrants (including 175,000 warrants issuable upon the conversion of the Series A Preferred Stock upon consummation of the Offering) with exercise prices ranging from $5.00 to $12.50. See "Management -- Compensation, Benefit and Retirement Plans" and "Description of Capital Stock -- Authorized and Outstanding Capital Stock."

(3) Upon the consummation of the Offering and the conversion of the Series A Preferred Stock and the Series B Preferred Stock, the Company will be authorized to issue 20,000,000 shares of undesignated Preferred Stock, $0.01 par value per share, none of which will be issued and outstanding. See "Description of Capital Stock -- Preferred Stock."

                                    DILUTION

     The unaudited pro forma net tangible book value (deficit) of the Common Stock at December 31, 1997 after giving effect to the Bricoleur, JMG-Pacific and MET Acquisitions was ($97.5 million), or ($10.55) per share. After giving effect
to the sale of the           shares of Common Stock in the Offering at an
assumed initial public offering price of $          per share (before deducting
the underwriting discounts and commissions and estimated offering expenses), and applying the estimated net proceeds therefrom as set forth in "Use of Proceeds," the pro forma net tangible book value of the Company at December 31, 1997 would
have been $     million, or $          per share. This represents an immediate
increase in net tangible book value of $          per share to the Company's
existing stockholders and an immediate dilution in net tangible book value of
$          per share to purchasers of Common Stock in the Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............             $
     Pro forma net tangible book value (deficit) per share
       before the Offering..................................  $(10.55)
     Increase in pro forma net tangible book value per share
       attributable to the Offering.........................
                                                              -------
Pro forma net tangible book value (deficit) per share after
  the Offering..............................................                   ()
                                                                         -------
Dilution in pro forma net tangible book value (deficit) per
  share to new investors....................................             $
                                                                         =======

     Assuming the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value at December 31, 1997 would be $
million or $          per share, the immediate increase in pro forma net
tangible book value of shares owned by existing stockholders would be
$          per share, and the immediate dilution to purchasers of shares of
Common Stock in the Offering would be $          per share.

     The following table summarizes, at December 31, 1997, after giving effect to the sale of the shares of Common Stock in the Offering at an assumed initial
public offering price of $          per share, (i) the number and percentage of
shares of Common Stock purchased from the Company, (ii) the total cash consideration paid for the Common Stock and (iii) the average price per share of Common Stock paid by existing stockholders and to be paid by purchasers of the Common Stock in the Offering:

                                                                             TOTAL
                                                   SHARES OWNED          CONSIDERATION
                                                -------------------   -------------------   AVERAGE PRICE
                                                NUMBER   PERCENTAGE   AMOUNT   PERCENTAGE     PER SHARE
                                                ------   ----------   ------   ----------   -------------
Existing stockholders(1)......................
New investors.................................
          Total...............................

---------------
(1) Excludes (i) 628,000 shares of Common Stock reserved for issuance under options outstanding under the 1996 Plan, of which 223,332 shares are currently issuable upon the exercise of outstanding stock options with exercise prices ranging from $2.86 to $10.00, (ii) 156,594 shares of Common Stock reserved for issuance under options outstanding which were granted other than under the 1996 Plan, of which 113,594 shares are currently issuable upon exercise of outstanding stock options with exercise prices
    ranging from $5.00 to $10.00, (iii)           shares of Common Stock
    reserved for issuance upon conversion of an aggregate of $
    principal amount of subordinated convertible debentures with conversion
    prices ranging from $          to $          and (iv) 957,500 shares of
    Common Stock reserved for issuance upon the exercise of warrants (including 175,000 warrants issuable upon the conversion of the Series A Preferred Stock upon consummation of the Offering) with exercise prices ranging from $5.00 to $12.50. See "Management -- Compensation, Benefit and Retirement Plans" and "Description of Capital Stock -- Authorized and Outstanding Capital Stock." To the extent outstanding stock options, warrants or subordinated convertible debentures are exercised or converted, as the case may be, there will be further dilution to new investors.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical consolidated statement of operations data and balance sheet data set forth below are derived in the relevant periods from the consolidated financial statements and the notes thereto of the Company. The Company's consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, as of December 31, 1996 and 1997, and for the period from February 1, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997, and are included elsewhere in this Prospectus, together with the report of Ernst & Young LLP thereon. This selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                  PERIOD FROM
                                                                FEBRUARY 1, 1996
                                                              (DATE OF INCEPTION)      YEAR ENDED
                                                                TO DECEMBER 31,       DECEMBER 31,
                                                                      1996                1997
                                                              --------------------    -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA
                                                                   AND AS OTHERWISE INDICATED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Management and incentive fees (including equity interests
     from preferred revenue share)..........................         $  914              $ 7,923
  Portion of equity interest from amortization of
     acquisition costs allocated to contracts...............            (22)                (201)
  Other.....................................................             86                  339
                                                                     ------              -------
Net revenues................................................            978                8,061
                                                                     ------              -------
Expenses:
  Sub-advisory fee..........................................            529                4,864
  Compensation and related expenses.........................            297                1,412
  Other operating expenses..................................            228                  900
                                                                     ------              -------
  Total expenses............................................          1,054                7,176
                                                                     ------              -------
Operating (loss) income.....................................            (76)                 885
Interest income, net........................................             55                   36
                                                                     ------              -------
Income (loss) before income taxes...........................            (21)                 922
Provision for income taxes..................................             38                  357
                                                                     ------
Net (loss) income...........................................            (59)                 564
Preferred stock dividend requirement........................             60                  125
                                                                     ------              -------
Net (loss) income available to common stockholders..........         $ (119)             $   439
                                                                     ======              =======
Net (loss) income per share available to common
  stockholders:
  Basic.....................................................         $(0.03)             $  0.10
                                                                     ======              =======
  Diluted...................................................         $(0.03)             $  0.09
                                                                     ======              =======
Shares used to compute net income (loss) per share:
  Basic.....................................................          3,837                4,471
                                                                     ======              =======
  Diluted...................................................          3,837                4,631
                                                                     ======              =======
OTHER FINANCIAL DATA:
Assets under management (at period end,
  in millions)..............................................         $  282              $   377
EBITDA(1)...................................................             51                1,285
                                                                     ------              -------
EBITDA as adjusted(2).......................................             --                  852
Cash flow used in operating activities......................         (2,734)              (1,732)
Cash flow used in investing activities......................           (877)              (1,124)
Cash flow from financing activities.........................          6,834               11,802

                                                                DECEMBER 31,
                                                               1996      1997
                                                              ------    -------
BALANCE SHEET DATA:
Current assets..............................................  $6,518    $20,629
Investments in equity interests from preferred revenue
  share.....................................................   1,921      3,956
Total assets................................................   8,696     24,822
Current liabilities.........................................     720      4,237
Long-term debt..............................................     750      2,690
Total liabilities...........................................   1,493      7,021
Total stockholders' equity..................................   7,203     17,801

---------------
(1) EBITDA represents earnings before interest, income taxes, depreciation, amortization and extraordinary items. The Company believes EBITDA may be useful to investors as an indicator of the Company's ability to service debt, to make additional acquisitions and to meet working capital requirements. EBITDA, as calculated by the Company, may not be consistent with computations of EBITDA by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

(2) EBITDA as adjusted represents earnings after interest expense and income taxes but before depreciation and amortization, extraordinary items and amortization of original issue discount on the Company's subordinated convertible debentures. The Company believes that this measure may be useful to investors as another indicator of funds available to the Company, which may be used, among other things, to make additional acquisitions and repay debt obligations. EBITDA as adjusted, as calculated by the Company, may not be consistent with computations of EBITDA as adjusted by other companies. EBITDA as adjusted is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma consolidated balance sheet at December 31, 1997 sets forth the historical consolidated balance sheet of the Company adjusted for the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition as if they had occurred as of December 31, 1997 and the related financing of such acquisitions, including (i) $30.0 million of indebtedness under the Credit Agreement, (ii) $5.0 million of indebtedness under the Citco Loan and (iii) an assumed financing of $18.4 million representing the cash portion of the purchase price for the MET Acquisition and related transaction expenses (the "Assumed Indebtedness").

     The unaudited pro forma, as adjusted, consolidated balance sheet at
December 31, 1997 further reflects (i) the sale of           shares of Common
Stock in the Offering (at an assumed initial public offering price of $     per
share) and the receipt of the estimated net proceeds therefrom, (ii) the application of such estimated net proceeds to repay the indebtedness outstanding under the Credit Agreement, the Citco Loan and the Assumed Indebtedness and
(iii) the conversion of the Series A Preferred Stock and the Series B Preferred Stock into an aggregate of 1,875,000 shares of Common Stock and a warrant to purchase 175,000 shares of Common Stock.

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 sets forth the historical consolidated results of operations of the Company adjusted for (i) the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition as if such acquisitions had occurred on January 1, 1997, (ii) amortization and depreciation of contracts and other acquired assets, (iii) increased interest costs from borrowings to finance the acquisitions, (iv) certain other increased costs related to new employment arrangements and increased rent expense and (v) the related tax effects of the above adjustments. The unaudited pro forma consolidated statement of operations does not reflect earn-out payments or purchase price adjustments with respect to the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The unaudited pro forma as adjusted consolidated statement of operations further reflects the reduction of interest expense related to (i) the Credit Agreement and the Citco Loan which are to be repaid with the net proceeds from the Offering and (ii) the Assumed Indebtedness.

     The pro forma adjustments are based on available information and upon certain assumptions that management believes are reasonable under the circumstances. Each of the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition is accounted for under the equity method of accounting. Under this method of accounting, the purchase price has been allocated to the underlying fair value of net assets acquired, including contracts and other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The unaudited pro forma consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the financial statements of Bricoleur, JMG-Pacific and MET included herein. The unaudited pro forma consolidated financial information is based on the historical data with respect to the Company and the Affiliated Firms, and is not necessarily indicative of the results that might have occurred had such transactions actually taken place at the beginning of the period specified and is not intended to be a projection of future results.

                           ASSET ALLIANCE CORPORATION

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                PRO FORMA                   OFFERING            PRO FORMA
                               HISTORICAL(A)   ADJUSTMENTS     PRO FORMA   ADJUSTMENTS         AS ADJUSTED
                               -------------   -----------     ---------   -----------         -----------
ASSETS
Current assets:
  Cash and cash
     equivalents.............     $12,172       $ (11,812)(B)  $    360      $      (I)          $
  Investment in limited
     partnerships............       3,875             750(C)      4,625
  Fees and other
     receivables.............       4,546              --         4,546
  Other current assets.......          36              --            36
                                  -------                      --------                          -------
Total current assets.........      20,629                         9,567
Investments in equity
  interests from preferred
  revenue share..............       3,956         133,856(D)    137,812
Property and
  equipment -- net...........          83             200(E)        283
Organization costs -- net....         153              --           153
Other........................           1              95(F)         96
                                  -------                      --------                          -------
          Total assets.......     $24,822                      $147,911                          $
                                  =======                      ========                          =======
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:.........     $ 4,227       $      --      $  4,227
Deferred income taxes........          27              --            27
Deferred rent................          58              --            58
Long-term debt...............       2,690         101,406(G)    104,096             (I)
Minority interest............          19              --            19
                                  -------                      --------      -------             -------
Stockholders' equity:
  Preferred stock, Series A
     Convertible
     Redeemable..............           1              --             1             (J)
  Preferred stock, Series B
     Convertible
     Redeemable..............           1              --             1             (J)
  Common stock...............          45              29(H)         74             (I)(J)(K)
  Additional paid-in
     capital.................      17,487          21,654(H)     39,141             (I)(J)(K)
  Retained earnings..........         267                           267             (I)(K)
                                  -------                      --------                          -------
          Total stockholders'
            equity...........      17,801                        39,484
                                  -------                      --------                          -------
          Total liabilities
            and stockholders'
            equity...........     $24,822                      $147,911                          $
                                  =======                      ========                          =======

                     See accompanying notes (A)-(K) to this
                unaudited pro forma consolidated balance sheet.

                           ASSET ALLIANCE CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
        (IN THOUSANDS, EXCEPT PER SHARE DATA AND AS OTHERWISE INDICATED)

                                                     PRO FORMA                    OFFERING       PRO FORMA
                                    HISTORICAL(L)   ADJUSTMENTS      PRO FORMA   ADJUSTMENTS    AS ADJUSTED
                                    -------------   -----------      ---------   -----------    -----------
Revenues:
  Management and incentive fees
     and equity interest from
     preferred revenue share......   $    7,923       $17,632(M)      $25,555      $              $
  Portion of equity interest of
     amortization costs allocated
     to contracts.................         (201)       (9,790)(N)      (9,991)
Realized and unrealized
  appreciation on investment in
  limited partnership.............          339            --             339
                                     ----------       -------         -------      ------         -------
Net revenues......................        8,061         7,842          15,903
Expenses:
  Sub-advisory fee................        4,864            --           4,864
  Compensation and related
     expenses.....................        1,412         1,303(O)        2,715
  Other operating expenses........          900           190(P)        1,090
                                     ----------       -------         -------      ------         -------
Total expenses....................        7,176         1,493           8,669
                                     ----------       -------         -------      ------         -------
Operating income..................          885         6,349           7,234
Interest income (expense) net.....           36        (6,687)(Q)      (6,651)           (V)
                                     ----------       -------         -------      ------         -------
Income before income taxes........          921          (338)            583
Provision for income taxes........          357          (135)(R)         222
                                     ----------       -------         -------      ------         -------
Net income........................          564          (203)            361
Preferred stock dividend
  requirement.....................          125           500(S)          625
                                     ----------       -------         -------      ------         -------
Net income (loss) available to
  common stockholders.............   $      439       $  (703)        $  (264)     $              $
                                     ==========       =======         =======      ======         =======
Net income (loss) per share
  available to common
  stockholders(W):
  Basic...........................   $     0.10                       $ (0.04)                    $
                                     ==========                       =======                     =======
  Diluted.........................   $     0.09                       $ (0.04)                    $
                                     ==========                       =======                     =======
Shares used to compute net income
  (loss) per share:
  Basic...........................        4,471                         7,351
                                     ==========                       =======                     =======
  Diluted.........................        4,631                         7,351
                                     ==========                       =======                     =======
Assets under management (at period
  end, in millions)...............   $      391                       $ 1,191
                                     ==========                       =======
EBITDA (T)........................   $    1,285                       $17,452                     $
                                     ==========                       =======                     =======
EBITDA as adjusted (U)............   $      852                       $11,565                     $
                                     ==========                       =======                     =======

                     See accompanying notes (L)-(W) to this
           unaudited pro forma consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(A) Represents the historical consolidated balance sheet of the Company at December 31, 1997.

(B) Reflects the cash portion of the purchase price for the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition, net of
     (i) borrowings under the Credit Agreement, the Citco Loan and the Assumed Indebtedness, (ii) cash acquired in the Bricoleur Acquisition and (iii) financing costs associated with the Credit Agreement and the Citco Loan, as detailed in the following table:

Cash used in acquisitions...................................  $(66,657,000)
Cash used to pay for financing costs........................       (12,000)
Cash from borrowings........................................    53,357,000
Cash acquired in the Bricoleur Acquisition..................     1,500,000
                                                              ------------
Pro forma adjustment to cash................................  $(11,812,000)
                                                              ============

(C) Represents investment in limited partnership acquired in the Bricoleur Acquisition.

(D) Reflects the purchase price for the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition, inclusive of estimated transaction costs as follows:

                                                               SUBORDINATED         COMMON STOCK
                                                               CONVERTIBLE    ------------------------
                                   INVESTMENT       CASH        DEBENTURES      SHARES        VALUE
                                  ------------   -----------   ------------   ----------   -----------
     Bricoleur Acquisition......  $ 45,150,000   $17,700,000   $ 5,850,000     2,880,000   $21,600,000
     JMG-Pacific Acquisition....    57,602,000    30,600,000    27,002,000            --            --
     MET Acquisition............    33,554,000    18,357,000    15,197,000            --            --
                                  ------------   -----------   -----------    ----------   -----------
                                   136,306,000   $66,657,000   $48,049,000     2,880,000   $21,600,000
                                  ------------   ===========   ===========    ==========   ===========
     Cash acquired in the
       Bricoleur Acquisition....    (1,500,000)
     Investment in limited
       partnership acquired in
       the Bricoleur
       Acquisition..............      (750,000)
     Property and
       equipment -- net acquired
       in the Bricoleur
       Acquisition..............      (200,000)
                                  ------------
     Pro forma adjustment to
       investments in equity
       interests from preferred
       revenue share............  $133,856,000
                                  ============

(E) Represents property and equipment -- net acquired in the Bricoleur Acquisition.

(F) Represents (i) capitalized financing costs associated with the Credit Agreement and the Citco Loan of $12,000 and (ii) the value of 10,000 warrants to purchase shares of Common Stock issued in connection with the Credit Agreement and 17,500 warrants to purchase shares of Common Stock issued in connection with the Citco Loan, with an estimated value of $3.00 per warrant.

(G) Represents (i) $30.0 million of indebtedness under the Credit Agreement,
    (ii) $5.0 million of indebtedness under the Citco Loan, (iii) $18.4 million of Assumed Indebtedness, and (iv) an aggregate of $48.0 million of subordinated convertible debentures issued in connection with the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition (see note
    (D)).

(H) Represents the issuance of (i) 2,880,000 shares of Common Stock as part of the purchase price for the Bricoleur Acquisition valued at $21.6 million (see note (D)) and (ii) the value of 10,000 warrants to purchase shares of Common Stock issued in connection with the Credit Agreement and 17,500 warrants to purchase shares of Common Stock issued in connection with the Citco Loan, with an estimated value of $3.00 per warrant.

(I)  Reflects net proceeds of $          from the Offering, the repayment of
     indebtedness outstanding under the Credit Agreement, the Citco Loan and the Assumed Indebtedness and the write-off of financing costs related to such debt (see Note (E)).

(J) Reflects the conversion of the Series A Preferred Stock and the Series B Preferred Stock into 1,875,000 shares of Common Stock and 175,000 warrants to purchase shares of Common Stock.

(K) Reflects $          representing a non-recurring charge related to the
    repricing of certain stock options upon the consummation of the Offering to one-half the public offering price per share.

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(L) Reflects the historical consolidated statement of operations of the Company for the year ended December 31, 1997.

(M) Represents the sum of (i) 50% of the management and incentive fees earned by Bricoleur (including 50% of the $1,601,510 earned by the Principals of Bricoleur for acting as a sub-advisor to JIB Associates, which fees will be considered as earned by Bricoleur under the Organizational Documents (as defined herein) for Bricoleur) for the year ended December 31, 1997, (ii) 50% of the management and incentive fees earned by JMG-Pacific for the year ended December 31, 1997 and (iii) 40% of the management and incentive fees earned by MET for the year ended December 31, 1997, as follows:

                                                           EQUITY INTEREST FROM
                                                         PREFERRED REVENUE SHARE
                                                       ----------------------------
Bricoleur............................................          $ 6,198,000
JMG-Pacific..........................................            5,969,000
MET..................................................            5,465,000
                                                               -----------
                                                               $17,632,000
                                                               ===========

(N) Reflects the increase in amortization of intangible assets in connection with the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition being amortized over periods from seven to twenty years, as detailed in the following tables:

                                                                   AMORTIZATION       ANNUAL
                                                                      PERIOD       AMORTIZATION
                                                                     IN YEARS        EXPENSE
                                                                   ------------    ------------
     BRICOLEUR
     Contracts          25%......................  $ 10,675,000          7          $1,525,000
     Goodwill          75%.......................    32,025,000         20           1,601,000
                                                   ------------                     ----------
                                                   $ 42,700,000                     $3,126,000
                                                   ============                     ==========

                                                                   AMORTIZATION       ANNUAL
                                                                      PERIOD       AMORTIZATION
                                                                     IN YEARS        EXPENSE
                                                                   ------------    ------------
     JMG-PACIFIC
     Contracts          25%......................  $ 14,367,000          7          $2,052,000
     Goodwill          75%.......................    43,101,000         20           2,155,000
                                                   ------------                     ----------
                                                   $ 57,468,000                     $4,207,000
                                                   ============                     ==========

                                                                   AMORTIZATION       ANNUAL
                                                                      PERIOD       AMORTIZATION
                                                                     IN YEARS        EXPENSE
                                                                   ------------    ------------
     MET
     Contracts          25%......................  $  8,389,000          7          $1,199,000
     Goodwill          75%.......................    25,165,000         20           1,258,000
                                                   ------------                     ----------
                                                   $ 33,554,000                     $2,457,000
                                                   ============                     ==========

                                                                                     ANNUAL
                                                                                   AMORTIZATION
                                                                                     EXPENSE
     TOTALS
     Contracts...................................  $ 33,431,000                     $4,776,000
     Goodwill....................................   100,291,000                      5,014,000
                                                   ------------                     ----------
                                                   $133,722,000                     $9,790,000
                                                   ============                     ==========

(O) Reflects increased compensation to executives of the Company under new employment arrangements.

(P) Reflects (i) $162,000 in increased rent expense and (ii) $28,000 in increased depreciation of fixed assets acquired in the Bricoleur Acquisition.

(Q) Reflects the increase in interest expense in connection with indebtedness under the Credit Agreement, the Citco Loan, the Company's subordinated convertible debentures and the Assumed Indebtedness, as follows:

                          BEGINNING PRINCIPAL
                                AMOUNT          WEIGHTED AVERAGE RATE   ANNUAL INTEREST EXPENSE
                          -------------------   ---------------------   -----------------------
Credit Agreement........     $ 30,000,000               7.107%                $2,132,000
Citco Loan..............        5,000,000               8.500%                   425,000
Subordinated convertible
  debentures............       48,049,335               5.943%                 2,855,812
Assumed Indebtedness....       18,207,000               7.000%                 1,274,490
                             ------------               -----                 ----------
          Total.........     $101,256,335               6.604%                $6,687,302
                             ============               =====                 ==========

(R) Reflects the tax effect of the adjustments described in notes (M) through
    (Q).

(S)  Reflects the payment of dividends on the Series B Preferred Stock.

(T) EBITDA represents earnings before interest, income taxes, depreciation, amortization and extraordinary items. The Company believes EBITDA may be useful to investors as an indicator of the Company's ability to service debt, to make additional acquisitions and to meet working capital requirements. EBITDA, as calculated by the Company, may not be consistent with computations of EBITDA by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

(U) EBITDA as adjusted represents earnings after interest expense and income taxes but before depreciation and amortization, extraordinary items and amortization of original issue discount on the Company's subordinated convertible debentures. The Company believes that this measure may be useful to investors as another indicator of funds available to the Company, which may be used, among other things, to make additional acquisitions and repay debt obligations. EBITDA as adjusted, as calculated by the Company, may not be consistent with computations of EBITDA as adjusted by other companies. EBITDA as adjusted is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

(V) Reflects the elimination of interest expense in connection with the Credit Agreement, the Citco Loan and the Assumed Indebtedness. See Note (Q).

(W) Net income (loss) per share available to common stockholders is computed in accordance with Financial Accounting Standards Board No. 128, Earnings Per Share, which was effective as of December 31, 1997.

    Pro forma net income (loss) per share has been calculated using the weighted average shares outstanding calculated as described above after giving effect to the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition.

    Pro forma net income (loss) per share as adjusted is computed using the pro forma weighted average shares outstanding plus (i) the shares of Common Stock sold in the Offering and (ii) the shares of Common Stock and the warrants to purchase shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock upon consummation of the Offering, as if all such shares were issued at the beginning of the periods presented.

Pro forma net income (loss) per share is calculated as follows:

                                                                            PRO FORMA
                                                              PRO FORMA    AS ADJUSTED
                                                              ---------    -----------
NUMERATOR:
  Numerator for pro forma basic net income (loss) per
     share --
     Pro forma net income available to common
     stockholders...........................................   $  723        $
  Effect of dilutive securities:
     Subordinated convertible debentures issued in
     acquisitions (net interest)............................       --*
  Preferred stock dividend requirement......................       --
                                                               ------        -------
  Numerator for pro forma diluted net income (loss) per
     share..................................................   $  723        $
                                                               ======        =======
DENOMINATOR:
  Historical weighted average shares of Common Stock for
     year ended December 31, 1997...........................    4,471
  Shares issued upon conversion of Series A Preferred Stock
     and
     Series B Preferred Stock...............................       --*
  Shares issued for acquisitions............................    2,880
  Shares issued in Offering.................................       --
                                                               ------        -------
  Denominator for pro forma basic net income (loss) per
     share..................................................    7,351
  Effect of dilutive securities
     Series A Preferred Stock...............................       --*
     Stock options..........................................       --*
     Warrants...............................................       --*
     Subordinated convertible debentures....................       --*            --
                                                               ------        -------
  Denominator for pro forma diluted net income (loss) per
     share..................................................    7,351
                                                               ------        -------

---------------
*Anti-dilutive.

                                    BUSINESS

OVERVIEW

     Asset Alliance is an investment management holding company that acquires preferred interests in privately owned investment management firms specializing in alternative investment strategies ("Alternative Managers"). The Company considers Alternative Managers to be those who seek higher risk adjusted rates of return through use of hedging or other risk modifying strategies. The Company generally purchases a 50% equity interest in a given firm and is granted a preferred right to a comparable percentage of the firm's gross revenues (the "Preferred Revenue Share"). Asset Alliance's strategic focus is to acquire interests in established mid-sized Alternative Managers with assets under management ranging from $50 million to $500 million. Upon consummation of the Offering and completion of the MET Acquisition, Asset Alliance will have acquired preferred interests in six Alternative Managers with aggregate assets under management in excess of $1.25 billion. The Company's goal is to build a large and diversified family of Alternative Managers each possessing a high level of expertise in its chosen investment discipline.

     The Company was founded in February 1996 by Bruce H. Lipnick, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, and Arnold L. Mintz, the Company's Executive Vice President, Chief Operating Officer and a member of the Company's Board of Directors, and commenced operations in July 1996. Messrs. Lipnick and Mintz have been involved in the investment management and related investment services industry, with a focus on alternative investment strategies, for most of their professional careers. See
"Management -- Directors and Executive Officers."

     The field of alternative investment strategies comprises one of the fastest growing segments of the domestic investment management industry. Alternative Managers generally charge higher asset-based fees on their assets under management than do traditional investment managers and also are entitled to annual incentive performance fees or profit allocations as well. This higher level and dual source of revenues is a distinguishing and attractive characteristic of the alternative investment management business.

     Asset Alliance has developed an innovative and flexible acquisition structure which it believes aligns its strategic and financial goals with those of the principals (the "Principals") of the Alternative Managers in which it acquires an interest (the "Affiliated Firms"). Acquisitions ordinarily are structured to allocate all net income of an Affiliated Firm, after payment of the Preferred Revenue Share to the Principals, thereby permitting them to participate in the future growth of the Affiliated Firm, in which they retain a significant ownership position, and creating incentives for them to increase revenues and assets under management. As Affiliated Firms increase revenues, the Company's income from its Preferred Revenue Shares also will increase. Principals participate in and are encouraged to further the growth of the Company through ownership of Common Stock or Common Stock equivalents received as part of the consideration for the Preferred Revenue Share. Principals also may be eligible to receive incentive options to purchase Common Stock if the Affiliated Firm achieves specified revenue goals. Asset Alliance has actively encouraged and now generally requires the Principals to provide for orderly succession in the management and ownership of the Affiliated Firm in order to realize the value of their retained ownership positions. Asset Alliance itself does not provide Principals with a buy-out of their remaining ownership interest in the Affiliated Firm.

     Day-to-day management of the Affiliated Firms is delegated to the Principals while Asset Alliance retains rights of consent on major matters and the authority to appoint 50% or more of the board of managers or the board of directors, as applicable, of the Affiliated Firms in certain circumstances. The Principals retain full investment discretion with respect to their firm's assets under management. Asset Alliance provides expertise with respect to marketing and distribution services, strategic planning and administration, as well as back-office support and systems. The Company also seeks to provide new product development services for the Affiliated Firms, including the integration of existing investment products and the distribution of new products that incorporate the investment strategies of several Affiliated Firms. The Company also actively introduces the Affiliated Firms to new sources of capital and new markets for their investment products which can result in access to long-term investment capital. Asset Alliance's marketing and operational support enables the Principals to focus on their primary expertise -- portfolio management.

     The Affiliated Firms have grown rapidly in terms of revenues and assets under management since their respective inception dates. On a combined basis for the Affiliated Firms, total management and incentive performance fees have grown from $2.9 million for the year ended December 31, 1994 to $46.9 million for the year ended December 31, 1997, representing a compound annual growth rate of approximately 153%, while total assets under management have grown from $363 million as of December 31, 1994 to $1.2 billion as of December 31, 1997, representing a compound annual growth rate of 49%. On a pro forma basis for the year ended December 31, 1997, the Company had gross revenues of $25.6 million EBITDA of $17.5 million, and EBITDA as adjusted of $11.6 million. On a historical basis for the year ended December 31, 1997, the Company had gross revenues of $7.9 million, EBITDA of $1.3 million and EBITDA as adjusted of $852,000.

INDUSTRY FOCUS

     Many professional investors historically have allocated a percentage of their investment portfolio to assets other than traditional stock and bond holdings and to investment strategies other than traditional long-term investment. By investing in such "alternative" investment strategies, investors seek to diversify their holdings across investment styles whose performance is not highly correlated. Correlation generally indicates the degree to which investments are expected to experience similar results under similar conditions. Allocating assets among different asset classes and investment styles with a low degree of correlation theoretically reduces the overall risk of an investment portfolio. An increasing awareness of the potential benefits of this type of portfolio diversification and the desire to obtain risk-adjusted investment returns in excess of those available in traditional stock and bond holdings has made the alternative asset management business one of the fastest growing sectors of the domestic investment management industry.

     The Company believes that the domestic alternative investment management business currently consists of more than 3,000 Alternative Managers with aggregate assets under management in excess of $350 billion. As of December 31, 1992, there were estimated to be approximately 2,100 Alternative Managers with total net assets under management of approximately $92 billion. Thus, over the five-year period from December 31, 1992 to December 31, 1997, the total net assets under management by Alternative Managers grew at a compound annual rate in excess of 30%. Moreover, the Company believes that global assets committed to Alternative Managers also have increased significantly as foreign investors have become aware of alternative investment strategies.

     Asset Alliance expects that the market for investments in alternative investment strategies will continue to expand rapidly thereby creating increased demand for experienced Alternative Managers. The alternative asset management business as a whole remains highly fragmented and generally is characterized by entrepreneurial organizations which are often heavily or entirely dependent on the investment management, operational and marketing skills of a small group of individuals. Accordingly, Asset Alliance believes that significant opportunities exist for future growth of the Company through the acquisition of preferred interests in additional Alternative Managers.

     The distinction between "traditional" and "alternative" investments is evolving. The Company considers Alternative Managers to be those who seek higher risk adjusted rates of return through use of hedging or other risk modifying strategies. Among the investment specialities of the Alternative Managers in which the Company has acquired or may in the future acquire interests include convertible arbitrage, event driven arbitrage, fixed income arbitrage, futures arbitrage, merger arbitrage, risk arbitrage, distressed securities, hedged mortgage-backed securities trading, hedged high yield mezzanine financing, market neutral long-short equity, synthetic guaranteed investment contracts, managed futures, enhanced overlay management, emerging markets and hedged international equities and bonds. The Company continually monitors the investment management market in search of promising alternative investment strategies in addition to those listed above. The Company does not intend to purchase interests in traditional asset managers that invest solely on an unhedged basis in the debt and equity markets unless a portion of their assets under management can be converted to alternative investment strategies.

     The Company believes that equity investment in Alternative Managers offers a higher, although potentially more volatile, revenue stream than ownership interests in traditional investment managers.

Alternative Managers generally charge higher asset-based fees on their assets under management than traditional investment managers and also generally are entitled to periodic incentive performance fees or profit allocations on incremental positive performance. As a result, Alternative Managers with positive performance historically have generated substantially more revenues per dollar of assets under management at any given performance level than have traditional investment managers. This higher level and dual source of revenues is a distinguishing and attractive characteristic of the alternative investment management business. The Asset Alliance acquisition structure enables the Company to participate in this favorable revenue stream.

     The incentive fees or profit allocations of several of the Affiliated Firms and many of the Alternative Managers that would be acquisition candidates for the Company are subject to hurdle and/or "high water mark" limitations. High water mark provisions require that the client's accounts recoup any loss in net asset value before the Alternative Manager receives any further incentive fee or profit allocation. Hurdle rate provisions require that the client's account achieve a specified return before the Alternative Manager receives an incentive fee or profit allocation. Sometimes hurdle rate and high water mark provisions are combined. These limitations could have the effect of reducing the Company's revenues from a particular Affiliated Firm not only during periods of underperformance but also during the subsequent period of positive performance required to recoup the prior underperformance. The existence of hurdle and high water provisions together with the inherent variability of incentive fees may result in volatility in the Company's revenue stream over time. The Company seeks to ameliorate this characteristic of its revenue stream by acquiring interests in Affiliated Firms that have achieved consistent performance records and whose investment style exhibits a low correlation with the styles of other Affiliated Firms. See "-- Acquisition Criteria."

INNOVATIVE STRUCTURE

     Asset Alliance has developed an innovative and flexible acquisition structure which it believes aligns its strategic and financial goals with those of the Principals of the Affiliated Firms in which it acquires an interest. The Company structures its acquisitions to address the critical business, personal, tax and estate planning needs of the Principals. The purchase price for the acquisition of a preferred interest in an Alternative Manager is subject to negotiation among the Company and the Principals but is typically based on a multiple of the firm's average annual revenue during the prior two or three-year period. Consideration paid to the Principals for the sale of a preferred interest in their firm to Asset Alliance generally consists of a combination of cash, subordinated notes, Common Stock and options to purchase Common Stock. Principals are expected to execute long-term employment agreements that contain covenants not-to-compete and to retain a significant portion of their liquid net-worth on an ongoing basis in the funds they manage. Once the Company has acquired an interest in an Affiliated Firm, that Affiliated Firm continues to operate as a separate business under its existing firm name, under the continuing guidance and direction of the Principals and following its existing investment philosophy and methodology.

  Operational Autonomy of Affiliated Firms

     As part of the Asset Alliance acquisition structure, each of the Affiliated Firms is (and the Company believes that each future Affiliated Firm will be) organized as a separate and largely autonomous limited liability company, partnership or offshore entity. Each Affiliated Firm operates under its own limited liability company agreement, partnership agreement or similar charter documents (such Affiliated Firm's "Organizational Document"), which includes provisions regarding the use of the Affiliated Firm's revenues and the management of the Affiliated Firm.

     The management provisions in each Organizational Document are jointly developed by Asset Alliance and the Principals at the time Asset Alliance acquires a preferred interest in the Affiliated Firm. These provisions generally delegate to the Principals the power and authority to carry on the day-to-day operation and management of the Affiliated Firm, including matters relating to non-equity personnel, investment management policies and fee structures (consistent with the firm's established investment style and asset class), client relationships and employee compensation programs. Asset Alliance retains the authority to prevent certain specified types of actions which Asset Alliance believes could adversely affect revenue distributions to the Company. For instance, the Affiliated Firms may not enter into new businesses, incur material debt, admit new equity owners or reallocate the Principals' equity interests beyond certain limits or take other extraordinary actions without the consent of Asset Alliance. In addition, Asset Alliance has the authority to appoint 50% or more of the board of managers or the board of directors, as applicable, of the Affiliated Firms, although the exercise of that authority, other than in specified circumstances, could result in financial penalties to Asset Alliance. Asset Alliance itself is solely a holding company and does not manage investments for clients, does not provide any investment management services and is not registered as an investment adviser under federal or state law.

  Revenue Sharing Arrangements

     The Organizational Document of each Affiliated Firm also contains the revenue sharing arrangements for that Affiliated Firm. These arrangements generally provide for a Preferred Revenue Share to Asset Alliance and require the Affiliated Firm to distribute such amounts to Asset Alliance on a preferred basis at specified time intervals, typically monthly or quarterly in respect of management fees, and typically annually in respect of incentive fees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Accounting Considerations." All remaining revenues of the Affiliated Firm are allocated to the Principals of the firm (the "Principals' Allocation"). The Principals' Allocation generally is required to be used first to pay all expenses of the Affiliated Firm, including salaries, and to fund reserves and, thereafter, may be distributed to the Principals. In certain instances, the Company may agree to bear a pro rata and capped portion of expenses of an Affiliated Firm or of increased expenses associated with infrastructure improvement and personnel recruitment. Asset Alliance expects that, after payment of the Preferred Revenue Share the revenue sharing arrangements will generally result in the distribution of substantially all of each Affiliated Firm's remaining net income on an annual basis to the Principals. Asset Alliance will realize return on its investment in an Affiliated Firm primarily through the Preferred Revenue Share. The Company does not anticipate disposing of any of its preferred interests in the Affiliated Firms in order to realize any appreciation in value as the Affiliated Firms grow.

     The purpose of the revenue sharing arrangements is to provide ongoing incentives for the Principals to increase revenues while controlling operating expenditures. Because the amount of the Principals' Allocation after payment of expenses is available to the Principals in the form of bonuses, the Principals of each Affiliated Firm participate directly in any increase or decrease in revenues or expenses. The revenue sharing arrangements also allow Asset Alliance to participate in the growth of revenues of each Affiliated Firm because as revenues increase the Preferred Revenue Share also increases. The Principals are expected to manage the business in a manner such that the Principals' Allocation is sufficient to pay all expenses of the business. If the Principals' Allocation is insufficient to pay expenses, the Principals must adjust expenses or contribute additional capital, and the Preferred Revenue Share is not affected unless all other sources have been exhausted.

  Succession Management

     Asset Alliance has actively encouraged and now generally requires the Principals to provide for orderly succession in the management and ownership of the Affiliated Firm in order to realize the value of their retained ownership positions. Asset Alliance itself does not provide Principals with a buy-out of their remaining ownership interests in the Affiliated Firm. As part of Asset Alliance's acquisition structure, the Organizational Documents provide the framework which allows the Principals to recruit and develop successors who they believe are capable of acquiring the Principals' interests and generating additional growth.

     In general, the Organizational Documents permit the Principals to transfer a percentage of their equity in the Affiliated Firm to other full-time employees of that firm. Employees who receive equity interests (collectively, with the Principals, the "Management Owners") are required to become parties to the Organizational Documents. The Organizational Documents generally include provisions permitting the purchase of equity interests of Management Owners who are retiring or reducing their involvement in the business by those other persons who are taking on increased roles.

     The buy-sell provisions of the Organizational Documents permit or, in certain cases, require Management Owners to sell to other Management Owners various portions of their equity prior to and after becoming less than full-time employees of the Affiliated Firm. The price to be paid to the Management Owners for such equity interests varies based on the circumstances at the time and, in certain cases, may be determined by negotiation among the Management Owners of the Affiliated Firm. The Company expects that terminating Management Owners will generally receive a significantly higher price in circumstances where they have facilitated succession through the prior transfer of a significant percentage of their equity interests and have provided long term notice of their departures. Asset Alliance believes that the provisions described above align the interests of the Principals with those of the Company in addressing the issue of succession management and the continued viability of the Affiliated Firms. By creating successor managers positioned to continue the operations of the Affiliated Firms, the Principals create the mechanism which permits them to realize the value of their retained ownership interest in the Affiliated Firm upon termination of their employment. To the extent succession management plans are successfully implemented, Asset Alliance also benefits through the continuation of the Preferred Revenue Shares as successive generations of management assume control of the Affiliated Firms.

     The Company believes that its typical acquisition structure appeals to Alternative Managers for a number of financial and operational reasons. Successful Alternative Managers can generate substantial present earnings and future earnings potential for the Principals of such firm. However, such earnings are subject to variability depending upon the Alternative Manager's performance and the ability to retain and attract assets among other factors. Additionally, a large portion of the Principals' personal net worth is often represented by their ownership interest in the Alternative Manager. Because Alternative Managers in the Company's target market are usually relatively small and specialized entities, these ownership interests are generally illiquid and non-diversified. From the Principals' perspective, a partial sale of their firm to the Company is an effective means to realize a portion of the past success of the Alternative Manager while continuing to maintain day-to-day operational control of the firm with increased marketing and operational support. In the Asset Alliance acquisition structure, Principals can participate in the future success of their firm through the Principals' Allocation and share in the growth of Asset Alliance through their ownership of Common Stock and Common Stock equivalents received as acquisition consideration.

ACQUISITION CRITERIA

     The Company has established certain guidelines for prospective acquisitions of existing Alternative Managers. Among the criteria which the Company considers are the background and experience of the Principals of such firms, historic investment performance, investment style, amount of assets under management, historical annual growth rates, earnings and cash flow from management fees and incentive revenues, and the ability and likelihood that the Principals can expand their asset base and revenues.

     The Company targets Alternative Managers with assets under management of between $50 million and $500 million and places particular emphasis on those Alternative Managers whose Principals have at least ten years of investment management experience, a diversified client base, an established performance record, a demonstrated ability to hedge market risk, a desire to promote succession management and significant personal investments in the investment vehicles they manage.

     The Company seeks to acquire Alternative Managers whose investment styles have low correlations of likely investment results with traditional indices of investment performance, such as the Lehman Long-Bond Index or the S&P 500. Asset Alliance also seeks to minimize the correlation of likely investment results among the Affiliated Firms in which it has an interest by acquiring interests in Alternative Managers representing a broad spectrum of investment styles. Through this approach, the Company believes different Affiliated Firms are likely to outperform the market indices in different market cycles, thereby resulting in a more consistent revenue stream to the Company. The Company believes that currently the universe of Alternative Managers that meet the Company's initial criteria in terms of size and investment style exceeds 1,500. Although many of these Alternative Managers currently have insufficient performance records or infrastructure, the Company believes there are presently several hundred firms which would be attractive candidates for the Company's acquisition program.

GROWTH STRATEGY

  Active Acquisition Program

     The core growth strategy of the Company is to acquire preferred interests in high quality Alternative Managers. Upon consummation of the Offering and completion of the MET Acquisition, Asset Alliance will have acquired preferred interests in six Affiliated Firms with aggregate assets under management in excess of $1.25 billion. Through careful industry research and an active calling program, Asset Alliance has generated a strong pipeline of potential acquisition candidates. Each acquisition to date has increased the Company's cash earnings per share upon closing. The Company believes that the Offering will increase the Company's ability to acquire Alternative Managers by raising additional capital for such acquisitions and by establishing a trading market for the Common Stock, which will enhance its attractiveness as part of the consideration for such acquisitions.

     In general, the Company seeks to initiate its contacts with potential acquisition candidates on an exclusive basis and does not seek to participate in competitive auction processes. If necessary, the Company may utilize investment bankers or other intermediaries on a selective basis to assist it in identifying potential acquisition candidates.

     Asset Alliance identifies and develops relationships with potential acquisition candidates based on a thorough understanding of its principal target universe -- mid-sized Alternative Managers with assets under management of between $50 million and $500 million. Using data from third party vendors, public and industry sources, and its own research, Asset Alliance screens and prioritizes prospects and systematically reviews previous contacts with potential acquisition candidates. The Company believes that this approach enhances its ability to identify, develop and maintain relationships with potential acquisition candidates and their Principals. Such activities lead to a substantial number of unsolicited calls to Asset Alliance from Alternative Managers. The Company believes that it has established ongoing relationships with a substantial number of Alternative Managers which may consider receiving an investment by Asset Alliance in the future.

     Once discussions with an acquisition candidate lead to transaction negotiations, Asset Alliance's management performs substantially all of the functions related to the valuation, structuring, and negotiation of the transaction. The Company's management team includes professionals with experience in the field of mergers and acquisitions of investment management firms. The Company conducts extensive due diligence regarding the acquisition candidate and utilizes specialized accounting and legal services to assist it in this process.

     When Asset Alliance considers acquiring an interest in an Alternative Manager, it evaluates whether the revenue and expense base of the firm will support payment of (i) the Preferred Revenue Share, (ii) the projected operating expenses of the potential Affiliated Firm over time and (iii) reasonable bonus compensation to the Principals. While the Company and its management have significant experience in the asset management industry, there can be no assurance that the Company will successfully anticipate future liabilities or changes in the revenue and expense base of any Affiliated Firm and, therefore, no assurance that the agreed upon allocation of revenues will be sufficient to ensure payment of the Preferred Revenue Share. See "Risk Factors -- The Company Could Be Adversely Affected by Limitations on Payment of Distributions by Affiliated Firms."

  Experienced Manager Launches

     In addition to acquisitions of existing Alternative Managers, Asset Alliance also will launch new Alternative Managers in partnership with experienced investment managers that have demonstrated superior risk-adjusted investment performance and who desire to work in an independent and entrepreneurial environment (an "Experienced Manager Launch" or an "EML"). In EML transactions, the Company provides a portion of the seed capital and other assistance necessary for an individual or individuals to establish a new alternative management entity. For relatively small capital outlays, the Company seeks to achieve substantially higher rates of growth in assets under management and revenues through Experienced Manager Launches. Because of the elevated level of risk associated with an EML, the Company intends to limit such transactions to experienced investment managers that have demonstrable long-term track records and who, in the Company's judgment, have the ability and desire to manage and increase the size and profitability of an

Alternative Manager in their field of investment expertise. The Company generally retains a greater degree of control over the operation and direction of an EML than in acquisitions of established Alternative Managers. The Company perceives Experienced Manager Launches to be an important long-term tool that will enable Asset Alliance to create new entities positioned to participate in the growing demand for Alternative Managers. The Company believes the experience of its senior management in establishing and operating Alternative Managers will be of significant value to Affiliated Firms organized in the Company's EML program.

     The Company anticipates that each Experienced Manager Launch will necessarily involve different terms and features. In general, an EML transaction will involve the Company and the Principals contributing capital to the new firm in an amount necessary to fund operating expenses for an agreed upon period until the entity is economically self-supporting. There can be no assurance that EML entities will successfully achieve such status. Asset Alliance will generally provide the new Principals with ownership of a portion of the new firm's equity, as well as incentives linked to Common Stock, such as options and redeemable debt instruments, for achieving certain minimum revenue levels within a given period of time. In an EML transaction, Asset Alliance will generally require Principals to commit a significant amount of their personal capital to the assets under management of the new Affiliated Firm. To date, Asset Alliance has completed one Experienced Manager Launch. See "-- The Affiliated
Firms -- Silverado Capital Management LLC."

  Product Development and Marketing/Operational Support

     The Company intends to continue to develop new products and enhance existing products for its Affiliated Firms as another component of the growth strategy. In October 1997, the Company organized Asset Alliance Preferred Manager Trust LLC ("Preferred Manager Trust"), a private investment fund which has a minimum two year investment period for investors and which has raised assets of over $30 million since inception. Preferred Manager Trust is managed by Asset Alliance Advisors Inc., a wholly-owned subsidiary of the Company. Preferred Manager Trust functions as a "fund of funds" whereby investors' assets under management are allocated among underlying investment vehicles established by the Affiliated Firms. Preferred Manager Trust represents a new distribution channel for the Company, as well as for the Affiliated Firms and is an integral part of the Company's effort to promote the investment vehicles of and access new investors for existing and future Affiliated Firms, including Experienced Manager Launches. Other product development initiatives include "conversion enhancements" whereby the Company creates or assists in the creation of alternative investment products for a traditional manager it has acquired. See "-- The Affiliated Firms -- Trust Advisors LLC."

     In addition to its product development and enhancement efforts, Asset Alliance offers to support the operations of the Affiliated Firms. Asset Alliance assists the Affiliated Firms, as appropriate, with the marketing and distribution of their existing products. Asset Alliance has a full time marketing officer servicing the Affiliated Firms and intends to increase its marketing and client service staff substantially over time. Asset Alliance believes that the Principals of each Affiliated Firm are in the best position to assess their firm's needs and opportunities, and that the autonomy and culture of each Affiliated Firm should be preserved. However, as requested by the Principals, Asset Alliance provides strategic, marketing and operational assistance to the Affiliated Firms. The Company believes that these support services are attractive to the Principals because such services lessen the operational burden placed on the Principals, allow the Principals to focus on their primary expertise of portfolio management and may not otherwise be as accessible or as affordable for firms of their size.

POTENTIAL GROWTH THROUGH INVESTMENT PERFORMANCE

     The Company's growth also is directly related to the investment performance of the Affiliated Firms. Positive investment performance net of expenses increases portfolio value and assets under management by an Affiliated Firm. As both the management fee and the incentive fee charged by the Affiliated Firms is based in part on assets under management, increases in assets will increase the revenues of such firm (assuming no withdrawals and, in the case of the incentive fee, constant performance). Asset Alliance participates directly in any increase in the revenues of an Affiliated Firm through the Preferred Revenue Share. To the extent positive net investment performance can be maintained by an Affiliated Firm, a compounding effect will occur in such firm's assets and revenues. The magnitude of the compounding effect will grow with increased levels of investment performance. Internal growth through positive investment performance effectively results in the acquisition of new assets under management without the costs associated with attracting new investors or establishing new investment vehicles.

     While Asset Alliance is not itself involved in any way in the day to day investment decisions of the Principals, it does perform a detailed due diligence on each potential Principal's investment performance track record and, most importantly, on the variability of each Principal's returns. Asset Alliance actively seeks Affiliated Firms with Principals that have records of consistent returns across market cycles and who the Company believes are capable of achieving internal growth in assets through investment performance, as well as external growth through marketing efforts. There can be no assurance that the future investment performance of any Affiliated Firm will be positive. Negative investment performance by an Affiliated Firm (assuming no contributions by investors) will result in loss of assets and revenues by such firm. A decrease in the revenues of an Affiliated Firm will decrease the Preferred Revenue Share and, therefore, the Company's revenues. See "Risk Factors -- Growth of Assets Under Management May Not Occur."

     The table below depicts the pro forma change in the Company's assets under management (assuming all Affiliated Firms were included for the entire periods presented).

                                                               YEAR ENDED        THREE MONTHS ENDED
                                                            DECEMBER 31, 1997      MARCH 31, 1998
                                                            -----------------    ------------------
                                                              (IN MILLIONS)        (IN MILLIONS)
Assets under management --
  Beginning of period.....................................      $                     $
Net new sales.............................................
Investment performance....................................
Assets under management --
                                                                --------              --------
  End of period...........................................      $                     $
                                                                ========              ========

THE AFFILIATED FIRMS

                                                                                           ASSETS UNDER
                                                                              EQUITY     MANAGEMENT AS OF
                                                          DATE FORMED(1)/   OWNERSHIP    FEBRUARY 28, 1998
        AFFILIATED FIRM             INVESTMENT STYLE       DATE ACQUIRED    PERCENTAGE     (IN MILLIONS)
        ---------------          ----------------------   ---------------   ----------   -----------------
Milestone......................  Hedged Mortgage-            May 1993/          99%           $  135
  New York, NY                   Backed Securities           July 1996
                                 Trading

Trust Advisors.................  Market Neutral             July 1989/          50%              236
  Westport, CT                   Long/Short Equity;        October 1996
                                 Stable Value

Silverado......................  Convertible and Merger     March 1997/         50%               19
  Saddle Brook, NJ               Arbitrage                  March 1997

Bricoleur......................  Long/Short Small and      October 1993/        50%              286
  San Diego, CA                  Mid-Cap Equity            February 1998

JMG-Pacific(3).................  Diversified Market       March 1992(2)/        50%              288
  Los Angeles and                Neutral Arbitrage          Pending(3)
  San Francisco, CA

MET(4).........................  Event Driven Arbitrage     July 1992/          50%              301
  New York, NY                                              Pending(4)
                                                                                              ------
          TOTAL.......................................................................        $1,265
                                                                                              ======

---------------
(1) Date Affiliated Firm or predecessor formed.

(2) JMG Capital Management LLC was formed in March 1992 and Pacific Assets Management LLC was formed in April 1996.

(3) On March 26, 1998, the Company entered into a definitive agreement to acquire a preferred interest in JMG-Pacific. It is currently anticipated that the JMG-Pacific Acquisition will close in the second quarter of 1998.

(4) On March 24, 1998, the Company entered into a definitive agreement to acquire a preferred interest in MET. The Company presently anticipates that the MET Acquisition will close within 30 days after the Offering.

     The following table sets forth consolidated assets under management of the Affiliated Firms by type of client on a pro forma basis as of December 31, 1997 (dollars in millions):

                                                           ASSETS UNDER
                                                            MANAGEMENT              CLIENTS
                                                        -------------------    -----------------
                                                         AMOUNT     PERCENT    NUMBER    PERCENT
                                                        --------    -------    ------    -------
Institutions:
  Domestic............................................     $ 326     27.70%      66       11.24%
  Offshore............................................       200     16.99       82       13.97
High Net Worth Investors:
  Domestic............................................       292     24.81      233       39.69
  Offshore............................................        30      2.55       41        6.98
Fund of Funds.........................................       329     27.95      165       28.11
                                                        --------    ------      ---      ------
                                                          $1,177     100.0%     587       100.0%
                                                        ========    ======      ===      ======

     The Affiliated Firms are described below in order of their respective dates of acquisition or proposed acquisition by Asset Alliance.

  Milestone Global Advisors L.P.

     Milestone was founded in May 1993 by Bruce H. Lipnick and Arnold L. Mintz, the President and Executive Vice President of the Company, respectively. Milestone identifies certain market inefficiencies in the mortgage-backed securities markets and then creates hedged investments to profit from those inefficiencies. Bear Stearns Investment Advisors, Inc. ("BSIA"), a subsidiary of Bear, Stearns & Co. Inc., served as sub-adviser to Milestone's investment vehicles from July 1996 until October 1997. On October, 1, 1997, Milestone delegated to Westside Advisors ("Westside"), an entity unaffiliated with the Company, full investment discretion in respect of Milestone's investment funds. The senior principals of Westside were previously responsible for managing Milestone's portfolio on a non-discretionary basis while employed at BSIA. In the future, Milestone may enter into additional mortgage related trading joint ventures with specialized managers to develop new products.

     Milestone's investment strategy is a market neutral, arbitrage approach to investing in mortgage-backed securities. Milestone invests in high credit quality mortgage-backed securities, consisting mostly of securities backed by the full faith and credit of the U.S. government or its agencies, with no holdings rated lower than "AA" by Standard & Poor's. Securities and derivative securities are purchased and sold short to achieve a net investment duration close to (but which typically varies somewhat from) zero years. Duration is a measure of time to maturity, with greater durations indicative of increased sensitivity of investment values to interest rate changes. Milestone seeks to identify and exploit the market inefficiencies presented by seasonal market conditions and portfolio adjustments of dealers and major institutions. A strategy of combining investments in "interest only" securities, which generally rise in price as interest rates rise, and investments in "principal only" securities, which generally fall in price as interest rates rise, is also employed in an attempt to increase returns without accepting an associated interest rate risk.

                         MILESTONE GLOBAL ADVISORS L.P.

                                           PERIOD END
                                          ASSETS UNDER    MANAGEMENT    PERFORMANCE      TOTAL
                                           MANAGEMENT        FEES          FEES*          FEES
                                          ------------    ----------    -----------    ----------
1994  Second Quarter....................  $  4,000,000     $  3,031     $   11,905     $   14,936
      Third Quarter.....................    14,000,000       11,225         27,590         38,815
      Fourth Quarter....................    13,000,000       10,232         49,565         59,797
                                                           --------     ----------     ----------
      ANNUAL TOTAL....................................     $ 24,488     $   89,060     $  113,548
                                                           ========     ==========     ==========
1995  First Quarter.....................  $ 18,000,000     $ 15,102     $   76,399     $   91,501
      Second Quarter....................    20,000,000       16,350         32,496         48,846
      Third Quarter.....................    21,000,000       17,688         37,702         55,390
      Fourth Quarter....................    20,000,000       18,304         89,097        107,401
                                                           --------     ----------     ----------
      ANNUAL TOTAL....................................     $ 67,444     $  235,694     $  303,138
                                                           ========     ==========     ==========
1996  First Quarter.....................  $ 22,000,000     $ 18,624     $   76,188     $   94,812
      Second Quarter....................    24,000,000       19,776        113,879        133,655
      Third Quarter.....................    33,000,000       59,823        260,137        319,960
      Fourth Quarter....................    39,000,000       94,058        388,199        482,257
                                                           --------     ----------     ----------
      ANNUAL TOTAL....................................     $192,281     $  838,403     $1,030,684
                                                           ========     ==========     ==========
1997  First Quarter.....................  $ 69,000,000     $154,834     $  782,884     $  937,718
      Second Quarter....................    94,000,000      186,181      1,725,345      1,911,526
      Third Quarter.....................   101,000,000      211,223      1,676,032      1,887,255
      Fourth Quarter....................   120,000,000      241,987      1,773,520      2,015,507
                                                           --------     ----------     ----------
      ANNUAL TOTAL....................................     $794,225     $5,957,781     $6,752,006
                                                           ========     ==========     ==========

---------------
* Performance fee figures represent amounts earned by Milestone in each quarter. Performance fee figures are gross of amounts payable to BSIA from the third quarter of 1996 through the third quarter of 1997 of $3,713,607 and amounts payable to Westside for the fourth quarter of 1997 of $1,489,780.

  Trust Advisors LLC

     The predecessor to Trust Advisors was a traditional investment manager founded in 1989 by Mark R. Tonucci and Michael E. Portnoy for the purpose of managing stable value and collective trust assets. Trust Advisors currently manages three separate alternative investment vehicles: Trust Advisors Stable Value Plus Fund ("SVP"), Trust Advisors Equity Plus LLC ("Equity Plus") and Twin Plus LLC ("Twin Plus"). After acquiring a preferred interest in Trust Advisors in September 1996, the Company assisted in the conversion of SVP from a traditional stable value fund to one employing alternative investment strategies as described below.

     SVP is a stable value fund investing in guaranteed investment contracts ("GICs") and synthetic GICs. The synthetic GICs held by SVP permit Trust Advisors to allocate a percentage of assets to Equity Plus and to investment vehicles managed by Milestone. The allocated assets are "wrapped" by a major commercial bank to guarantee a minimum rate of return to SVP. Investment returns from Equity Plus and the investment vehicles managed by Milestone in excess of the minimum return guaranteed by the bank are passed through to SVP thereby increasing the yield to investors.

     With Equity Plus, Trust Advisors offers a long/short equity investment program designed to be risk balanced and capable of achieving substantial capital appreciation in both up and down markets. Trust Advisors allocates the capital of Equity Plus among unaffiliated Alternative Managers that employ "market neutral" equity investment strategies. Using this diversified approach to market neutral investing, Trust Advisors seeks to access and benefit from the strategies and expertise of select Alternative Managers.

     Twin Plus is a recently established investment vehicle. The investment objectives and methods of Twin Plus are substantially similar to those of Equity Plus with the exception that the assets of Twin Plus are allocated to a single underlying and unaffiliated Alternative Manager. In addition to managing its investment vehicles, Trust Advisors provides asset management consulting services to high net worth individuals, institutions and tax exempt organizations.

                               TRUST ADVISORS LLC

                                           PERIOD END
                                          ASSETS UNDER    MANAGEMENT    PERFORMANCE      TOTAL
                                           MANAGEMENT        FEES          FEES*          FEES
                                          ------------    ----------    -----------    ----------
1993  First Quarter.....................  $274,000,000     $142,162      $     --      $  142,162
      Second Quarter....................   281,000,000      146,631            --         146,631
      Third Quarter.....................   288,000,000      149,104            --         149,104
      Fourth Quarter....................   288,000,000      152,180            --         152,180
                                                           --------      --------      ----------
      ANNUAL TOTAL....................................     $590,077      $     --      $  590,077
                                                           ========      ========      ==========
1994  First Quarter.....................  $284,000,000     $146,197      $     --      $  146,197
      Second Quarter....................   284,000,000      168,637            --         168,637
      Third Quarter.....................   276,000,000      164,502            --         164,502
      Fourth Quarter....................   274,000,000      159,929            --         159,929
                                                           --------      --------      ----------
      ANNUAL TOTAL....................................     $639,265      $     --      $  639,265
                                                           ========      ========      ==========
1995  First Quarter.....................  $268,000,000     $153,104      $     --      $  153,104
      Second Quarter....................   265,000,000      166,458            --         166,458
      Third Quarter.....................   289,000,000      177,257            --         177,257
      Fourth Quarter....................   284,000,000      177,343            --         177,343
                                                           --------      --------      ----------
      ANNUAL TOTAL....................................     $674,162      $     --      $  674,162
                                                           ========      ========      ==========
1996  First Quarter.....................  $271,000,000     $172,728            --      $  172,728
      Second Quarter....................   266,000,000      187,779            --         187,779
      Third Quarter.....................   252,000,000      238,166            --         238,166
      Fourth Quarter....................   254,000,000      202,533            --         202,533
                                                           --------      --------      ----------
      ANNUAL TOTAL....................................     $801,206      $     --      $  801,206
                                                           ========      ========      ==========
1997  First Quarter.....................  $261,000,000     $211,015      $ 71,650      $  282,665
      Second Quarter....................   257,000,000      232,424       159,382         391,806
      Third Quarter.....................   258,000,000      251,000       542,906         793,906
      Fourth Quarter....................   254,000,000      258,763       193,504         452,267
                                                           --------      --------      ----------
      ANNUAL TOTAL....................................     $953,202      $967,442      $1,920,644
                                                           ========      ========      ==========

---------------
* Performance fee figures represent amounts earned by Trust Advisors in each quarter.

  Silverado Capital Management LLC

     Silverado, the Company's first Experienced Manager Launch, was formed in March 1997 by the Company and Jeffrey D. Cohen to manage investment vehicles dedicated to convertible securities arbitrage and merger arbitrage. Mr. Cohen has more than twenty years of experience analyzing and investing in the convertible securities arbitrage and merger arbitrage areas. Mr. Cohen serves as Silverado's Managing Director, and Sheri Kaplan, who has worked with Mr. Cohen for eight years, is Silverado's Director of Arbitrage Trading.

     Silverado uses convertible securities arbitrage in an effort to capture positive cash flow from interest paying instruments while profiting from pricing inefficiencies between convertible securities, including convertible bonds and convertible preferred stocks, and the underlying common stocks. In addition to convertible securities arbitrage investments, Silverado engages in merger arbitrage. In a merger arbitrage transaction, Silverado invests in publicly announced but not yet completed acquisition transactions in an effort to capture the incremental returns typically available upon completion of the acquisitions. Convertible arbitrage and merger arbitrage are investment strategies that attempt to be market neutral and eliminate correlation with the movement of broader stock market indices.

                        SILVERADO CAPITAL MANAGEMENT LLC

                                              PERIOD END
                                             ASSETS UNDER    MANAGEMENT    PERFORMANCE     TOTAL
                                              MANAGEMENT        FEES         FEES *         FEES
                                             ------------    ----------    -----------    --------
1997  Third Quarter........................  $ 9,000,000      $37,310       $  8,135      $ 45,445
      Fourth Quarter.......................   16,000,000       18,879        156,345       175,224
                                                              -------       --------      --------
      ANNUAL TOTAL.........................                   $56,189       $164,480      $220,669
                                                              =======       ========      ========

---------------
* Performance fee figures represent amounts earned by Silverado in each quarter.

  Bricoleur Capital Management LLC

     Bricoleur was founded in November 1993 by John I. Bloomberg and Daniel P. Wimsatt. The firm focuses on achieving attractive risk-adjusted "absolute" returns regardless of current trends in the overall equity markets. Bricoleur invests primarily in U.S. equities and does not invest in currencies, commodities or futures.

     Bricoleur uses fundamental, bottom-up analysis in selecting securities, focusing on, among other things, growth in earnings and margins, product and industry positioning, cash flows and management strength. Bricoleur also considers "technical" and "macro-economic" factors in its evaluation process. Bricoleur primarily targets companies which are smaller and not widely followed by the investment community. Bricoleur employs a model of contrarian, diversified investing which essentially seeks to identify investments that are, at the time of analysis, out of favor with other investors. Bricoleur seeks to reduce the risk associated with such investments by employing various hedging techniques such as short selling companies which the Company believes are currently overvalued.

                       BRICOLEUR CAPITAL MANAGEMENT LLC*

                                         PERIOD END
                                        ASSETS UNDER    MANAGEMENT    PERFORMANCE       TOTAL
                                         MANAGEMENT        FEES         FEES **         FEES
                                        ------------    ----------    -----------    -----------
1994  First Quarter...................  $ 22,000,000    $    6,700    $   282,800    $   289,500
      Second Quarter..................    25,000,000         7,400        190,400        197,800
      Third Quarter...................    26,000,000        12,900        423,500        436,400
      Fourth Quarter..................    30,000,000        21,200        101,900        123,100
                                                        ----------    -----------    -----------
      ANNUAL TOTAL....................                  $   48,200    $   998,600    $ 1,046,800
                                                        ==========    ===========    ===========
1995  First Quarter...................  $ 36,000,000    $   34,400    $   371,479    $   405,879
      Second Quarter..................    42,000,000        48,600        542,268        590,868
      Third Quarter...................    56,000,000        82,700      1,210,425      1,293,125
      Fourth Quarter..................    65,000,000       102,500        508,128        610,628
                                                        ----------    -----------    -----------
      ANNUAL TOTAL....................                  $  268,200    $ 2,632,300    $ 2,900,500
                                                        ==========    ===========    ===========
1996  First Quarter...................  $ 86,000,000    $  150,500    $ 2,019,608    $ 2,170,108
      Second Quarter..................   104,000,000       193,600      1,553,422      1,747,022
      Third Quarter...................   114,000,000       218,700        119,052        337,752
      Fourth Quarter..................   126,000,000       244,600      1,653,097      1,897,697
                                                        ----------    -----------    -----------
      ANNUAL TOTAL....................                  $  807,400    $ 5,345,179    $ 6,152,579
                                                        ==========    ===========    ===========
1997  First Quarter...................  $140,000,000    $  265,300    $ 1,907,855    $ 2,173,155
      Second Quarter..................   171,000,000       328,000      5,195,686      5,523,686
      Third Quarter...................   213,000,000       407,300      3,281,336      3,688,636
      Fourth Quarter..................   246,000,000       457,300        552,779      1,010,079
                                                        ----------    -----------    -----------
      ANNUAL TOTAL....................                  $1,457,900    $10,937,656    $12,395,556
                                                        ==========    ===========    ===========

---------------
 * Included in the period end assets under management and performance fees are amounts earned by the Principals of Bricoleur for acting as sub-advisor to JIB Associates ("JIB"), which are not reflected in the historical financial statements of Bricoleur included elsewhere in this Prospectus. Effective January 1, 1998, such amounts will be reflected in the operations of Bricoleur.

** Performance fee figures represent amounts earned by Bricoleur in each quarter.

  JMG Capital Management LLC and Pacific Assets Management LLC

     JMG Capital Management LLC ("JMG Capital") was founded in March 1992 by its principal, Jonathan M. Glaser. Pacific Assets Management LLC ("Pacific" and, collectively with JMG Capital, "JMG-Pacific") was founded in April 1996 by its principals, Roger Richter and Daniel David. In general, JMG-Pacific provides investment advisory services domestically through JMG-Pacific Capital and offshore through Pacific. JMG-Pacific emphasizes conservative strategies with a goal of achieving consistent returns to investors in different market environments. In seeking its objective, JMG-Pacific employs a broad range of investment strategies, including hedged options strategies, convertible arbitrage, capital structure arbitrage and merger and acquisition arbitrage.

     JMG-Pacific seeks to structure its portfolio to take advantage of market volatility and price anomalies between highly correlated or substantially similar securities. In creating its investment portfolio, JMG-Pacific de-emphasizes fundamental research and economic forecasting and does not attempt to rely on accurately predicting market direction or the fortunes of an individual company.

     JMG-Pacific seeks portfolio investments that allow it to apply hedging techniques in an effort to reduce a high percentage of position risk and that are perceived to be capable of generating consistent rates of return over full market cycles. JMG-Pacific utilizes options strategies as a method to enhance both returns and hedge positions.

          JMG CAPITAL MANAGEMENT LLC AND PACIFIC ASSETS MANAGEMENT LLC

                                          PERIOD END
                                         ASSETS UNDER    MANAGEMENT    PERFORMANCE       TOTAL
                                          MANAGEMENT        FEES         FEES *          FEES
                                         ------------    ----------    -----------    -----------
1993  First Quarter....................  $  2,000,000    $    4,246    $   27,369     $    31,615
      Second Quarter...................     3,000,000         5,345        39,615          44,960
      Third Quarter....................     4,000,000         8,282       133,381         141,663
      Fourth Quarter...................     7,000,000        14,796        89,738         104,534
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $   32,669    $  290,103     $   322,772
                                                         ==========    ==========     ===========
1994  First Quarter....................  $ 11,000,000    $   29,164    $   88,245     $   117,409
      Second Quarter...................    13,000,000        31,915       107,699         139,614
      Third Quarter....................    17,000,000        42,297       185,746         228,043
      Fourth Quarter...................    21,000,000        54,192       191,390         245,582
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $  157,568    $  573,080     $   730,648
                                                         ==========    ==========     ===========
1995  First Quarter....................  $ 36,000,000    $   89,485    $  382,149     $   471,634
      Second Quarter...................    38,000,000        95,897       304,567         400,464
      Third Quarter....................    41,000,000       100,596       672,202         772,798
      Fourth Quarter...................    44,000,000       102,507       617,797         720,304
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $  388,485    $1,976,715     $ 2,365,200
                                                         ==========    ==========     ===========
1996  First Quarter....................  $ 49,000,000    $  121,017    $  764,669     $   885,686
      Second Quarter...................    64,000,000       155,639     1,108,106       1,263,745
      Third Quarter....................    86,000,000       237,710       759,142         996,852
      Fourth Quarter...................   110,000,000       317,813     1,078,886       1,396,699
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $  832,179    $3,710,803     $ 4,542,982
                                                         ==========    ==========     ===========
1997  First Quarter....................  $122,000,000    $  341,418    $1,628,045     $ 1,969,463
      Second Quarter...................   158,000,000       458,431     2,224,864       2,683,295
      Third Quarter....................   192,000,000       618,293     3,385,740       4,004,033
      Fourth Quarter...................   257,000,000       885,736     2,395,247       3,280,983
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $2,303,878    $9,633,896     $11,937,774
                                                         ==========    ==========     ===========

---------------
* Performance fee figures represent amounts earned by JMG-Pacific in each quarter.

  Metropolitan Capital Managers LLC and Metropolitan Capital Advisors LLC

     Metropolitan Capital Managers LLC ("Metropolitan Managers") and Metropolitan Capital Advisors LLC ("Metropolitan Advisors" and, collectively with Metropolitan Managers, "MET") were founded in May 1992 by Jeffrey Schwarz and Karen Finerman. In general, MET provides investment advisory services domestically through Metropolitan Advisers and offshore through Metropolitan Managers. MET seeks to achieve capital appreciation while maintaining a conservative risk profile.

     MET emphasizes opportunities created by significant transitional events in the corporate life cycle including spin-offs, divestitures, mergers and acquisitions, reorganizations and bankruptcies, recapitalizations and share buybacks. MET also considers management changes, overall industry changes and disappointing announcements causing analysts to change their expectations and the shareholder base to turn over as potential investment opportunities. Once an attractive opportunity has been identified, MET searches for the most effective instrument available to create the desired risk/reward profile for that given investment. MET invests in equity and debt securities, including publicly traded stocks, warrants and rights, listed and over-the-counter options, corporate and government bonds, debentures and convertible securities, bank loans and trade claims and privately-placed securities.

     MET's strategy includes, among other things, value investing with a focus on event-oriented opportunities, traditional risk-arbitrage and distressed securities investing. In select instances, MET will endeavor to be an activist investor, providing the catalyst necessary to unlock value when there appears to be no other agent for change. Elements of this proactive strategy may include buying large blocks of stock, identifying industry buyers and running proxy contests.

     MET also employs various hedging strategies in an effort to reduce the exposure of its investment portfolio to market volatility.

    METROPOLITAN CAPITAL MANAGERS LLC AND METROPOLITAN CAPITAL ADVISORS LLC

                                          PERIOD END
                                         ASSETS UNDER    MANAGEMENT    PERFORMANCE       TOTAL
                                          MANAGEMENT        FEES         FEES *          FEES
                                         ------------    ----------    -----------    -----------
1993  First Quarter....................  $  9,000,000    $   --        $  147,267     $   147,267
      Second Quarter...................    11,000,000        --           162,632         162,632
      Third Quarter....................    13,000,000        --           227,224         227,224
      Fourth Quarter...................    16,000,000        --           128,148         128,148
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $   --        $  665,271     $   665,271
                                                         ==========    ==========     ===========
1994  First Quarter....................  $ 20,000,000    $   --        $  147,321     $   147,321
      Second Quarter...................    21,000,000        --           150,674         150,674
      Third Quarter....................    25,000,000        --           283,920         283,920
      Fourth Quarter...................    25,000,000        --          (187,954)       (187,954)
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $   --        $  393,961     $   393,961
                                                         ==========    ==========     ===========
1995  First Quarter....................  $ 49,000,000    $  217,142    $  455,861     $   673,003
      Second Quarter...................    55,000,000       242,296       770,782       1,013,078
      Third Quarter....................    65,000,000       289,634       952,307       1,241,941
      Fourth Quarter...................    67,000,000       325,519       587,174         912,693
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $1,074,591     2,766,124     $ 3,840,715
                                                         ==========    ==========     ===========
1996  First Quarter....................  $ 90,000,000    $  389,402    $1,342,551     $ 1,731,953
      Second Quarter...................    98,000,000       445,654       767,072       1,212,726
      Third Quarter....................   120,000,000       515,759     1,832,324       2,348,083
      Fourth Quarter...................   133,000,000       599,801     2,048,193       2,647,994
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $1,950,616    $5,990,140     $ 7,940,756
                                                         ==========    ==========     ===========
1997  First Quarter....................  $174,000,000    $1,046,877    $2,255,784     $ 3,302,661
      Second Quarter...................   206,000,000     1,063,604     1,619,862       2,683,466
      Third Quarter....................   265,000,000       940,453     4,274,345       5,214,798
      Fourth Quarter...................   297,000,000     1,013,821     1,448,511       2,462,332
                                                         ----------    ----------     -----------
      ANNUAL TOTAL.....................                  $4,064,755    $9,598,502     $13,663,257
                                                         ==========    ==========     ===========

---------------
* Performance fee figures represent amounts earned by MET in each quarter.

COMPETITION

     The Company believes the market for acquisitions of Alternative Managers to be a developing market which presently involves few competitors. The Company is aware of other holding companies which have been organized to invest in or acquire Alternative Managers but these firms have engaged in limited activities to date. Nonetheless, the Company views these firms as among its potential competitors. In addition, numerous other companies, both privately and publicly held, including commercial and investment banks, insurance companies and investment management firms, many of which have longer established operating histories and significantly greater resources than the Company, make investments in and acquire investment management firms. There can be no assurance that these companies will not enter or increase their activities in the market for acquisitions of Alternative Managers. The longer operating histories and greater resources of these companies may make them more attractive to the owners of firms in which Asset Alliance is considering an investment and may enable them to offer greater consideration to such owners. The Company believes that important factors affecting its ability to compete for future acquisitions are
(i) the degree to which target firms view the Asset Alliance acquisition structure as preferable, financially and operationally, to acquisition or investment arrangements offered by other potential purchasers, (ii) the market value of the Common Stock, which may be a form of consideration in acquisitions,
(iii) the attractiveness of Alternative Managers to other acquirers and (iv) the reputation and performance of the existing and future Affiliated Firms, by which target firms will judge Asset Alliance and its future prospects.

     The investment management business also is highly competitive. Each of the Affiliated Firms competes with a broad range of investment managers for client assets, including public and private investment advisers as well as affiliates of securities broker-dealers, banks, insurance companies and other Alternative Managers. Many of the Affiliated Firms' competitors have greater resources and assets under management than any of the Affiliated Firms or the Affiliated Firms and the Company combined. In addition, there are relatively few barriers to entry into the alternative asset management business by new Alternative Managers. Asset Alliance believes that the most important factors affecting the Affiliated Firms' ability to compete for clients are (i) the investment strategies offered and (ii) the abilities, performance records and reputation of their Principals. Of lesser importance are (i) the level of performance allocations and management fees, (ii) the level of client service offered and
(iii) the development of new investment strategies and marketing. The importance of these factors can vary depending on the type of investment management service involved. Each Affiliated Firm's ability to retain and increase assets under management and to enhance revenues would be adversely affected if client accounts underperform in comparison to relevant benchmarks, or if Principals or other key employees leave the Affiliated Firm. The ability of each Affiliated Firm to compete with other investment management firms is also dependent, in part, on the relative attractiveness of their respective investment philosophies and methods under then prevailing market conditions.

EMPLOYEES

     As of March 15, 1998, the Company employed eleven persons, eight of whom are full time employees. The Company is not subject to any collective bargaining agreements and the Company believes its labor relations are satisfactory.

PROPERTIES

     Asset Alliance's executive offices are located at 800 Third Avenue, New York, New York 10022, where it occupies approximately 10,800 square feet under a lease expiring in May 2008. Each of the Affiliated Firms also leases office space for their principal offices. The Company believes that its facilities are adequate for its present and currently foreseeable needs.

REGULATION

     The business of the Affiliated Firms is highly regulated. An Affiliated Firm's failure to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions, including revocation of an Affiliated Firm's registration as an investment adviser or broker-dealer (where applicable). Such actions could materially and adversely affect the Company. Applicable federal laws include the Advisers Act, ERISA, the Exchange Act and the Investment Company Act. Milestone, Trust Advisors and Bricoleur are each registered with the Commission as an investment adviser under the Advisers Act or with a state under the applicable state statute governing investment advisers, and are subject to the provisions of investment advisory regulations and regulatory oversight and exam. These regulations impose numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations. Certain Affiliated Firms are subject to ERISA, and to regulations promulgated thereunder, because they are "fiduciaries" under ERISA with respect to certain of their clients. ERISA and the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), impose certain duties on persons who are fiduciaries under ERISA, and prohibit certain transactions involving the assets of each ERISA plan which is a client of an Affiliated Firm, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans. Each of Asset Alliance Investment Services Inc., a wholly-owned subsidiary of the Company, Equity Plus Ltd., Twin Trust Trading LLC, JMG Convertible Investments, L.P., Silverado Arbitrage Trading Ltd. and Equity Plus is registered or is in the process of registering under the Exchange Act as a broker-dealer and thus is subject to extensive regulation with respect to sales methods, trading practices, the use and safekeeping of customers' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees.

     Recent amendments to the federal securities laws will affect the alternative investment management business. The National Securities Improvement Act of 1996, among other things, added Section 3(c)(7) to the Investment Company Act, creating a new type of private investment company that, despite having more than 100 investors, does not have to register with the Commission under the Investment Company Act (each, a "Section 3(c)(7) Fund"). Section 3(c)(7) Funds are available to certain "qualified purchasers" (as defined in the Investment Company Act) and are exempt from certain performance fee restrictions in the Advisers Act. The Company believes that the authority to create Section 3(c)(7) Funds provides Alternative Managers with additional flexibility in increasing their assets under management.

     Asset Alliance itself does not manage investments for clients, does not provide any investment management services and, therefore, is not registered as an investment adviser under federal or state law.

LEGAL PROCEEDINGS

     From time to time, the Company and the Affiliated Firms may be parties to various claims, suits and complaints. Currently, neither the Company nor any of the Affiliated Firms is a party to any material legal proceedings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     Asset Alliance is an investment management holding company that acquires preferred interests in privately owned investment management firms specializing in alternative investment strategies ("Alternative Managers"). The Company generally purchases a 50% equity interest in a given firm and is granted a preferred right to a comparable percentage of the firm's revenues (the "Preferred Revenue Share"). The Company's goal is to build a large and diversified family of Alternative Managers each possessing a high degree of expertise in its chosen investment discipline.

     The Company derives its revenues from its ownership of the preferred interests in the Alternative Managers in which it acquires an interest (the "Affiliated Firms"). The Company has a revenue sharing arrangement with each Affiliated Firm, which is set forth in the Organizational Documents of each such Affiliated Firm. These arrangements generally provide for a Preferred Revenue Share to Asset Alliance and require the Affiliated Firm to distribute such amounts to Asset Alliance on a preferred basis at specified time intervals. All remaining revenues of the Affiliated Firm are allocated to the Principals of the firm (the "Principals' Allocation"). The Principals' Allocation generally is required to be used first to pay all expenses of the Affiliated Firm, including salaries, and to fund reserves and, thereafter, may be distributed to the Principals. In certain circumstances, a set amount of expense or actual expense up to a certain limit is deducted from gross revenues before the Preferred Revenue Share is distributed to the Company. Presently, across all of the Affiliated Firms, the maximum expense deductions for any given year may not exceed an aggregate of $550,000.

     The Affiliated Firms generate substantially all their revenues from two sources: asset-based fees and performance-based fees. Asset-based fees entitle the Affiliated Firms to a fee based upon a specified percentage (generally 1% to 2% per annum) of their assets under management. Performance-based fees entitle the Affiliated Firms to a specified percentage (generally a minimum of 20% per annum) of the annual incremental positive investment performance of their assets under management. Historically, asset-based fees are paid quarterly in arrears, while performance-based fees are paid annually. See "-- Certain Accounting Considerations."

     The revenue sharing arrangements among the Company and the Principals are designed to align the strategic and financial goals of the Principals with those of the Company. As an Affiliated Firm increases revenues, either through increasing assets under management or through investment performance, both the Principals' Allocation and the Preferred Revenue Share will increase. The revenue sharing arrangements also provide ongoing incentives for the Principals to control operating expenditures. The Principals are expected to manage the business in a manner such that the Principals' Allocation is sufficient to pay all expenses of the business. If the Principals' Allocation is insufficient to pay expenses, the Principals must adjust expenses or contribute additional capital, and the Preferred Revenue Share is not affected unless all other sources have been exhausted.

CERTAIN ACCOUNTING CONSIDERATIONS

     The Affiliated Firms generally are entitled to receive annual incentive fees on positive investment performance or performance beyond a specified rate of return, which are accrued as revenues. The accrual of such revenues generally represents revenues the Affiliated Firms would have earned if performance-based fees were payable as of the date of accrual as compared to on an annual basis. The Affiliated Firms generally will accrue revenues from incentive fees on a quarterly basis. Realization of the incentive fee accrual is subject to the Affiliated Firm maintaining the positive investment performance through the end of the applicable annual period. If an Affiliated Firm fails to maintain the positive investment performance or the investment performance falls below any applicable hurdle rate, subsequent incentive fee accruals will be negative and offset prior positive incentive fee accruals.

     The incentive fee accrual is directly correlated with investment performance. Therefore, variations in quarterly investment performance by an Affiliated Firm will result in volatility in the amount of the corresponding incentive fee accrual.

     As a result of the Preferred Revenue Shares, Asset Alliance will be required to record its share of the incentive fee accruals of each of the Affiliated Firms, and such amounts likely will represent a high percentage of the Company's revenues. Therefore, volatility in the performance of the Affiliated Firms will result in fluctuations, which could be significant, in the Company's quarterly revenues and may result in the Company's revenue stream becoming more volatile than is characteristic of other investment management firms or holding companies. Accordingly, the Company seeks to acquire preferred interests in Alternative Managers it believes likely to achieve consistent returns and to diversify its investments in Affiliated Firms across a broad range of investment strategies that are not highly correlated, so as to increase the likelihood of achieving more consistent revenues. However, there can be no assurance that the Company's acquisition strategy or such diversification will successfully insulate the Company from the potential volatility in its revenue stream. See "Risk Factors -- The Company's Quarterly Results May Fluctuate Significantly" and "-- Unfavorable Investment Performance by the Affiliated Firms Would Adversely Affect the Company."

     The Preferred Revenue Shares are included in the Company's historical financial statements from the respective acquisition dates of the Affiliated Firms. The Company accounts for the Affiliated Firms on an unconsolidated basis using the equity method, except that Milestone, which is 99% owned by the Company, is consolidated. Therefore, other than with respect to Milestone, the principal effects on the Company's financial statements of the ongoing activities of the Affiliated Firms are the gross revenues allocated to the Company, the amortization and depreciation of contracts and other acquired assets, and the associated tax expense reflected in the Company's statements of operations.

     The Company's profitability will be determined by a number of factors, the most important of which are the investment performance of its Affiliated Firms and the level of assets under their management. The other principal factors affecting profitability are: (i) the terms upon which the Company is able to acquire additional Alternative Managers; (ii) the cost of the capital with which the Company finances its acquisitions; (iii) the level of intangible assets and the associated amortization expense resulting from the Company's acquisition of preferred interests in Alternative Managers; (iv) the level of corporate expenses incurred by the Company, including compensation for its employees, rent and professional fees; and (v) taxes paid by the Company.

RECENT AND PENDING ACQUISITIONS

  Bricoleur Capital Management LLC

     On February 27, 1998, the Company acquired a preferred interest in Bricoleur (the "Bricoleur Acquisition"). The purchase price paid for Bricoleur (the "Bricoleur Purchase Price") was $17.55 million in cash, 2.88 million shares of Common Stock and $5.85 million principal amount of the Company's subordinated convertible debentures (the "Bricoleur Debentures"), which are initially convertible into 780,000 shares of Common Stock.

     The Bricoleur Purchase Price is subject to adjustment based on the aggregate revenues of Bricoleur to which the Company is entitled through December 31, 1999. If revenues exceed a minimum benchmark, the Principals of Bricoleur will be entitled to receive additional shares of Common Stock. If revenues do not exceed the minimum benchmark, the Principals of Bricoleur will be obligated to make a payment to the Company in cash or in shares of Common Stock in an amount equal to the shortfall. The purchase price adjustment is subject to a cap of $5 million with the shares of Common Stock being valued at their average trading price for the ten days immediately preceding December 31, 1999.

     In connection with the Bricoleur Acquisition, the Company also agreed to make certain earn-out payments to the Principals of Bricoleur based on Bricoleur achieving targeted levels of assets under management and the Company realizing specified levels of revenues therefrom. The earn-out payments consist of (i) a one-time cash payment of $1.5 million upon Bricoleur achieving a specified level of assets under management, and (ii) the issuance of options to purchase shares of Common Stock in connection with increases in assets under management by Bricoleur, which also result in increases in revenues to the Company above a minimum amount. Options can be earned over a five-year period and are issued at an initial exercise price equal to fair market value on the date of grant. The initial exercise price of options that may be issued to the Principals of Bricoleur pursuant to the earn-out provisions is limited to $7 million.

     The Bricoleur Debentures mature on February 28, 2000 and are convertible into shares of Common Stock at the option of the Principals of Bricoleur at any time.

     In connection with the Bricoleur Acquisition, the Principals of Bricoleur entered into five-year employment agreements with Bricoleur under which the Company is a third-party beneficiary. The Principals of Bricoleur also agreed to maintain minimum investments of an aggregate of $10 million of their personal funds in the investment vehicles which they manage for so long as they retain an ownership interest in Bricoleur.

  JMG Capital Management LLC and Pacific Assets Management LLC

     On March 26, 1998, the Company entered into definitive agreements to consummate the JMG-Pacific Acquisition. The Company expects that the JMG-Pacific Acquisition will close in the second quarter of 1998. The consummation of the JMG-Pacific Acquisition is subject to the satisfaction of usual and customary closing conditions.

     The purchase price payable for JMG-Pacific (the "JMG-Pacific Purchase Price") is expected to be approximately $30.5 million in cash, $15.25 million principal amount of the Company's Series A Subordinated Convertible Debentures (the "Series A Debentures") and $15.25 million principal amount of the Company's Series B Subordinated Convertible Debentures (the "Series B Debentures" and, collectively with the Series A Debentures, the "JMG-Pacific Debentures").

     The Series A Debentures mature on the fifth anniversary of the closing of the JMG-Pacific Acquisition and are initially convertible into 1,742,857 shares of Common Stock at the option of the Principals of JMG-Pacific at any time after the first anniversary of the closing of the JMG-Pacific Acquisition. The Series B Debentures mature on the fifth anniversary of the closing of the JMG-Pacific Acquisition and are initially convertible into 1,742,857 shares of Common Stock at the option of the Principals of JMG-Pacific at any time after the entire principal amount of the Series A Debentures have been converted.

     The JMG-Pacific Purchase Price is subject to adjustment based on the aggregate revenues of JMG-Pacific to which the Company is entitled through December 31, 1999. If such revenues exceed a minimum benchmark, the Principals of JMG-Pacific will be entitled to receive additional consideration in cash or, at the Company's election, in shares of Common Stock. If revenues fall short of a minimum benchmark, the Principals of JMG-Pacific will be required to repay a portion of the JMG-Pacific Purchase Price in cash or, at any such Principal's election, in Series A Debentures, Series B Debentures or shares of Common Stock. The purchase price adjustment is subject to a cap of $5.25 million with the shares of Common Stock being valued at their average trading price for the ten days immediately preceding December 31, 1999.

     The JMG-Pacific Purchase Price is also subject to a one-time downward adjustment based on the revenues as of July 1998 of Pacific Capital Management, Inc., an entity controlled by JMG-Pacific ("PCM"). If PCM's revenues expressed as a percentage of fee paying assets under management do not equal or exceed a minimum benchmark, the Principals of JMG-Pacific will be obligated to pay to the Company an amount determined by the magnitude of such shortfall. This purchase price adjustment is subject to an aggregate cap of $5.2 million and is payable in cash and through the surrender of a portion of the JMG-Pacific Debentures.

     The JMG-Pacific Purchase Price also may be adjusted upward and the Company may incur a contingent payment obligation to the Principals of JMG-Pacific no earlier than April 2001 and in an amount not in excess of $10 million. This contingent payment is based on whether certain shares of Common Stock are freely tradeable under the Securities Act and the market performance of the Common Stock.

     In connection with the JMG-Pacific Acquisition, the Principals of JMG-Pacific are expected to enter into five-year employment agreements with JMG-Pacific under which the Company will be a third-party beneficiary. The Principals of JMG-Pacific also agreed to maintain minimum investments of an aggregate of $15 million of their personal funds in the investment vehicles which they manage for so long as they retain an ownership interest in JMG-Pacific.

  Metropolitan Capital Management LLC and Metropolitan Capital Advisors LLC

     On March 24, 1998, the Company entered into definitive agreements to consummate the MET Acquisition. The Company expects that the MET Acquisition will close within 30 days after the Offering. The consummation of the MET Acquisition is subject to the satisfaction of usual and customary closing conditions.

     The purchase price payable for MET (the "MET Purchase Price") is expected to be approximately $17.85 million in cash (the "MET Cash Consideration") and $17.85 million principal amount of the Company's subordinated convertible debentures (the "MET Debentures"). The Preferred Revenue Share in MET will entitle the Company to a 50% equity ownership interest and 40% of the gross revenues in MET.

     The MET Debentures mature on the fifth anniversary of the MET Acquisition and are initially convertible into 1,785,000 shares of Common Stock at the option of the Principals of MET at any time after the first anniversary of the MET Acquisition.

     The MET Purchase Price is subject to adjustment based on future events. The MET Cash Consideration may be increased or decreased if the level of assets under management by MET as of the closing of the MET Acquisition do not fall within a specified range. Similarly, the conversion price and the conversion ratio of the MET Debentures may be increased or decreased based on the initial public offering price of the shares of Common Stock to be sold in this Offering.
Based on the assumed initial public offering price of $          per share, no
adjustment to the conversion price or the conversion ratio of the MET Debentures would be made. Similarly, management of the Company does not currently anticipate that any material adjustment to the MET Cash Consideration will occur.

     The MET Purchase Price also is subject to a purchase price adjustment based on aggregate revenues of MET to which the Company is entitled through June 30, 2000. If such revenues fall short of a minimum benchmark, the Principals of MET will be required to surrender MET Debentures convertible into shares of Common Stock with a value equal to the revenue shortfall. If such revenues exceed a minimum benchmark, the Principals of MET will be entitled to shares of Common Stock, or in certain cases, cash, with a value equal to the revenue excess. The revenue purchase price adjustment is subject to a cap of $5 million.

     In connection with the MET Acquisition, the Principals of MET are expected to enter into five-year employment agreements with MET under which the Company will be a third-party beneficiary. The Principals also agreed to maintain minimum investments of an aggregate of $10 million in the investment vehicles which they manage for the duration of their employment by MET.

     On a pro forma basis for the year ended December 31, 1997, the Bricoleur Acquisition, the JMG-Pacific Acquisition and the MET Acquisition contributed $6.2 million, $6.0 million and $5.5 million to the Company's gross revenues, respectively.

PRIOR ACQUISITIONS

     In July 1996, the Company acquired all the outstanding capital of Milestone Investment Group Inc. ("MIG") from Messrs. Lipnick and Mintz. See "Certain Relationships and Related Party Transactions." One of the principal assets of MIG is a 99% limited partnership interest in Milestone. Pursuant to a stock purchase agreement (the "Milestone Agreement"), ownership of MIG was transferred to the Company in exchange for 2,500,000 shares of Common Stock, $637,500 in cash, warrants to purchase 350,000 shares of the Common Stock, contingent earn-out payments and contingent stock options. Contingent earn-out payments for 1996 and 1997 were $0 and $637,500, respectively. No further contingent earn-out payments are payable under the Milestone Agreement. The Milestone Agreement also provides for the issuance of stock options based upon specified increases in the gross revenues of MIG for the years 1996 through 1998. Contingent stock options available for issuance in 1998 may not exceed a value of $159,375 in initial exercise price. No contingent stock options were granted to Messrs. Lipnick and Mintz for 1996 and contingent stock options to purchase an aggregate of 21,250 shares of Common Stock were granted to Messrs. Lipnick and Mintz for 1997 in connection with the Milestone Agreement.

     In October 1996, the Company acquired a preferred interest in Trust Advisors. The purchase price consisted of $600,000 in cash, 175,000 shares of Common Stock, warrants exercisable for 35,000 shares of Common Stock at an exercise price of $5.00 per share and $750,000 principal amount of the Company's subordinated convertible debentures, which are initially convertible into 50,000 shares of Common Stock. The Principals of Trust Advisors are eligible to receive contingent stock options in connection with increases in the revenues through the year 2001 in an aggregate amount not to exceed $500,000 in initial exercise price. Upon the consummation of the Offering, the initial exercise price of contingent stock options previously granted to the Principals of Trust Advisors will automatically be adjusted to equal one-half the initial public offering price. The initial exercise price of contingent stock options granted to the Principals of Trust Advisors after the Offering will be fair market value. Contingent stock options to purchase an aggregate of 15,344 shares of Common Stock were granted to the Principals of Trust Advisors for 1996 and 1997.

     The Company's acquisitions are accounted for, or, in the case the JMG-Pacific Acquisition and the MET Acquisition, will be accounted for, under the equity method of accounting from the date of the respective acquisitions. The purchase price is allocated based on the fair value of the net assets acquired, primarily investment advisory contracts. The cost assigned to contracts acquired is amortized using the straight-line method over periods ranging from seven to twenty years. The Company reviews each individual investment on a regular basis to determine if the remaining amortizable period should be accelerated. In determining the remaining amortization period for intangible assets acquired, the Company considers a number of factors relating to each Affiliated Firm including: historical and potential future operating performance, client attrition rates, past and expected future investment performance, characteristics of products and investment styles and the stability and depth of the management team. Amortization of contracts and other intangibles will have a negative effect on the Company's results of operations. See "Risk Factors -- The Company Could Be Adversely Affected by Write-Offs of Investments in Affiliated Firms."

RESULTS OF OPERATIONS

  Year Ended December 31, 1997 Compared to Period Ended December 31, 1996

     In its first full calendar year of operations, the Company had net income of $564,000, compared to a net loss of $59,000 for the period from February 1, 1996 (date of inception) to December 31, 1996. Net revenues were $8.1 million in 1997, as compared to $978,000 in 1996. The primary cause of the increased revenue level was the increase in assets under management by Milestone. The portion of the Company's revenues representing management fees earned by Milestone totaled $6.8 million in 1997 compared to revenues of $804,000 in 1996. Also contributing to the increase in the Company's revenues in 1997 was an increase in the amount of management fees earned by Trust Advisors, attributable in large part to the introduction of new investment vehicles, as well as the establishment of Silverado. The Company's share of gross revenues from Trust Advisors increased to $960,000 in 1997 from $101,000 in 1996. The Company held a preferred interest in Trust Advisors for only three months in 1996. The Company's share of gross revenues from Silverado for 1997 were $88,000.

     Sub-advisory fees paid in 1997 totalled $4.9 million, including $3.2 million paid Milestone to BSIA and $1.5 million paid by Milestone to Westside, as compared to a total of $529,000 for 1996. The Company expects that Milestone will continue to pay comparable levels of sub-advisory expense as a percentage of its revenues for the foreseeable future. Compensation and related expenses in 1997 were $1.4 million, including earn-out payments of $637,500 paid by Milestone to Messrs. Lipnick and Mintz upon the achievement of gross revenue targets specified in the Milestone Agreement, as compared to compensation and related expenses of $297,000 in 1996. The earn-out payments to Messrs. Lipnick and Mintz are a one-time, non-recurring payment. See "Certain Relationships and Related Party Transactions." Other operating expenses were $900,000 in 1997, as compared to $228,000 in 1996.

     Net interest income was not significant for either the year ended December 31, 1997 or the period ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company historically has met its cash requirements primarily through cash generated by its operations, bank borrowings, and the issuance of equity and debt securities in private placement transactions. See "Certain Relationships and Related Party Transactions."

     The Company intends to use its cash flow from operations for the foreseeable future to support marketing activities and product development, to repay debt, including interest payments on outstanding debt, and for other working capital needs. To a lesser extent, the Company may use cash flow from operations for its acquisition activities, although the Company does not expect that such amounts alone will be sufficient to support its planned level of acquisition activities. The Company's principal uses of cash have been to make acquisitions of the Affiliated Firms and to support the Company's operating activities. The Company does not expect to make commitments for material capital expenditures in the foreseeable future.

     As of December 31, 1997, the Company had cash and cash equivalents of $12.2 million, compared to $3.2 million at the end of 1996. As of December 31, 1997, the Company had $3.9 million invested in the Cash Alternative Fund, L.P., a corporate cash management investment vehicle in which the Company and its affiliates hold a limited partnership interest of approximately 35%.

     Net cash flow used in operating activities was $1.7 million and $2.7 million for the periods ended December 31, 1997 and 1996, respectively. Net cash flow used in investing activities was $1.1 million and $877,000 for the periods ended December 31, 1997 and 1996, respectively. Such amounts were used primarily to acquire preferred interests in Trust Advisors in 1996 and Silverado in 1997. Net cash provided by financing activities was $11.8 million and $6.8 million for the periods ended December 31, 1997 and 1996, respectively. The issuance of the Series B Preferred Stock was the primary source of the net cash provided by financing activities in 1997. Net cash provided by financing activities in 1996 primarily consisted of the proceeds from the issuance of capital stock including the Series A Preferred Stock and shares of Common Stock sold to private investors.

     In February 1998, the Company completed the Bricoleur Acquisition, which required approximately $17.7 million in cash (including transaction costs). The Company expects to complete its acquisition of a preferred interest in JMG-Pacific in April 1998, which is expected to require approximately $30.6 million in cash (including transaction costs). The Company expects to complete the MET Acquisition within 30 days after the consummation of the Offering. The consummation of the MET Acquisition is expected to require approximately $18.4 million in cash (including transaction costs). See "-- Recent and Pending Acquisitions."

     The Company obtained or expects to obtain the financing for the cash portions of the purchase prices for the Bricoleur Acquisition and the JMG-Pacific Acquisition pursuant to (i) $30.0 million in borrowings under the Credit Agreement, (ii) $10.0 million in proceeds from the issuance of the Series B Preferred Stock, and (iii) $5.0 million in borrowings pursuant to the Citco Loan (clauses (i) -- (iii) collectively, the "Recent Financing"). The Company expects to obtain the cash portion of the purchase price for the MET Acquisition from the proceeds of the Offering.

     In February 1998, the Company entered into the Credit Agreement with the Lending Bank. The Credit Agreement permits the Company to borrow an aggregate of $30 million in term loans with five-year maturities in two facilities: $10 million under Facility A and $20 million under Facility B. The Facility B term loans are guaranteed by AJG Co. Interest on the term loans is calculated, at the option of the Company, at LIBOR or the Lending Bank's Federal Funds rate, plus a margin of 1.25% for the Facility A term loans and 0.50% for the Facility B term loans.

     The Facility A and Facility B term loans can be prepaid without penalty at any time. Principal payments, if not otherwise made from the proceeds of the Offering, are required on the term loans in aggregate annual amounts of $5 million during the first two years of the loans to repay the Facility A term loans and $6.66 million during the third, fourth and fifth years of the loans to repay the Facility B term loans.

     The Company intends to repay all indebtedness to be outstanding under the Credit Agreement with a portion of the net proceeds of the Offering. As a result, upon completion of the Offering and the application of proceeds therefrom, the Company will not have any borrowing capacity available under the Credit Agreement. See "Use of Proceeds."

     The Company's borrowings under the Credit Agreement may be used only to acquire preferred interests in Alternative Managers. These borrowings are collateralized by the pledge of all of the Company's interests in each Affiliated Firm acquired with such borrowings. The Company has utilized borrowings under the Credit Agreement to finance the cash portion of the Bricoleur Acquisition and intends to use borrowings under the Credit Agreement to finance a part of the cash portion of the purchase for the JMG-Pacific Acquisition. Investments in Bricoleur and JMG-Pacific in the aggregate represent in excess of 69% of the Company's assets at December 31, 1997 on a pro forma basis. The Credit Agreement contains usual and customary covenants, including financial covenants. As of the date of this Prospectus, the Company is in compliance with each of the covenants, including the financial covenants. The Company's ability to borrow under the Credit Agreement is conditioned upon its compliance with the requirements of the Credit Agreement, and any non-compliance with those requirements could give rise to a default entitling the lenders to accelerate all outstanding borrowings under the Credit Agreement. The Company expects that in the future it will enter into a new or replacement credit agreement, which will likely have substantially similar terms to those contained in the Credit Agreement.

     As part of the Recent Financing, in December 1997 the Company issued to AJG Co. 100,000 shares of Series B Preferred Stock (convertible into 1,000,000 shares of Common Stock) for aggregate cash consideration of $10 million. See "Certain Relationships and Related Party Transactions." The proceeds from the sale of the Series B Preferred Stock were used to finance a part of the cash portion of the purchase price for the Bricoleur Acquisition. The Series B Preferred Stock will automatically convert into shares of Common Stock upon the consummation of the Offering.

     On March 23, 1998, the Company entered into the Citco Loan with Citco Banking Corporation N.V. to finance $5 million of the cash portion of the purchase price for the JMG-Pacific Acquisition. The Citco Loan provides for borrowings at 2% over the prime rate as quoted in The Wall Street Journal and matures on June 1, 1998. In connection with the Citco Loan, the Company issued 17,500 warrants to an affiliate of the Citco Group, with an initial exercise price of $10.00 per share. The Company intends to repay the Citco Loan with a portion of the net proceeds of the Offering. See "Use of Proceeds."

     In May 1997, the Company entered into a $5 million revolving credit facility provided by the Bank of America Illinois. The facility provided for borrowings at variable rates of 1.25% over LIBOR or the Federal Funds rate, at the option of the Company. The Company did not draw on this revolving credit facility and it was renegotiated and replaced in February 1998 by the amended and restated Credit Agreement as part of the Recent Financing described above.

     In order to maintain its planned level of acquisition activities in the future, the Company expects it will be necessary to incur, from time to time, additional long-term bank debt and/or issue equity or debt securities. There can be no assurance that such additional financing will be available on terms acceptable to the Company. See "Risk Factors -- Use of Debt to Finance Acquisitions Could Adversely Affect the Company."

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and therefore cannot recognize the year 2000. These date code fields will need to accept four digit entries in order to distinguish 21(st) century dates from 20(th) century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company currently is evaluating its information technology infrastructure and that of the Affiliated Firms for "Year 2000" compliance. The Company does not expect that the cost to modify its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations nor does it anticipate any material disruption in its operations as a result of any failure by the Company to be Year 2000 compliant. Nonetheless, there can be no assurance in this regard until the Year 2000 occurs.

     The Company's Year 2000 issues relate not only to its own systems and those of the Affiliated Firms but also to the systems of service providers to the Company and the Affiliated Firms. The failure to recognize the Year 2000 could have a negative impact on, among other things, the handling of securities trades, the pricing of securities and account services. The Company currently does not have any information regarding the Year 2000 compliance status of the service providers to the Company or the Affiliated Firms. The failure of such service providers to successfully and timely achieve Year 2000 compliance could adversely affect the business of the Company and/or the Affiliated Firms.

INTEREST RATE SENSITIVITY

     The Company's revenues consist principally of distributions of the Preferred Revenue Shares from its Affiliated Firms. Accordingly, a high percentage of the Company's revenues are dependent on fees or profit allocations which are based on a combination of the investment performance of the Affiliated Firms and the values of assets managed by them. Investment performance and thereby asset values are often affected by changes in the broader financial markets which are, in part, and sometimes significantly, affected by changing interest rates. The Company cannot predict the effects that interest rates or changes in interest rates may have on either the broader financial markets or the investment performance of the Affiliated Firms. Any decline in the financial markets or a lack of sustained growth may result in a decline in performance by the Affiliated Firms and may adversely affect assets under management and/or fees at the Affiliated Firm level, which would reduce the Preferred Revenue Shares to the Company. Increases in interest rates, however, would have the effect of making future debt financings by the Company more expensive. See "Risk Factors -- The Performance of the Company and the Affiliated Firms May Be Adversely Affected by Economic and Market Conditions" and "-- Use of Debt to Finance Acquisitions Could Adversely Affect the Company."

ECONOMIC AND MARKET CONDITIONS

     The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. The financial markets and businesses operating in the securities industry, however, are highly volatile and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond the control of the Company. No assurance can be given that broader market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in performance by the Affiliated Firms and may adversely affect assets under management and/or fees or profit allocations at the Affiliated Firm level, which would reduce the Preferred Revenue Share to the Company.

INTERNATIONAL OPERATIONS

     In the future, the Company may seek to invest in Affiliated Firms that are located and/or conduct a significant part of their operations outside of the United States. Many of the Affiliated Firms currently manage one or more investment funds that are domiciled and administered outside the United States. Certain risks are inherent in doing business internationally, such as changes in applicable laws and regulatory requirements, difficulties in staffing and managing foreign operations, longer payment cycles, difficulties in collecting investment advisory fees receivable, political instability, fluctuations in currency exchange rates, expatriation controls and potential adverse tax consequences. No assurance can be given that one or more of such factors will not have a material adverse effect on the Affiliated Firms and, consequently, on the Company's business, financial condition and results of operations.

INFLATION

     The Company does not believe that inflation or changing prices have had a material impact on its results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of Asset Alliance are as follows:

NAME                                        AGE    POSITION
----                                        ---    --------
Bruce H. Lipnick..........................   51    President, Chief Executive Officer and
                                                   Chairman of the Board
Arnold L. Mintz...........................   51    Executive Vice President, Chief Operating
                                                   Officer, Secretary and Director
Jeffrey J. Ervine.........................   32    Senior Vice President and Treasurer
David R. Long.............................   45    Senior Vice President, Acquisitions and
                                                   Director(1)
Jeffrey M. Moses..........................   37    Senior Vice President and General Counsel
Mark P. Strauch...........................   42    Senior Vice President, Chief Financial
                                                   Officer and Director(1)
Joseph Lagnado............................   46    Controller
Jefferson F. Allen........................   52    Director(2)
Harvey Silverman..........................   57    Director(2)

---------------
(1) Messrs. Long and Strauch are part-time employees of the Company.

(2) To become a Director upon and subject to consummation of the Offering.

     BRUCE H. LIPNICK, the founder of Asset Alliance, has served as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in 1996. Since 1982, Mr. Lipnick has served as President, Chief Executive Officer and Director of Wharton Management Group Inc., a registered investment adviser ("Wharton Management"). In addition, since 1982, Mr. Lipnick has served as chief executive officer and general partner of several investment entities. Mr. Lipnick currently serves as the President and a Director of Milestone Fund Manager Inc. (the general partner of Milestone) and the President and Chief Executive Officer of Milestone Investment Group Inc. (the limited partner of Milestone). He also serves as President and Director of Manager Advisory Group Inc., a broker-dealer registered with the NASD, which is unaffiliated with the Company.

     ARNOLD L. MINTZ, the co-founder of Asset Alliance, has served as Executive Vice President, Chief Operating Officer, Secretary and Director of the Company since its inception in 1996. Since 1982, Mr. Mintz has served as Executive Vice President, Chief Operating Officer, Secretary and Director of Wharton Management. In addition, since 1982, Mr. Mintz has served as chief operating officer of several investment entities. He currently serves as the Executive Vice President, Chief Operating Officer and Secretary of Milestone Investment Group Inc. and Milestone Fund Manager Inc. Mr. Mintz also serves as Executive Vice President, Secretary, Director and a registered principal of Manager Advisory Group Inc. and Asset Alliance Investment Services Inc., a wholly-owned subsidiary of the Company, which is a broker-dealer with NASD registration pending.

     JEFFREY J. ERVINE joined Asset Alliance as Senior Vice President and Treasurer in March 1998. From 1997 until joining Asset Alliance, Mr. Ervine was an associate in the Financial Institutions Group at Bear, Stearns & Co. Inc., where he began working after he received his Master of Business Administration with a concentration in finance. From 1992 to 1995, Mr. Ervine worked for Deloitte & Touche LLP as a manager in the LBO Coverage Group, where he specialized in buyside advisory due diligence. Mr. Ervine is a Certified Public Accountant.

     JEFFREY M. MOSES joined Asset Alliance as Senior Vice President and General Counsel in February 1998. From 1991 through 1996, Mr. Moses was Executive Vice President of Systematic Financial Management, L.P., an investment advisory firm. Prior to that time, Mr. Moses was an attorney at Baer Marks & Upham LLP, focusing on mergers and acquisitions. Mr. Moses also is a Chartered Financial Analyst.

     DAVID R. LONG has served as Senior Vice President, Acquisitions and Director of Asset Alliance since July 1996. Since 1996, Mr. Long has served, and is currently serving, as President of AJG, a wholly-owned subsidiary of AJG Co., where he has served in various executive capacities since 1981. Since 1989, Mr. Long also has served as Vice President and Chief Investment Officer of AJG Co., having previously served as its Treasurer. In addition, Mr. Long serves as a Director of Fasciano Fund Mutual Fund Company, an open-end mutual fund company.

     MARK P. STRAUCH has served as Senior Vice President, Chief Financial Officer and Director of Asset Alliance since July 1996. Since March 1997, Mr. Strauch has served, and is currently serving, as Executive Vice President of AJG and he has served as Treasurer of AJG Co. since 1989, where he also is a member of its investment committee.

     JOSEPH LAGNADO has served as the Controller of Asset Alliance since its inception in 1996. From 1986 to the present, Mr. Lagnado also has served as Chief Financial Officer and Compliance Director of Wharton Management Group Inc. and its affiliated entities. He has been the Chief Financial Officer for Manager Advisory Group Inc. since 1987 and serves as Chief Financial Officer for several of the funds operated by Milestone, Trust Advisors and Silverado. Mr. Lagnado is a Certified Public Accountant and an NASD registered financial and operations principal.

     JEFFERSON F. ALLEN has served as the President and Director of Tosco Corporation ("Tosco"), the largest independent refiner and marketer of petroleum products in the United States, since November 1997 and has served as Chief Financial Officer of Tosco since June 1990. From June 1990 until November 1997, Mr. Allen was Executive Vice President of Tosco and served as Treasurer from June 1990 until October 1995.

     HARVEY SILVERMAN is co-head and Senior Managing Director of Spear, Leeds & Kellogg ("Spear, Leeds"), the largest specialist on both the New York and American Stock Exchanges, and has held various positions, including senior management positions, since joining Spear, Leeds in 1963. Mr. Silverman is the Vice Chairman and Director of the Options Clearing Corporation and an official of the American Stock Exchange. Mr. Silverman also is a Director of Unidigital Inc. and Worldwide Entertainment & Sports Corp.

     The Company intends to appoint one additional outside Director prior to the consummation of the Offering.

     The Company's Board of Directors will, upon consummation of the Offering, consist of seven directors. The directors will be divided as evenly as possible into three classes, denominated Class I, Class II and Class III, with the terms of office of each class expiring at the 1999, 2000 and 2001 annual meeting of stockholders, respectively. At each annual meeting of the stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire will be elected for a term to expire at the third succeeding annual meeting of the stockholders after their election. See "Description of Capital Stock -- Anti-Takeover Effects of Certain Provisions of the Certificate and By-Laws and of Delaware Law -- Classified Board of Directors." The directors in each class are as follows: Class I -- Messrs. Allen, Long and Strauch, Class II -- Messrs. Mintz and Silverman and Class
III -- Messrs. Lipnick and the additional outside Director. Mr. Strauch does not intend to be a candidate for re-election to the Board of Directors at the 1999 annual meeting of stockholders. All officers are appointed by and serve at the direction of the Board of Directors. There are no family relationships among any of the officers and directors.

     The Board of Directors will conduct its regular meetings on a quarterly basis and will schedule special meetings as necessary.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon the consummation of the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"), which will consist of Messrs. Allen and Silverman, a compensation committee (the "Compensation Committee"), which will consist of Messrs. Mintz, Allen and Silverman, and an executive committee (the "Executive Committee"), which will consist of Messrs. Lipnick, Mintz, Ervine and Long.

     The Audit Committee will review the scope and approach of the annual audit, the annual financial statements of the Company and the auditors' report thereon and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Audit Committee will also recommend to the Board of Directors the appointment of independent public accountants for the following year. The Audit Committee will consist of at least two members, the majority of whom will be independent directors.

     The Compensation Committee will review management compensation levels and provide recommendations to the Board of Directors regarding salaries and other compensation for the Company's executive officers, including bonuses and incentive programs, and will administer the 1996 Plan.

     The Executive Committee will have the power and authority of the Board of Directors to manage the affairs of the Company between meetings. The Executive Committee will also regularly review significant corporate matters and recommend action as appropriate to the Board of Directors. However, the Executive Committee may not (i) amend the Certificate or the By-Laws of the Company, (ii) adopt an agreement of merger or consolidation, (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets, (iv) recommend to the stockholders a dissolution of the Company or revoke a dissolution, (v) elect a director or (vi) make a distribution or authorize the issuance of stock.

BOARD OF ADVISORS

     The Company's management has established an advisory committee (the "Board of Advisors") with which management consults on possible acquisition opportunities and on other matters relating to the business of the Company. The function of the Board of Advisors is to offer broad guidance to the officers and the Board of Directors of the Company on matters of policy and to provide specific assistance and advice regarding potential acquisitions. Management believes that the members of the Board of Advisors, because of their experience and diverse interests and activities, will be a source of opportunities for the Company and the Affiliated Firms. The Company has no obligation to accept or take action with respect to any recommendation of the Board of Advisors.

     The Board of Advisors meets quarterly, and the Company regularly calls on members of the Board of Advisors from time to time as they are needed for advice and consultation. Any compensation to members of the Board of Advisors is paid by the Company and may include the issuance of options to purchase shares of Common Stock or the issuance of warrants exercisable for Common Stock. The Board of Directors has granted each member of the Board of Advisors who is unaffiliated with the Company ten-year options to purchase shares of Common Stock. See "-- Non-Plan Stock Option Grants."

  Unaffiliated Members

     The following individuals have been appointed by the Board of Directors to serve as unaffiliated members of the Board of Advisors:

     ANDREW W. GITLIN was appointed to the Board of Advisors in November 1996. Mr. Gitlin is President of AIG International Asset Management, Inc. ("AIGIAM"), a majority-owned subsidiary of American International Group, Inc., one of the largest financial service companies in the world. At AIGIAM, Mr. Gitlin is responsible for a business that currently manages investment products for third parties and also is responsible for the allocation of capital to a variety of external money managers. Before joining AIGIAM, Mr. Gitlin was a director of Chase Manhattan Capital Finance Corp. and a vice president and founder of the CHASE managed funds, a multi-adviser managed fund business.

     BARRY GOODMAN was appointed to the Board of Advisors in March 1997. Mr. Goodman is Executive Vice President, Director of Trading and Co-Director of Research of the Millburn Ridgefield Corporation ("Millburn"), a commodity trading advisory firm, with assets under management of approximately $1.5 billion. Mr. Goodman is responsible for the development and implementation of trading and investment programs for Millburn.

     HARRY W. RHULEN was appointed to the Board of Advisors in March 1998. Mr. Rhulen is President, Chief Executive Officer and Chairman of the Board of Frontier Insurance Company, a specialty insurance company listed on the New York Stock Exchange.

     ERMANNO UNTERNAHRER was appointed to the Board of Advisors in November 1996. Mr. Unternahrer is the President of Citco Fund Advisors LLC ("Citco Fund Advisors"), a New York based consulting firm specializing in the selection and tracking of money managers. Citco Fund Advisors is an affiliate of the Citco Group, a global independent fund administrator and financial services organization.

  Affiliated Members

     The Board of Directors also has appointed Principals from each of the Affiliated Firms to serve as affiliated members of the Board of Advisors. In such capacity, these Principals will advise the Board of Directors on various matters pertaining to the Company and the Affiliated Firms. The Principals will not receive any compensation for their service to the Company as members of the Board of Advisors. See "Business -- The Affiliated Firms."

STRATEGIC STOCKHOLDERS

     Since inception, Asset Alliance has benefitted from a core group of founding strategic stockholders, including AJG and the Citco Group.

     AJG, in addition to providing equity capital to the Company, has assisted the Company with financial planning and analysis and with negotiating and structuring several of its acquisitions. AJG, through the services of David R. Long and Mark P. Strauch, will continue to provide the Company with such services on an arm's-length basis for a minimum of one year from the date of the Offering. See "Management -- Employment Agreements."

     The Citco Group has assisted the Company by providing the initial capital for, and assisting in the structuring of, various investment vehicles managed by the Affiliated Firms.

     Both AJG and the Citco Group also have had representatives serving on the Company's Board of Directors and/or Board of Advisors, and have assisted the Company in its marketing and distribution efforts.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company by the Company's Chief Executive Officer and its other most highly compensated executive officer whose total salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL                   LONG-TERM
                                                             COMPENSATION               COMPENSATION
                                                  ----------------------------------    ------------
                                                                                         SECURITIES
                                                                     OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION                        SALARY($)      COMPENSATION($)(1)     OPTIONS(#)
---------------------------                       ------------    ------------------    ------------
Bruce H. Lipnick, Chairman of the Board,
  President and Chief Executive Officer.........    $200,000           $22,963             20,000
Arnold L. Mintz, Executive Vice President, Chief
  Operating Officer and Secretary...............     200,000            14,143             20,000

---------------
(1) Includes: (i) the dollar value of insurance premiums paid by the Company with respect to long-term disability insurance policies in the amount of $8,166 on behalf of Mr. Lipnick and $4,262 on behalf of Mr. Mintz; and (ii) the amount paid by the Company with respect to automobile lease expenses in the amount of $14,797 on behalf of Mr. Lipnick and $9,881 on behalf of Mr. Mintz. Excludes a one-time aggregate earn-out payment of $637,500 made to Messrs. Lipnick and Mintz pursuant to the terms of the Milestone Agreement. See "Certain Relationships and Related Party Transactions."

STOCK OPTION GRANTS

     The following table sets forth certain information concerning grants of stock options during the fiscal year ended December 31, 1997 by the Company to the Named Executive Officers. As of the date hereof, the Company has not granted any stock appreciation rights.

                         OPTIONS GRANTED IN FISCAL 1997

                                                INDIVIDUAL GRANTS
                            ----------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                           PERCENT OF                                      AT ASSUMED ANNUAL RATES
                            NUMBER OF        TOTAL                                              OF STOCK PRICE
                            SECURITIES      OPTIONS                                        APPRECIATION FOR OPTION
                            UNDERLYING     GRANTED TO        EXERCISE                              TERM(3)
                             OPTIONS      EMPLOYEES IN        PRICE         EXPIRATION    --------------------------
NAME                        GRANTED(#)    FISCAL 1997      ($/SHARE)(1)      DATE(2)        5%($)           10%($)
----                        ----------    ------------    --------------    ----------    ----------      ----------
Bruce H. Lipnick..........    20,000           20%            $7.50          12/05/07      $ 94,400        $239,000
Arnold L. Mintz...........    20,000           20%             7.50          12/05/07        94,400         239,000

---------------
(1) The exercise price was fixed at the date of the grant and represented the fair market value per share of Common Stock on such date.

(2) All options were granted on December 5, 1997 and vest at a rate of one-third per year, with one-third becoming exercisable on each of December 5, 1998, December 5, 1999 and December 5, 2000.

(3) In accordance with the rules of the Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.

     The following table sets forth information concerning the number and value of securities underlying unexercised options held at December 31, 1997 by each of the Named Executive Officers. During 1997, no stock options were exercised by any of the Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                                            NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                            AT DECEMBER 31, 1997              AT DECEMBER 31, 1997(1)
                                       ------------------------------      ------------------------------
NAME                                   EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                                   -----------      -------------      -----------      -------------
Bruce H. Lipnick.....................     8,333            36,667            $                 $
Arnold L. Mintz......................     8,333            36,667

---------------
(1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and an assumed initial
    public offering price of $          per share (the mid-point of the
    estimated range of the initial public offering price).

EMPLOYMENT AGREEMENTS

     Bruce H. Lipnick and Arnold L. Mintz (each, an "Employee") are each party to an amended and restated employment agreement with the Company (collectively, the "Employment Agreements"), pursuant to which each Employee is entitled to an annual base salary of $495,000 and $395,000, respectively. Each Employee also is entitled to an additional incentive bonus payment of a stated amount based upon the Company achieving a certain EBITDA per share (the "Incentive Bonus"), as determined each year by the Board of Directors and the Company's independent accountants, and may receive a discretionary annual bonus as determined solely by the Board of Directors. The Employment Agreements replaced each Employee's initial employment agreement dated July 8, 1996. In consideration of entering into the Employment Agreements and foregoing the right to receive certain cash bonus payments, the Company granted options to purchase 50,000 shares of Common Stock to each Employee.

     The Employment Agreements became effective on January 1, 1998, for a term of five years expiring on January 1, 2003, and automatically renew for successive one-year periods unless terminated earlier upon 180 days' prior written notice by the Company or Employee. The Company has the right to terminate each Employee for cause and each Employee has the right to resign for good reason, including a change of control of the Company, as such terms are defined in the Employment Agreements.

     In the event that either Employee is terminated without cause or resigns for good reason, the Company must continue to pay the terminated or resigning Employee the full amount of his then current base salary plus all other benefits to which he is entitled to under the Employment Agreement. In addition, the Company must pay, in a single lump sum within five days after the date of such termination or resignation, three times the average of the Incentive Bonus paid or payable to such Employee in the last two years. If such resignation is the result of a change of control, then the Company must pay the entire amount payable to the Employee (as described above) in a single lump sum within five days after the date of resignation. In addition, the Employment Agreements provide for a "gross-up" payment with respect to any excise tax imposed on an Employee under Section 4999 of the Code with respect to the payments under his Employment Agreement.

     The Employment Agreements provide that during the term of such agreements, each Employee shall devote substantially all of his working time to the business of the Company. In addition, each Employee has agreed that for the term of the Employment Agreement and for two years thereafter, he shall not engage in competing ventures, subject to exception for certain existing activities (as defined in the Employment Agreements), and shall not interfere with the customers or solicit any employee of the Company or any of its affiliates.

     The Company also has entered into employment agreements with the following executive officers who were not Named Executive Officers with respect to the fiscal year ended 1997 but who the Company anticipates will be named executive officers in fiscal 1998.

     Jeffrey J. Ervine is a party to an employment agreement with the Company, pursuant to which he is entitled to an annual base salary of $175,000, and may receive, at the discretion of the Board of Directors, a discretionary annual bonus of up to 50% of his base salary. In addition, the Company has granted Mr. Ervine options to purchase 150,000 shares of Common Stock, of which options to purchase 50,000 shares vested on March 12, 1998, with the remainder vesting annually thereafter pursuant to a six year vesting schedule. Pursuant to the terms of the employment agreement, the Company has agreed to employ Mr. Ervine as Senior Vice President and Treasurer of the Company until such time as the Board of Directors shall appoint him Chief Financial Officer, which shall occur no later than six months after the consummation of the Offering.

     Mr. Ervine's employment agreement became effective on March 12, 1998, for a term of five years expiring on January 1, 2003. The Company has the right to terminate Mr. Ervine for cause and Mr. Ervine has the right to resign for good reason including a change of control of the Company, as such terms are defined in the employment agreement. In the event that Mr. Ervine is terminated without cause or resigns for good reason, the Company must continue to pay Mr. Ervine the full amount of his then current base salary for three years, if such termination or resignation occurs on or before March 12, 2000, or for two years, if such termination or resignation occurs after such date. In addition, all of Mr. Ervine's options shall vest and become immediately exercisable as of the date of such termination or resignation.

     Mr. Ervine also is subject to the same non-competition and non-intervention restrictions as Messrs. Lipnick and Mintz, which are described above.

     Mark P. Strauch and David R. Long also are parties to amended and restated employment agreements (collectively, the "Strauch and Long Agreements") with the Company, pursuant to which Messrs. Strauch and Long are entitled to annual base salaries of $95,000 and $105,000, respectively, and may be granted a bonus at the discretion of the Board of Directors. Messrs. Strauch and Long may be granted options under the 1996 Plan, but are not entitled to participate in the Company's employee benefit plans. The Strauch and Long Agreements replaced initial employment agreements of each of Messrs. Strauch and Long dated July 8, 1996. In consideration of entering into the Strauch and Long Agreements and foregoing the five-year employment term of their prior agreements, the Company granted options to purchase 20,000 shares of Common Stock to each of Messrs. Strauch and Long.

     The Strauch and Long Agreements require Messrs. Strauch and Long to devote the amount of time necessary to fulfill their duties to the Company in a faithful and diligent manner, subject to their responsibilities to AJG. The Strauch and Long Agreements became effective on February 1, 1998 for a one year term expiring February 1, 1999 and are renewable at the option of the Company and the employee upon 30 days' notice under the same terms. In the event that either of Messrs. Strauch or Long is terminated without cause (as defined in the Strauch and Long Agreements), the Company must continue to pay the terminated employees base salary through the expiration of the term of his agreement.

     Each of Messrs. Strauch and Long has agreed that for the term of his agreement and for six months thereafter, he shall not engage in competing ventures, subject to exception for the performance of his duties to AJG Co., and shall not interfere with the customers or solicit any employee of the Company or any of its affiliates. AJG Co., which employs both Messrs. Strauch and Long on a full-time basis, has been apprised of such agreements and has consented to the terms and conditions contained therein. See "Certain Relationships and Related Party Transactions."

     In February 1998, Jeffrey M. Moses was retained by the Company as Senior Vice President and General Counsel. Mr. Moses receives an annual base salary of $150,000 and is entitled to an annual bonus in an amount to be determined at the discretion of the Board of Directors. Mr. Moses also was granted options under the 1996 Plan to purchase 120,000 shares of Common Stock of the Company, of which options to purchase 15,000 shares vest on August 3, 1998, with the remainder vesting in equal annual installments over a six-year period.

COMPENSATION OF DIRECTORS

     Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors ("Independent Directors") are each compensated $500 for each meeting of the Board of Directors, including committee meetings. Independent Directors also may be entitled to receive options to purchase shares of Common Stock. The Board of Directors has approved the grant of options to purchase 10,000 shares of Common Stock to each of Messrs. Allen and Silverman. See "-- Compensation, Benefit and Retirement Plans -- Non-Plan Stock Option Grants."

     All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

COMPENSATION, BENEFIT AND RETIREMENT PLANS

     The Company currently has in place the 1996 Plan and may also grant options to various individuals, including members of the Board of Advisors and certain Principals, pursuant to non-plan stock option agreements. Pursuant to the 1996 Plan and certain stock option agreements, giving effect to the Offering, the
Company will have (i) awarded options to purchase up to        shares of Common
Stock, or approximately      % of the outstanding Common Stock, to members of
senior management, (ii) awarded options to purchase up to        shares of
Common Stock, or approximately      % of the outstanding Common Stock, to
Principals of the Affiliated Firms or consultants and advisors of the Company,
and (iii) reserved        shares, or approximately      % of the outstanding
Common Stock (including shares reserved under the 1996 Plan), for issuance under the 1996 Plan and all stock option agreements other than under the 1996 Plan. Overall, members of the Company's senior management own an aggregate shares of Common Stock (on a fully diluted basis and including shares of stock
purchased outside of the 1996 Plan), or approximately      % of the outstanding
Common Stock of the Company. The following is a brief summary of the 1996 Plan and certain non-plan stock option grants made or to be made in the future by the Company.

  The 1996 Stock Option Plan

     On December 18, 1996, the Board of Directors adopted, and the stockholders of the Company subsequently approved, the 1996 Plan, which was amended on January 23, 1998. Under the 1996 Plan, 1,400,000 shares of Common Stock are authorized and reserved for issuance.

     The 1996 Plan permits (i) the grant of options to purchase shares of Common Stock intended to qualify as incentive stock options ("Incentive Options") under
Section 422 of the Code to employees of the Company or its subsidiaries or (ii) the grant of options that do not so qualify ("Non-Qualified Options") to employees, directors or consultants of the Company or its subsidiaries. The 1996 Plan was designed and intended to encourage ownership of the Common Stock by employees, directors, consultants and advisors of the Company and the Affiliated Firms, to induce qualified personnel to enter and remain in the employ of the Company or the Affiliated Firms and otherwise to provide additional incentive for optionees to promote the success of the Company's business. As of March 15, 1998, Non-Qualified Options to purchase 628,000 shares of Common Stock had been awarded under the 1996 Plan and no Incentive Options had been awarded. The Plan will be administered by the Board or a committee thereof. The exercise price of an Incentive Option shall not be less than the fair market value of a share of Common Stock on the date of grant and the exercise price of a Non-Qualified Option shall not be less than 85% of the fair market value of a share of Common Stock on the date of grant. Options shall vest and become exercisable as set forth in the applicable option agreement. All options shall vest and become exercisable in full upon a "hostile change in control" as defined in the 1996 Plan or the applicable stock option agreement.

     The proceeding summary description is qualified in its entirety by the 1996 Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Non-Plan Stock Option Grants

     The Company may grant ten-year options to purchase shares of Common Stock to non-affiliated members of the Board of Advisors, independent members of the Board of Directors and certain other advisors or consultants. Such grants are authorized by the Board of Directors and made pursuant to stock option agreements between the Company and each individual receiving stock options, but are not granted pursuant to the 1996 Plan. Upon any such grant, the Board of Directors reserves from authorized but unissued shares of the Common Stock the number of shares underlying the grant to each such individual. As of March 15, 1998, the Company has granted options to purchase 80,000 shares of Common Stock to non-affiliated members of the Board of Advisors, options to purchase 20,000 shares of Common Stock to independent members of the Board of Directors and options to purchase 20,000 shares of Common Stock to consultants to the Company. See "-- Board of Advisors."

     In addition, the Company is required to grant options to purchase shares of Common Stock to certain of the Principals pursuant to the terms of the purchase agreements between the Company and the Affiliated Firms. The grant of such options to Principals generally will be based upon the achievement of stated future revenue targets by the Affiliated Firm, as set forth in the applicable purchase agreement. See "Business -- Innovative Structure." The number of options to be granted will vary based on the amount by which the Affiliated Firm exceeds its revenue target. Any such grant requires the Principals to enter into a stock option agreement with the Company in a form substantially similar to the stock option agreement appended to the related purchase agreement. Messrs. Lipnick and Mintz also are entitled to receive options as described above under the terms of the Milestone Agreement pursuant to which the Company acquired from them their respective interests in MIG. As a result, as of March 15, 1998, the Company has granted options to purchase an aggregate of 21,250 shares of Common Stock to Messrs. Lipnick and Mintz pursuant to the Milestone Agreement. See "Certain Relationships and Related Party Transactions." In addition, the Principals of Trust Advisors are entitled to receive options to purchase 15,344 shares of Common Stock based upon Trust Advisors' revenues in 1997. Pursuant to the terms of each purchase agreement, the Company has reserved from authorized but unissued shares of Common Stock such number of shares as the Company anticipates may be necessary for the issuance of options to the Principals.

  Pension and Profit Sharing Plan

     The Company currently maintains the Asset Alliance 401(k) Retirement Plan (the "Retirement Plan"). Under the Retirement Plan, qualifying employees of the Company are able to accumulate savings by means of a salary reduction. Any contributions by the Company under the Retirement Plan are determined annually by the Board of Directors. Certain of the Affiliated Firms maintain their own 401(k) and profit sharing plans.

KEY EXECUTIVE LIFE INSURANCE

     Asset Alliance Holding Corp., a holding company which is a wholly-owned subsidiary of Asset Alliance, currently maintains and is the sole beneficiary of a $1,000,000 key man life insurance policy on each of Messrs. Lipnick and Mintz. In addition, certain of the Affiliated Firms maintain insurance policies on the lives of the Principals of such Affiliated Firms. Asset Alliance Holding Corp. also currently maintains and is the sole beneficiary of additional key man life insurance policies on the lives of certain other members of management of the Affiliated Firms. These key man life insurance policies range from $1,000,000 to $15,000,000. See "Business -- Innovative Structure" and "Risk Factors -- The Company and the Affiliated Firms Rely on Key Management Personnel Whose Continued Service Cannot Be Assured."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During its most recent fiscal year, the Company did not have a formal compensation committee. However, Messrs. Lipnick and Mintz participated in deliberations of the Company's Board of Directors concerning executive officer compensation. See "-- Committees of the Board of Directors."

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In July 1996, the Company acquired all the outstanding capital stock of MIG from Messrs. Lipnick and Mintz. One of the principal assets of MIG is a 99% limited partnership interest in Milestone. The 1% general partnership interest in Milestone is owned by Messrs. Lipnick and Mintz. Pursuant to the Milestone Agreement, the ownership of MIG was transferred to the Company in exchange for $637,500 in cash, 2,500,000 shares of Common Stock, warrants to purchase 350,000 shares of Common Stock at $5.00 per share, contingent earn-out payments and contingent stock options. The earn-out payments were based on MIG exceeding certain gross revenue targets, subject to an aggregate cap. In fiscal 1997, Messrs. Lipnick and Mintz received the aggregate maximum of $637,500 in contingent earn-out payments under the terms of the Milestone Agreement and are therefore no longer entitled to additional earn-out payments. The contingent stock options are ten-year options to purchase Common Stock and are granted based upon the first $637,500 increase in the MIG's gross revenues from 1996 through 1998 in excess of the greater of $637,500 or the MIG's greatest revenues in any single prior year since 1996. The number of options granted is determined by multiplying the increase in gross revenues by 0.25 and dividing the resulting amount by the then applicable option exercise price, $7.50 per share prior to the consummation of the Offering and the fair market value per share of the Common Stock thereafter. The applicable option exercise price per share for any contingent options issued as of the date of the Offering will automatically be adjusted to equal one-half of the initial public offering price. As of the date of this Prospectus, contingent stock options to purchase an aggregate of 21,250 shares of Common Stock have been granted to Messrs. Lipnick and Mintz. Such options will be treated as compensation to Messrs. Lipnick and Mintz for fiscal 1998. The acquisition of MIG was treated in a manner similar to a pooling-of-interests. Accordingly, the assets and liabilities are recorded at historical cost.

     During 1997, the funds for which Silverado provides investment advisory services, several of the funds for which Milestone provides investment advisory services, and Preferred Manager Trust and its related offshore fund engaged Citco Fund Services (USA) and/or Citco Fund Services (Curacao) N.V., subsidiaries of the Citco Group, to perform various administrative services. The
Citco Group will be the beneficial owner of      % of the Common Stock of the
Company after giving effect to the Offering. For the year ended December 31, 1997, Citco Fund Services (USA) and/or Citco Fund Services (Curacao) N.V. received an aggregate of approximately $44,500 in payment for its services from these entities.

     In December 1997, the Company entered into a Securities Purchase Agreement with AJG, whereby on December 26, 1997, AJG invested $10.0 million in the Company and acquired 100,000 shares of Series B Preferred Stock of the Company. The proceeds of the investment were used to consummate the Bricoleur Acquisition and for working capital purposes. Upon consummation of the Offering, the shares of Series B Preferred Stock will automatically convert into 1,000,000 shares of Common Stock. In connection with the transaction, AJG Co., the parent of AJG, agreed to execute and deliver to the Lending Bank a guaranty agreement guaranteeing $20.0 million of the Company's obligations under the Credit Agreement. Such guarantee will be canceled upon repayment by the Company of the outstanding borrowings secured by AJG Co.'s guarantee. See "Use of Proceeds." In connection with the transaction, the Shareholders' Agreement (as hereinafter defined) was amended to permit the sale of the Series B Preferred Stock, and AJG and Messrs. Lipnick and Mintz waived any rights of first refusal arising under the Shareholders' Agreement as a result of the transaction.

     In March 1998, the Company obtained a $5.0 million unsecured loan from Citco Banking Corporation N.V., an affiliate of the Citco Group, which will be
the beneficial owner of      % of Common Stock after giving effect to the
Offering, in order to finance a part of the cash portion of the purchase price for the JMG-Pacific Acquisition. The Company intends to repay the Citco Loan with a portion of the net proceeds of the Offering. In connection with the Citco Loan, the Company also agreed to issue 17,500 warrants, with an initial exercise price of $10.00 per share, to Citco Banking Corporation N.V. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Messrs. Strauch and Long, in addition to serving as executive officers and Directors of the Company, are employed on a full-time basis by AJG Co., the parent company of AJG, which will be the beneficial owner of

% of the outstanding shares of Common Stock after giving effect to the Offering. Pursuant to the terms of the Strauch and Long Agreements, Messrs. Strauch and Long have agreed to devote a sufficient amount of their time, attention and energies to the business of the Company as may be required by their positions. AJG has been apprised of the Strauch and Long Agreements and has consented to the terms and conditions contained therein. See "Management -- Employment Agreements."

     Under the Employment Agreements, Messrs. Lipnick and Mintz have agreed to devote substantially all of their working time to the management of the Company. However, Messrs. Lipnick and Mintz continue to be engaged, to a limited extent, in business activities other than those of the Company. Such activities, which are not directly competitive with the Company's activities, include ownership and management of entities which provide investment advisory services and which act as general partner for certain investment limited partnerships. In 1982, Mr. Lipnick founded Wharton Management, which acts as the general partner for the Cash Alternative Fund L.P., a corporate cash management investment vehicle, in which Asset Alliance Holding Corp. had a limited partnership interest of approximately 35% as of December 31, 1997. Mr. Lipnick currently serves as President and a Director and Mr. Mintz serves as the Executive Vice President and a Director of Wharton Management. In addition, Mr. Lipnick serves as the President and Director and Mr. Mintz serves as Executive Vice President, Secretary, Director and a registered principal of Manager Advisory Group Inc., a registered broker-dealer which provides investment and brokerage services to various institutional investors. Messrs. Lipnick and Mintz also continue to manage Milestone through their ownership of its 1% general partner, Milestone Fund Manager Inc. Mr. Lipnick serves as the President, Chief Executive Officer and a Director of Milestone Fund Manager Inc. and Mr. Mintz serves as Executive Vice President and a Director.

     The Company receives the benefit of various services provided under certain contracts to which Wharton Management is a signatory. Accordingly, in 1996, the Company entered into an expense reimbursement agreement with Wharton Management pursuant to which the Company reimburses Wharton Management for its proportionate share of such services, which ranges from 75% to 100%. For the year ended December 31, 1997, the Company reimbursed Wharton Management for approximately $116,500 in expenses under this agreement.

     In 1997, both Milestone Plus Partners L.P. and Milestone Plus Ltd., for which Milestone provides investment advisory services, entered into facilities agreements with Wharton Management, pursuant to which Wharton Management provides certain services, including, but not limited to, office space, personnel support, office equipment and operational services. For the year ended December 31, 1997, Milestone Plus Partners L.P. and Milestone Plus Ltd. reimbursed Wharton Management for approximately $69,000 and $63,000, respectively, in expenses under these agreements.

     In 1997, Equity Plus, for which Trust Advisors provides investment advisory services, entered into a facilities agreement with Manager Advisory Group Inc., pursuant to which Manager Advisory Group Inc. provides certain services, including office space, personnel support, office equipment and operational services. For the year ended December 31, 1997, Equity Plus reimbursed Manager Advisory Group Inc. for approximately $152,000 in expenses under this agreement.

     Although the arrangements described above were not negotiated on an arm's-length basis, Asset Alliance believes that all of the terms and conditions of such arrangements are fair to the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of             , 1998, and as adjusted to
reflect the sale of the shares of Common Stock in the Offering, certain information regarding the beneficial ownership of Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Exchange
Act) known by the Company to beneficially own more than 5% of the Common Stock,
(ii) each Named Executive Officer, (iii) each director of the Company and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable.

                                                                                  PERCENTAGE OF SHARES
                                                                                  BENEFICIALLY OWNED(2)
                                                                 NUMBER OF        ---------------------
                                                            SHARES BENEFICIALLY    BEFORE       AFTER
               NAME OF BENEFICIAL OWNER(1)                       OWNED(2)         OFFERING    OFFERING
               ---------------------------                  -------------------   ---------   ---------
Bruce H. Lipnick(3).......................................       1,690,997
Arnold L. Mintz(4)........................................         988,419
David R. Long(5)..........................................          28,333
Mark P. Strauch(6)........................................          28,333
Jefferson F. Allen(7).....................................           3,400
Harvey Silverman(8).......................................           3,400
John L. Bloomberg(9)......................................       1,096,200
Daniel P. Wimsatt(10).....................................       1,830,000
Robert M. Poole(11).......................................         549,000
AJG Financial Services, Inc.(12)..........................       3,100,000
The Citco Group Limited(13)...............................         437,500
All directors and executive officers as a group (9
  persons)(14)............................................       2,805,416

---------------
  *  Less than 1%

 (1) Unless otherwise indicated, the address of each beneficial owner is c/o Asset Alliance Corporation, 800 Third Avenue, New York, New York 10022. The address of AJG Financial Services, Inc., David R. Long and Mark P. Strauch is c/o Arthur J. Gallagher & Co., Gallagher Center, Two Pierce Place, Itasca, Illinois 60143-3141. The address of The Citco Group Limited is c/o Citco Services, LLC, 450 Lexington Avenue, 33rd Floor, New York, New York 10017. The address of John L. Bloomberg, Daniel P. Wimsatt and Robert M. Poole is c/o Bricoleur Capital Management LLC, 8910 University Center Lane, Suite 570, San Diego, California 92122.

 (2) In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60
     days of             , 1998 are deemed outstanding. For purposes of
     computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person. The number of shares of Common Stock outstanding as of
                 , 1998 includes (i)           shares of Common Stock, (ii)
     1,875,000 shares of Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock and (iii) shares of Common Stock issuable by the Company pursuant to options, warrants and/or convertible subordinated debentures held by the respective person or group that are exercisable or that will become
     exercisable within 60 days of             , 1998.

 (3) Includes 205,833 shares of Common Stock issuable upon exercise of a currently exercisable warrant and 72,500 shares issuable upon exercise of
     outstanding stock options exercisable within 60 days of             , 1998.
     Excludes 100,000 shares held by the Oxford Trust II and 100,000 shares held by the

     Cambridge Trust II, irrevocable trusts for the benefit of Mr. Lipnick's children and for which Mr. Lipnick does not serve as trustee.

 (4) Includes 116,667 shares of Common Stock issuable upon exercise of a currently exercisable warrant, 65,416 shares issuable upon exercise of
     outstanding stock options exercisable within 60 days of             , 1998
     and 50,000 shares held by the Arnold and Eileen Mintz Trust dated 9/5/97.

 (5) Represents shares issuable upon exercise of outstanding stock options
     exercisable within 60 days of             , 1998. Excludes 3,100,000 shares
     of Common Stock held by AJG Financial Services, Inc. which Mr. Long may be deemed to beneficially own. Mr. Long disclaims beneficial ownership of all shares held by AJG Financial Services, Inc.

 (6) Represents shares issuable upon exercise of outstanding stock options
     exercisable within 60 days of             , 1998. Excludes 3,100,000 shares
     of Common Stock held by AJG Financial Services, Inc. which Mr. Strauch may be deemed to beneficially own. Mr. Strauch disclaims beneficial ownership of all shares held by AJG Financial Services, Inc.

 (7) Represents shares issuable upon exercise of outstanding stock options
     exercisable within 60 days of             , 1998.

 (8) Represents shares issuable upon exercise of outstanding stock options
     exercisable within 60 days of             , 1998. Excludes 87,500 shares of
     Common Stock and 17,500 shares issuable upon exercise of a currently exercisable warrant held by Spear, Leeds which Mr. Silverman may be deemed to beneficially own. Mr. Silverman disclaims beneficial ownership of all shares held by Spear, Leeds.

 (9) Includes 249,600 shares of Common Stock, subject to adjustment, issuable upon conversion of a subordinated debenture convertible at the option of the holder at any time.

(10) Includes 390,000 shares of Common Stock, subject to adjustment, issuable upon conversion of a subordinated debenture convertible at the option of the holder at any time.

(11) Includes 117,000 shares of Common Stock, subject to adjustment, issuable upon conversion of a subordinated debenture convertible at the option of the holder at any time.

(12) Includes (i) 175,000 shares issuable upon exercise of a currently exercisable warrant, (ii) 100,000 shares of Series A Preferred Stock, which will automatically convert into 875,000 shares of Common Stock and a warrant to purchase 175,000 shares of Common Stock upon the consummation of the Offering and (iii) 100,000 shares of Series B Preferred Stock, which will automatically convert into 1,000,000 shares upon consummation of the Offering.

(13) Includes 87,500 shares of Common Stock issuable upon exercise of currently exercisable warrants, of which 17,500 shares of Common Stock are issuable upon exercise of a currently exercisable warrant held by Citco Banking Corporation N.V., an affiliate of the Citco Group.

(14) Includes (i) 322,500 shares of Common Stock issuable upon exercise of currently exercisable warrants, (ii) 251,382 shares issuable upon exercise
     of outstanding stock options exercisable within 60 days of             ,
     1998 and (iii) 2,534 shares of Common Stock, subject to adjustment, issuable upon conversion of a subordinated debenture convertible at the option of the holder at any time.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Immediately prior to the consummation of the Offering, the Company will file and cause to become effective an Amended and Restated Certificate of Incorporation (the "Certificate"), which has previously been adopted by the Board of Directors and approved by the stockholders of the Company. Pursuant to the Certificate, the Company is authorized to issue (i) 100,000,000 shares of Common Stock and (ii) 20,000,000 shares of undesignated preferred stock, par value $0.01 per share (the "Preferred Stock").

     As of             , 1998, there were           shares of Common Stock
outstanding held of record by           stockholders. As of             , 1998,
options and warrants to purchase an aggregate of 1,567,094 shares of Common Stock were also outstanding, of which options and warrants to purchase 1,119,426
shares of Common Stock were then exercisable. As of             , 1998, there
were $          principal amount of subordinated convertible debentures
outstanding, which may be converted into an aggregate of           shares of
Common Stock. Upon consummation of the Offering (including the conversion of the Series A Preferred Stock and the Series B Preferred Stock into an aggregate of
1,875,000 shares of Common Stock), approximately           shares of Common
Stock will be issued and outstanding, and no shares of Preferred Stock will be issued and outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate and the Company's Amended and Restated By-Laws (the "By-Laws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

     The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. See "Dividend Policy." The possible issuance of Preferred Stock with a preference over Common Stock as to dividends could impact the dividend rights of holders of Common Stock. All outstanding shares of Common Stock, including the shares offered by this Prospectus, are, or will be upon consummation of the Offering, fully paid and non-assessable.

     The Certificate provides, subject to the rights of the holders of the Preferred Stock, if and when issued, that the number of directors shall be fixed by the Board of Directors. Subject to any rights of the holders of Preferred Stock, if and when issued, to elect directors, and to remove any director whom the holders of any such Preferred Stock had the right to elect, any director of the Company may be removed from office only with cause and by the affirmative vote of at least majority of the total votes which would be eligible to be cast by stockholders in the election of such director.

PREFERRED STOCK

     Prior to consummation of the Offering, the Company had outstanding 100,000 shares of Series A Preferred Stock and 100,000 shares of Series B Preferred Stock. Upon consummation of the Offering and without further action by the Company, beyond the provision of notice of the Offering to the holder of the Series A Preferred Stock and Series B Preferred Stock 30 days prior to the effectiveness of this Registration Statement, which the Company has provided to such holders, the Series A Preferred Stock will automatically convert pursuant to its terms into 875,000 shares of Common Stock and a warrant to purchase 175,000 shares of Common Stock and the Series B Preferred Stock will automatically convert pursuant to its terms into 1,000,000 shares of Common Stock.

     The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 20,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of the Company.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BY-LAWS AND OF DELAWARE LAW

  General

     A number of provisions of the Company's Certificate and By-Laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, including those which provide for the classification of the Board of Directors and which grant the Board of Directors the ability to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. Certain of these provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to the stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the Company and its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

  Classified Board of Directors

     The Certificate provides for a Board of Directors that is divided into three classes. The directors in Class I hold office until the first annual meeting of stockholders following the Offering, the directors in Class II hold office until the second annual meeting of stockholders following the Offering, and the directors in Class III hold office until the third annual meeting of stockholders following the Offering (or, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office for cause or death), and, after each such election, the directors in each such class will then serve in succeeding terms of three years and until their successors are duly elected and qualified. The classification system of electing directors, the ability of stockholders to remove directors only for cause (and only upon an 80% stockholder vote) and the inability of stockholders to call a special meeting may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors and such other provisions generally increase the difficulty of, or may delay, replacing a majority of the directors. In addition, such classification system and such other provisions may be amended only upon an 80% stockholder vote.

  Meetings of Stockholders

     The Certificate provides that annual meetings of stockholders shall be held at such hour on such day and at such place within or without the State of Delaware as may be fixed by the Board of Directors. A special meeting of the stockholders may be called only by the Chairman of the Board, the President or the Board of Directors.

  Advance Notice Provisions

     The By-Laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies the Company of its intention a specified number of days in advance of the meeting and furnishes to the Company certain information regarding itself and the intended nominee. The By-Laws also require a stockholder to provide to the Secretary of the Company advance notice of business to be brought by such stockholder before any annual or special meeting of stockholders as well as certain information regarding such stockholder and others known to support such proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions that are favored by the holders of a majority of the outstanding stock of the Company until the next stockholders' meeting.

  No Stockholder Action by Written Consent

     The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

  Amendment of the Certificate and By-Laws

     The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter must be approved by the holders of a majority of the total votes eligible to be cast by holders of Common Stock with respect to such amendment or repeal.

     The Certificate and By-Laws provide that the By-Laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote with respect to such amendment or repeal.

  Delaware Statutory Business Combination Provision

     The Company is subject to Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL"), which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

     Section 203 defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the outstanding voting stock of the corporation.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that, with certain limited exceptions, such by-law or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate nor the By-Laws contains any such exclusion.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Certificate provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended. The Certificate and the By-Laws also provide that the Company shall indemnify any and all persons whom it shall have the power to indemnify, including directors, officers and agents (as determined at the discretion of the Board of Directors), against any and all expenses, liabilities or other matters, to the fullest extent permitted by the DGCL. At the present time, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

REGISTRATION RIGHTS

     Pursuant to the terms of the Shareholders' Agreement, dated as of July 8, 1996 (the "Shareholders' Agreement") among the Company and certain of its stockholders, holders of 5,870,500 shares of Common Stock (which includes shares issuable upon the conversion of the Series A Preferred Stock and Series B Preferred Stock and shares issuable upon the exercise of currently exercisable warrants), including AJG and certain members of senior management of the Company, have the right to require the Company to register their shares up to four times at the Company's expense. The aggregate market value of the shares to be registered on each occasion must equal or exceed $2,000,000. The parties to the Shareholders' Agreement also have the right to include their shares of Common Stock in a registration statement filed by the Company subsequent to the Offering whether for its own account or for that of other stockholders. Pursuant to the terms of subscription agreements entered into by certain stockholders in connection with private financing by the Company in 1996, the holders of an additional 1,050,000 shares of Common Stock (which includes shares issuable upon the exercise of currently exercisable warrants) also have the right to include their shares of Common Stock in a registration statement filed by the Company subsequent to the Offering. In addition, a number of Principals of the Affiliated Firms have the right to include 9,181,048 shares of Common Stock (which includes shares issuable upon the exercise of currently exercisable warrants and options and upon the conversion of subordinated convertible debentures) in a registration statement filed by the Company subsequent to the Offering, pursuant to the terms of the transaction documents by which Asset Alliance acquired its interest in each such Affiliated Firm. See
"Business -- Innovative Structure." All such registration rights are subject to the right of an underwriter participating in the offering to limit the number of shares included in the registration. If the underwriter managing such an offering determines to limit the number of shares offered, holders of such shares will be included in the offering pro rata after the inclusion of all shares intended to be offered by the Company and by the parties to the Shareholders' Agreement. All expenses relating to the filing of such registration statements, excluding underwriting discounts and selling expenses, will be paid by the Company. See "Risk Factors -- Registration Rights."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have           shares
of Common Stock (          shares if the Underwriters' over-allotment option is
exercised in full) outstanding. The           shares of Common Stock (
shares if the Underwriters' over-allotment option is exercised in full) offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any such shares which may be acquired by or shares sold by persons deemed to be "affiliates" of the Company, as such term is defined under the Securities Act, which shares will be subject to the resale limitations of Rule 144. The remaining shares of Common Stock will be "restricted securities" within the meaning of Rule 144 (the "Restricted Shares") and will be eligible for resale, subject to the volume, manner of sale, holding period and other limitations of Rule 144 and to the agreements with the Underwriters and the Company described below.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned, for at least one year, shares of Common Stock that have not been registered under the Securities Act or that were acquired from an "affiliate" of the Company is entitled to sell within any three-month period the number of shares of Common Stock which does not exceed the greater of one percent of the number of then outstanding shares of Common Stock or the average weekly reported trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and to the availability of current public information about the Company and must be made in unsolicited brokers' transactions or to a market maker. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company under the Securities Act during the three months preceding a sale and who had beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions of such Rule.

     In connection with the Offering, the Company and each of the Company's officers, directors and shareholders have agreed not to dispose of, subject to certain exceptions, any shares of Common Stock for a period of 270 days from the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters. Beginning 270 days after the date of this
Prospectus, the Company believes that           of the Restricted Shares will be
eligible for sale in the public market pursuant to Rule 144. See "Underwriting."

     In connection with the Company's acquisitions, certain Principals holding
an aggregate of approximately           shares of Common Stock have entered into
agreements with the Company which prohibit them from disposing of some or all of the Principal Shares for periods of up to five years from the date such shares were issued to them by the Company. The Company Lockup Periods will expire at various times after February 2000. Upon expiration of the Company Lockup Periods, the applicable Principal Shares will become eligible for sale in the public market under Rule 144.

     An aggregate of 1,400,000 shares of Common Stock are reserved for issuance under the 1996 Plan. As of the date of this Prospectus, options to purchase 628,000 shares have been granted pursuant to the 1996 Plan, of which options to purchase 223,332 shares are currently exercisable, and options to purchase 156,594 shares have been granted pursuant to non-plan stock option agreements, of which options to purchase 113,594 shares are currently exercisable. After the Offering, the Company intends to file a registration statement on Form S-8 to register the shares of Common Stock issuable upon the exercise of options granted pursuant to the 1996 Plan. Upon effectiveness of such registration statement, shares issued upon exercise of options granted under the 1996 Plan will be freely tradeable, except for any shares held by an "affiliate" of the Company or which are subject to a Lockup Agreement.

     In addition, as of the date of this Prospectus, the Company had outstanding warrants to purchase 782,500 shares of Common Stock (excluding 175,000 warrants issuable upon conversion of the Series A Preferred Stock upon consummation of
the Offering), all of which are currently exercisable, and $          aggregate
principal amount of subordinated convertible debentures which are convertible
into           shares of Common Stock.

     Prior to the Offering, there has been no public market for Common Stock. No prediction can be made as to the effect, if any, that sales of shares of Common Stock into the public market or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock into the public market after the restrictions described above lapse could adversely affect the prevailing market price and the ability of the Company to obtain equity capital in the future. Additionally, certain holders of shares outstanding prior to the Offering are entitled to certain registration rights with respect to their shares. See "Risk Factors -- Lack of a Prior Market, Equity Market Conditions and Shares Available for Future Sale Could Adversely Affect the Trading Price of the Common
Stock -- No Prior Market; Volatility," "-- Shares Eligible for Future Sale" and "-- Registration Rights."

                                  UNDERWRITING

     The underwriters of the Offering of the Common Stock (the "Underwriters"), for whom Bear, Stearns & Co. Inc., PaineWebber Incorporated and Prudential Securities Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their name below:

                                                                NUMBER OF
                        UNDERWRITER                              SHARES
                        -----------                             ---------
Bear, Stearns & Co. Inc.....................................
PaineWebber Incorporated....................................
Prudential Securities Incorporated..........................

                                                                 ------
          Total.............................................
                                                                 ======

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that, if any of the foregoing shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares must be so purchased. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has been advised that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession
not to exceed $          per share. The selected dealers may reallow a
concession to certain other dealers not to exceed $          per share. After
the initial offering to the public, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.

     In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid also may affect the price of the Common Stock to the extent that it discourages resales thereof. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     The Company has granted the Underwriters an option to purchase up to additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, solely to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of this Prospectus. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the public offering price will be determined by negotiations between the Company and the Underwriters. Among the factors to be considered in such negotiations are the nature of the Company's business, its prospects and management, and the general conditions of the securities markets at the time of the Offering. There can be no assurance, however, that the prices at which the shares will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In connection with the Offering, the Company, all of its stockholders, including AJG and the Citco Group, and each of its officers and directors have agreed that they will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the Underwriters, offer, pledge, sell, offer to sell, contract to sell or grant any option to purchase or otherwise sell or dispose (or announce any offer, pledge, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock or securities exchangeable or exercisable for, or convertible into, shares of Common Stock or other capital stock for a period of 270 days after the date of this Prospectus, except in the case of the Company, (i) shares of Common Stock offered in connection with the Offering, (ii) shares of Common Stock issued upon the exercise of presently outstanding stock options and warrants or upon the conversion or exchange of presently outstanding convertible or exchangeable securities and (iii) shares of Common Stock or such other securities issued as consideration in future investments or acquisitions to be made by the Company or any of its subsidiaries, provided that such Common Stock or other securities are made subject to the same 270 day restriction.

     Bear, Stearns Securities Corp., an affiliate of Bear, Stearns & Co. Inc., is the clearing broker for Milestone, JMG-Pacific and MET. Each of these Affiliated Firms pays Bear, Stearns Securities Corp. customary charges for its services as clearing broker. Bear, Stearns Securities Corp. may in the future serve as clearing broker or in other capacities for one or more additional Affiliated Firms.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Stroock & Stroock & Lavan LLP, New York, New York.

                                    EXPERTS

     The financial statements of the Company at December 31, 1996 and 1997 and for the period from February 1, 1996 (date of inception) to December 31, 1996 and year ended December 31, 1997, of JMG-Pacific and MET at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and of Trust Advisors at December 31, 1996 and 1997 and for the three months ended December 31, 1996 and the year ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Bricoleur at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Peterson & Co., independent accountants, as set forth in their report thereon and appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not necessarily complete. With respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public referrals section of the Commission at its Washington address upon payment of the prescribed fees. The Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System. The electronically filed documents, which also include reports, proxy statements and other information, are maintained by the Commission and may be found at the World Wide Web site at http://www.sec.gov. Application has been made to list the Common Stock on the Nasdaq National Market. Certain reports, proxy statements and other information of listed companies can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish to its stockholders annual reports containing audited financial statements for each fiscal year and quarterly reports containing unaudited interim financial information for each of the first three fiscal quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

ASSET ALLIANCE CORPORATION
  Report of Independent Auditors............................  F-2
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................  F-3
  Consolidated Statements of Operations for the period from
     February 1, 1996 to December 31, 1996 and the year
     ended December 31, 1997................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity
     for the period from February 1, 1996 to December 31,
     1996 and the year ended December 31, 1997..............  F-5
  Consolidated Statements of Cash Flows for the period from
     February 1, 1996 to December 31, 1996 and the year
     ended December 31, 1997................................  F-6
  Notes to Consolidated Financial Statements................  F-7
BRICOLEUR CAPITAL MANAGEMENT, INC.
(formerly Utah Capital Corporation)
  Report of Independent Accountants.........................  F-18
  Statements of Financial Condition as of December 31, 1996
     and 1997...............................................  F-19
  Statements of Income for the years ended December 31,
     1995, 1996 and 1997....................................  F-20
  Statements of Changes in Stockholders' Equity for the
     years ended December 31, 1995, 1996 and 1997...........  F-21
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997....................................  F-22
  Notes to Financial Statements.............................  F-23
JMG CAPITAL MANAGEMENT, INC.
PACIFIC CAPITAL MANAGEMENT, INC.
  Report of Independent Auditors............................  F-29
  Combined Balance Sheet as of December 31, 1996 and 1997...  F-30
  Combined Statements of Operations for the years ended
     December 31, 1995, 1996 and 1997.......................  F-31
  Combined Statements of Changes in Shareholders' Equity for
     the years ended December 31, 1995, 1996 and 1997.......  F-32
  Combined Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997.......................  F-33
  Notes to Combined Financial Statements....................  F-34
METROPOLITAN CAPITAL ADVISORS, L.P.
METROPOLITAN CAPITAL PARTNERS II, L.P.
METROPOLITAN CAPITAL PARTNERS III, L.P.
  Report of Independent Auditors............................  F-38
  Combined Balance Sheets as of December 31, 1996 and
     1997...................................................  F-39
  Combined Statements of Income for the years ended December
     31, 1995, 1996 and 1997................................  F-40
  Combined Statements of Changes in Partners' Capital for
     the years ended December 31, 1995, 1996 and 1997.......  F-41
  Combined Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997.......................  F-42
  Notes to Combined Financial Statements....................  F-43
TRUST ADVISORS LLC
  Report of Independent Auditors............................  F-47
  Balance Sheets as of December 31, 1996 and 1997...........  F-48
  Statements of Income for the three months ended December
     31, 1996 and the year ended December 31, 1997..........  F-49
  Statements of Changes in Members' Equity for the three
     months ended December 31, 1996 and the year ended
     December 31, 1997......................................  F-50
  Statements of Cash Flows for the three months ended
     December 31, 1996 and the year ended December 31,
     1997...................................................  F-51
  Notes to Financial Statements.............................  F-52

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  Asset Alliance Corporation

     We have audited the accompanying consolidated balance sheets of Asset Alliance Corporation (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from February 1, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Asset Alliance Corporation at December 31, 1996 and 1997 and the consolidated results of its operations and its cash flows for the period from February 1, 1996 (date of inception) to December 31, 1996 and the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/  Ernst & Young LLP

New York, New York
March 26, 1998

                           ASSET ALLIANCE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              ----------    -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $3,225,655    $12,171,578
  Investment in limited partnership, at market value (cost
     $2,500,000 and $3,450,000 in 1996 and 1997,
     respectively)..........................................   2,585,989      3,875,235
  Fee and other receivables.................................     700,849      4,546,282
  Other current assets......................................       5,008         36,010
                                                              ----------    -----------
Total current assets........................................   6,517,501     20,629,105
Investments in equity interests from preferred revenue
  share.....................................................   1,921,251      3,955,520
Property and equipment -- net...............................      62,470         82,516
Organization costs -- net...................................     193,718        153,327
Other.......................................................       1,500          1,500
                                                              ----------    -----------
          Total assets......................................  $8,696,440    $24,821,968
                                                              ==========    ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Debentures payable........................................  $       --    $   600,000
  Accounts payable to investment advisors...................     558,931      3,181,853
  Other payables and accrued expenses.......................      99,941        127,605
  Dividends payable.........................................      31,250         31,250
  Income taxes payable......................................      30,000        256,100
  Due to affiliates.........................................          --         29,872
                                                              ----------    -----------
Total current liabilities...................................     720,122      4,226,680
Deferred income taxes.......................................          --         26,900
Deferred rent...............................................      20,736         57,932
Debentures payable..........................................     750,000      2,689,904
Minority interest...........................................       2,030         19,187
Commitments and contingencies
Stockholders' equity:
  Preferred stock; authorized 2,000,000 shares:
     Series A Convertible Redeemable, $0.01 par value,
      100,000 shares issued and outstanding (aggregate
      liquidation value of $2,500,000)......................       1,000          1,000
     Series B Convertible Redeemable, $0.01 par value,
      100,000 shares issued and outstanding (aggregate
      liquidation value of $10,000,000).....................          --          1,000
  Common stock, $0.01 par value, 100,000,000 shares
     authorized (15,000,000 in 1996), 4,425,000 (1996) and
     4,485,000 (1997) shares issued and outstanding.........      44,250         44,850
  Additional paid-in capital................................   7,317,250     17,487,250
  Retained earnings (accumulated deficit)...................    (158,948)       267,265
                                                              ----------    -----------
          Total stockholders' equity........................   7,203,552     17,801,365
                                                              ----------    -----------
          Total liabilities and stockholders' equity........  $8,696,440    $24,821,968
                                                              ==========    ===========

                            See accompanying notes.

                           ASSET ALLIANCE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   PERIOD FROM
                                                                 FEBRUARY 1, 1996        YEAR ENDED
                                                              (DATE OF INCEPTION) TO    DECEMBER 31,
                                                                DECEMBER 31, 1996           1997
                                                              ----------------------    ------------
Revenues:
  Management and incentive fees, including $110,691 in 1996
     and $1,132,499 in 1997 of the equity interest from
     preferred revenue share................................        $  914,624           $7,922,284
       Portion of equity interest from amortization of
          acquisition costs allocated to contracts..........           (22,500)            (200,731)
  Realized and unrealized appreciation on investment in
     limited partnership....................................            85,989              339,246
                                                                    ----------           ----------
Net revenues................................................           978,113            8,060,799
Expenses:
  Sub-advisory fee..........................................           529,351            4,864,150
  Compensation and related expenses.........................           296,578            1,412,413
  Other operating expenses..................................           228,294              899,618
                                                                    ----------           ----------
Total expenses..............................................         1,054,223            7,176,181
                                                                    ----------           ----------
Operating income (loss).....................................           (76,110)             884,618
Interest income, net of interest expense of $13,100 in 1996
  and $76,091 in 1997.......................................            55,153               36,595
                                                                    ----------           ----------
Income (loss) before income taxes...........................           (20,957)             921,213
Provision for income taxes..................................            37,900              357,000
                                                                    ----------           ----------
Net income (loss)...........................................           (58,857)             564,213
Preferred stock dividend requirement........................            59,783              125,000
                                                                    ----------           ----------
Net income (loss) available to common stockholders..........        $ (118,640)          $  439,213
                                                                    ==========           ==========
Net income (loss) per share available to common
  stockholders:
  Basic.....................................................        $    (0.03)          $     0.10
                                                                    ==========           ==========
  Diluted...................................................        $    (0.03)          $     0.09
                                                                    ==========           ==========
Shares used to compute net income (loss) per share:
  Basic.....................................................         3,837,228            4,470,833
                                                                    ==========           ==========
  Diluted...................................................         3,837,228            4,630,830
                                                                    ==========           ==========

                            See accompanying notes.

                           ASSET ALLIANCE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              PERIOD FROM FEBRUARY 1, 1996 (DATE OF INCEPTION) TO
               DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31, 1997

                             PREFERRED STOCK    PREFERRED STOCK                                          RETAINED
                                 SERIES A           SERIES B          COMMON STOCK                       EARNINGS
                             ----------------   ----------------   -------------------     PAID-IN     (ACCUMULATED
                             SHARES    AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT      CAPITAL       DEFICIT)        TOTAL
                             -------   ------   -------   ------   ---------   -------   -----------   ------------   -----------
Issuance of Series A
  Convertible Redeemable
  Preferred Stock, common
  stock and warrants to
  purchase 175,000 shares
  of common stock for
  cash.....................  100,000   $1,000        --   $  --      875,000   $ 8,750   $ 4,990,250    $      --     $ 5,000,000
Issuance of common stock,
  warrants to purchase
  350,000 shares of common
  stock and distribution of
  $637,500 to founders in
  exchange for ownership of
  Milestone Investment
  Group, Inc., which, as of
  the exchange date, had
  losses in excess of
  capital of $40,308.......       --      --         --      --    2,500,000    25,000      (662,500)     (40,308)       (677,808)
Issuance of common stock
  and warrants to purchase
  35,000 shares of common
  stock for acquisition of
  investment in Trust
  Advisors LLC.............       --      --         --      --      175,000     1,750       498,250           --         500,000
Dividends on preferred
  stock -- $.59783 per
  share....................       --      --         --      --           --        --            --      (59,783)        (59,783)
Issuance of common stock
  and warrants to purchase
  175,000 shares of common
  stock
  for cash.................       --      --         --      --      875,000     8,750     2,491,250           --       2,500,000
Net loss...................                          --      --           --        --            --      (58,857)        (58,857)
                             -------   ------   -------   ------   ---------   -------   -----------    ---------     -----------
Balance at December 31,
  1996.....................  100,000   1,000         --      --    4,425,000    44,250     7,317,250     (158,948)      7,203,552
                             -------   ------   -------   ------   ---------   -------   -----------    ---------     -----------
Issuance of common stock
  for acquisition of
  investment in Silverado
  Capital Management LLC...       --      --         --      --       50,000       500       142,500           --         143,000
Issuance of 10,000 shares
  of common stock and
  warrants to purchase
  20,000 shares of common
  stock relating to credit
  agreement................       --      --         --      --       10,000       100        28,500           --          28,600
Issuance of Series B
  Convertible Redeemable
  Preferred Stock for
  cash.....................       --      --    100,000   1,000           --        --     9,999,000           --      10,000,000
Dividends on preferred
  stock -- $1.25 per
  share....................       --      --         --      --           --        --            --     (125,000)       (125,000)
Distribution to founders of
  Milestone Investment
  Group, Inc. .............       --      --         --      --           --        --            --      (13,000)        (13,000)
Net income.................       --      --         --      --           --        --            --      564,213         564,213
                             -------   ------   -------   ------   ---------   -------   -----------    ---------     -----------
Balance at December 31,
  1997.....................  100,000   $1,000   100,000   $1,000   4,485,000   $44,850   $17,487,250    $ 267,265     $17,801,365
                             =======   ======   =======   ======   =========   =======   ===========    =========     ===========

                            See accompanying notes.

                           ASSET ALLIANCE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  PERIOD FROM
                                                               FEBRUARY 1, 1996
                                                              (DATE OF INCEPTION)     YEAR ENDED
                                                                TO DECEMBER 31,      DECEMBER 31,
                                                                     1996                1997
                                                              -------------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................      $   (58,857)       $   564,213
Adjustments to reconcile net income (loss) to net cash used
  in operating activities:
  Depreciation and amortization.............................           36,992             87,034
  Equity interest from preferred revenue share..............          (88,191)          (931,768)
  Distributions from equity interest from preferred revenue
     share..................................................           44,657            525,978
  Realized and unrealized appreciation on investment in
     limited partnership....................................          (85,989)          (339,246)
  Deferred income taxes.....................................               --             26,900
  Deferred rent.............................................           20,736             37,196
  Minority interest.........................................           (1,101)            17,157
  Changes in operating assets and liabilities:
     Investment in limited partnership......................       (2,500,000)          (950,000)
     Fee and other receivables..............................         (521,837)        (3,645,433)
     Other current assets...................................           (5,008)           (31,002)
     Other..................................................           (1,500)                --
     Accounts payable to investment advisors................          503,735          2,622,922
     Other payables and accrued expenses....................         (107,769)            27,664
     Income taxes payable...................................           30,000            226,100
     Due to affiliates......................................               --             29,872
                                                                  -----------        -----------
Net cash used in operating activities.......................       (2,734,132)        (1,732,413)
                                                                  -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Organization costs..........................................         (207,640)                --
Investments in equity interest from preferred revenue
  share.....................................................         (604,650)          (885,479)
Additions to property and equipment.........................          (64,437)           (38,089)
Other.......................................................               --           (200,000)
                                                                  -----------        -----------
Net cash used in investing activities.......................         (876,727)        (1,123,568)
                                                                  -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common and preferred stock........        7,500,000         10,000,000
Proceeds from issuance of debentures........................               --          1,939,904
Cash dividend paid..........................................          (28,533)          (125,000)
Cash distribution to former owners of Milestone Investment
  Group, Inc. ..............................................         (637,500)           (13,000)
                                                                  -----------        -----------
Net cash provided by financing activities...................        6,833,967         11,801,904
                                                                  -----------        -----------
Net increase in cash and cash equivalents...................        3,223,108          8,945,923
Cash and cash equivalents at beginning of period............            2,547          3,225,655
                                                                  -----------        -----------
Cash and cash equivalents at end of period..................      $ 3,225,655        $12,171,578
                                                                  ===========        ===========
Interest paid...............................................      $    13,100        $    63,000
                                                                  ===========        ===========
Income taxes paid...........................................      $     7,900        $   104,000
                                                                  ===========        ===========

                            See accompanying notes.

                           ASSET ALLIANCE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The accompanying consolidated financial statements include the accounts of Asset Alliance Corporation (the "Company"), and its wholly-owned subsidiaries, Asset Alliance Holding Corporation, Asset Alliance Investment Services, Inc. and Asset Alliance Advisors, Inc.

     The Company, which was formed in February 1996 and began operations on July 1, 1996, acquired Milestone Investment Group Inc. ("MIG"), which owns and consolidates a 99% limited partnership interest in Milestone Global Advisors L.P. ("MGA"). MIG was owned by the founding shareholders of the Company prior to July 1, 1996. The acquisition of MIG was treated in a manner similar to a pooling-of-interests; accordingly, the assets and liabilities are recorded at historical cost. On July 1, 1996, pursuant to a stock purchase agreement, the ownership of MIG was transferred to the Company in exchange for $637,500 in cash, 2,500,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), warrants to purchase 350,000 shares of Common Stock at $5.00 per share, contingent earn out payments of $637,500, which were earned and paid during 1997, and contingent stock options (see Note 10). The contingent earn out payments were recorded as compensation. MIG is a 1.01% general partner in Milestone Plus Partners L.P. ("MPP") and Milestone Millennium L.P. ("MMLP"). The Company accounts for its investments in MPP and MMLP under the equity method.

     The Company is an investment management holding company that acquires preferred interests in privately owned investment management firms specializing in alternative investment strategies ("Alternative Managers"). The Company generally purchases a 50% equity interest in a given firm and is granted a preferred right to a comparable percentage of the firm's revenues (the "Preferred Revenue Share").

     The Company derives its revenues from its ownership of the preferred interests in the Alternative Managers in which it acquires an interest (the "Affiliated Firms"). The Affiliated Firms, including MIG, manage both domestic and international investment portfolios for corporations, pension funds and individuals. The Company has a revenue sharing arrangement with each Affiliated Firm, which generally provide for a Preferred Revenue Share to the Company and require the Affiliated Firm to distribute such amounts to the Company on a preferred basis. All remaining revenues of the Affiliated Firm are allocated to the principals of the firm, which are generally required to be used first to pay all expenses of the Affiliated Firm, including salaries, and to fund reserves and, thereafter, may be distributed to the principals. The principals of the Affiliated Firms also may be eligible to receive options to acquire shares of Common Stock at fair market value as an incentive for realized revenue growth. Principals of the Affiliated Firms typically enter into non-compete arrangements at the time of acquisition by the Company.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The majority of the Company's revenues are derived from investment advisory fees charged both as a percentage of investible funds (earned and paid on a quarterly basis) and performance of the fund (earned and paid on an annual basis). The Company earned revenues based on a percentage of investible funds and performance of the funds of $162,080 and $641,853, respectively, for 1996, and $891,582 and $5,898,203, respectively, for 1997. All fees are accrued on a monthly basis. All fees receivable are expected to be collected.

     The purchase price for the Preferred Revenue Shares are allocated based on the fair market value of the assets of the Affiliated Firm. The unamortized costs allocated to contracts are amortized using the straight-line method over periods ranging from seven to twenty years. Such unamortized costs approximated $1,825,000 and $2,967,000 at December 31, 1996 and 1997, respectively.
Amortization of such costs were

                           ASSET ALLIANCE CORPORATION
approximately $23,000 and $201,000 for 1996 and 1997, respectively, and is shown as a reduction of the Company's share of income in such investments.

CASH EQUIVALENTS

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalents principally in one financial institution.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of investments and debentures payable approximate fair value.

PROPERTY AND EQUIPMENT

     The Company uses the straight-line method of depreciation for equipment over a seven-year period. Leasehold improvements are being amortized on a straight-line basis over the term of the lease or the estimated useful life of the improvement, whichever is shorter.

ORGANIZATION COSTS

     Costs incurred in connection with the organization of the Company were capitalized and are being amortized over five years on a straight-line basis.

STOCK OPTION PLAN

     The Company accounts for its stock-based compensation plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the fair value method pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

INVESTMENT IN LIMITED PARTNERSHIP, AT MARKET VALUE

     The Company invests certain excess funds in a limited partnership, which is a fund of funds with the underlying assets being marketable securities. As determined by management of the Company, such investment is classified as trading securities and, accordingly, is valued at its net asset value, which approximates market value, with the change in the net asset value included in net realized and unrealized appreciation (depreciation) on investment in limited partnership. Appreciation (depreciation) of the investment in limited partnership is net of any incentive allocation. The resultant unrealized gains or losses are included in operations.

                           ASSET ALLIANCE CORPORATION

2. PROPERTY AND EQUIPMENT

     At December 31, 1996 and 1997, property and equipment, at cost, consists of the following:

                                                               1996        1997
                                                              -------    --------
Furniture, fixtures and equipment...........................  $59,593    $ 82,775
Leasehold improvements......................................    4,844      19,751
                                                              -------    --------
                                                               64,437     102,526
Less accumulated depreciation and amortization..............    1,967      20,010
                                                              -------    --------
                                                              $62,470    $ 82,516
                                                              =======    ========

3. INVESTMENTS IN EQUITY INTEREST FROM PREFERRED REVENUE SHARE

     In October 1996, the Company acquired a Preferred Revenue Share in Trust Advisors LLC ("Trust Advisors"), a Delaware limited liability company, for $600,000 in cash, $750,000 principal amount of subordinated convertible debentures, 175,000 shares of Common Stock and warrants to purchase 35,000 shares of Common Stock valued at $500,000. The warrants are exercisable for a period of four years at a price of $5.00 per share, which is subject to adjustment if diluted, as defined in the agreement.

     In March 1997, the Company acquired a Preferred Revenue Share in Silverado Capital Management LLC ("Silverado"), a newly formed Delaware limited liability company, for $600,000 in cash, $600,000 principal amount of subordinated convertible debentures and 50,000 shares of Common Stock valued at $143,000. In January 1998, the Company transferred $600,000 in cash to Silverado in payment of the debentures.

     The Company accounts for these investments under the equity method.

                           ASSET ALLIANCE CORPORATION

     The following is a summary of the assets, liabilities, revenues and net income of Trust Advisors, Silverado and other equity interests at December 31, 1996 and 1997, and for the respective periods of ownership during the periods then ended and the Company's investment and equity interest in income of Trust Advisors, Silverado and the other equity interests:

                                              1996                                       1997
                                ---------------------------------   -----------------------------------------------
                                                                                              SILVERADO
                                               TRUST                               TRUST       CAPITAL
                                              ADVISORS                            ADVISORS    MANAGEMENT
                                  TOTAL         LLC        OTHER      TOTAL         LLC          LLC        OTHER
                                ----------   ----------   -------   ----------   ----------   ----------   --------
Total current assets..........               $   67,020                          $1,062,542   $  416,108
Long-term assets..............                    9,315                               6,678        7,608
                                             ----------                          ----------   ----------
Total assets..................               $   76,335                          $1,069,220   $  423,716
                                             ==========                          ==========   ==========
Total current liabilities.....               $   25,451                          $   63,788   $  115,368
Long-term liabilities.........                       --                                  --      103,205
Partners' capital/members'
  equity......................                   50,884                           1,005,432      205,143
                                             ----------                          ----------   ----------
Total liabilities and
  partners' capital/members'
  equity......................               $   76,335                          $1,069,220   $  423,716
                                             ==========                          ==========   ==========
Revenues......................               $  202,533                          $1,997,507   $  222,872
                                             ==========                          ==========   ==========
Net income....................               $   88,521                          $1,397,258   $ (309,650)
                                             ==========                          ==========   ==========
Investment in equity interests
  from preferred revenue
  share.......................  $1,921,251   $1,884,110   $37,141   $3,955,520   $2,277,602   $1,372,745   $305,173
                                ==========   ==========   =======   ==========   ==========   ==========   ========
Equity interest in income from
  preferred revenue share.....  $   88,191   $   78,766   $ 9,425   $  931,768   $  834,203   $   13,023   $ 84,542
                                ==========   ==========   =======   ==========   ==========   ==========   ========

4. DEBENTURES PAYABLE AND FINANCING ARRANGEMENTS

     In connection with the acquisition of Trust Advisors (see Note 3), the Company issued $750,000 principal amount of subordinated convertible debentures which bear interest at the rate of 6.93% per annum, are convertible into 50,000 shares of Common Stock at the option of the holder and mature June 30, 2001. The Company paid approximately $52,000 in interest on these debentures in 1997 and $13,100 in 1996.

     In connection with the capitalization of Silverado (see Note 3), the Company, through its subsidiary Asset Alliance Holding Corp., issued $600,000 principal amount of non-interest bearing subordinated debentures, evidencing the Company's obligation to make an additional capital contribution of $600,000. Such contribution was made and the debentures were reacquired in January 1998.

     During 1997, the Company issued $1,939,904 principal amount of subordinated convertible debentures to various investors. These instruments bear interest at a rate of 5.8125% per annum, are each convertible into shares of Common Stock at a conversion price of $7.50 per share at the option of the holder on the earlier of an initial public offering of Common Stock or maturity, and mature at various dates through November 30, 2000. The Company reserves the right to redeem these debentures under specific circumstances. The Company paid approximately $24,000 in interest on these debentures in 1997. Subsequent to year end, the Company issued an additional $926,505 principal amount of subordinated convertible debentures.

                           ASSET ALLIANCE CORPORATION

     In May 1997, the Company entered into a revolving credit agreement with a major financial institution (the "Bank"), which is an affiliate of a shareholder of the Company, which permitted borrowing up to $5,000,000 in the aggregate, with interest, at the option of the management, at the offshore rate plus 1.25%, or federal funds rate plus 1.25%, payable quarterly. In connection with this credit agreement, the Company issued 10,000 shares of Common Stock and warrants to purchase 20,000 shares of the Common Stock to an affiliate of the Bank. The warrants are exercisable at a price of $5.00 per share, which is subject to adjustment if diluted, as defined in the agreement, for a period of four years. Borrowings outstanding as of May 27, 1999 will automatically convert to a three-year term loan payable quarterly in equal principal installments. There were no amounts outstanding under this agreement at December 31, 1997 (see Note
12).

5. COMMITMENTS

LEASE COMMITMENTS

     Office space is leased under operating leases expiring through 2006. The leases provide for minimum annual rent, plus expense escalations.

     At December 31, 1997, the approximate minimum rental commitments under noncancellable leases are as follows:

1998........................................................  $  142,000
1999........................................................     142,000
2000........................................................     142,000
2001........................................................     142,000
2002........................................................     142,000
Thereafter..................................................     545,000
                                                              ----------
                                                              $1,255,000
                                                              ==========

     Rent expense amounted to approximately $42,000 and $136,000 in 1996 and 1997, respectively.

SUB-ADVISORY FEE

     In July 1996, the Company entered into an agreement with an unaffiliated investment advisor ("Advisor"), whereby the Advisor would provide non-discretionary investment advisory services to the Company, and receive a consulting fee equal to 70% of management and incentive fees earned by MGA. This agreement ended in October 1997, at which time the Company entered into a new arrangement with an unaffiliated investment advisor to provide similar services for 75% of management and incentive fees earned by MGA.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with the two founding shareholders of the Company, whereby the Company has agreed to pay the shareholders annual base salaries of $495,000 and $395,000. The shareholders also will be entitled to receive annual bonuses, to be determined by the Board of Directors. These agreements are effective January 1, 1998 and will last for a term of five years.

     The Company also has entered into agreements with two additional members of the Board of Directors ("Members"), whereby the Company has agreed to pay the Members annual base salaries of $105,000 and $95,000, respectively. These agreements are effective February 1, 1998 and will last for a term of one year.

     In March 1998, the Company entered into an employment agreement with an additional executive officer of the Company, whereby the Company has agreed to pay the officer an annual base salary of $175,000. The officer also will be entitled to receive an annual bonus, to be determined by the Board of Directors.

                           ASSET ALLIANCE CORPORATION

This agreement is effective for a term of five years and will expire on January 1, 2003.

6. EARNINGS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

     The following table sets forth the computation of basic and dilutive earnings per share for the periods ended December 31, 1996 and 1997:

                                                                 1996          1997
                                                              ----------    ----------
Numerator:
  Net (loss) income.........................................  $  (58,857)   $  564,213
  Preferred stock dividend requirement......................     (59,783)     (125,000)
                                                              ----------    ----------
  Numerator for basic and diluted earnings per share-net
     income (loss) available for common stockholders........  $ (118,640)   $  439,213
                                                              ==========    ==========
Denominator:
  Denominator for basic earnings per share-weighted
     average shares.........................................   3,837,228     4,470,833
  Effect of dilutive securities:
     Stock options..........................................          --        57,806
     Warrants...............................................          --       102,191
                                                              ----------    ----------
  Denominator for diluted earnings per share-adjusted
     weighted-average shares and assumed conversions........   3,837,228     4,630,830
                                                              ==========    ==========
  Net (loss) income per share:
     Basic..................................................  $    (0.03)   $     0.10
                                                              ==========    ==========
     Diluted................................................  $    (0.03)   $     0.09
                                                              ==========    ==========

     The following securities have been excluded from the dilutive per share computation as they are antidilutive:

                                                                1996         1997
                                                              ---------    ---------
Preferred stock -- Series A and 175,000 warrants at
  conversion................................................  1,050,000    1,050,000
Preferred stock -- Series B.................................         --    1,000,000
Subordinated convertible debentures.........................     50,000      308,654
Stock options...............................................    140,000      110,000
Warrants....................................................    735,000           --

     For additional information on the above securities, see Notes 1, 3, 4, 7 and 10. See Note 12 for information on Common Stock and subordinated convertible debentures issued subsequent to December 31, 1997.

                           ASSET ALLIANCE CORPORATION

7. STOCKHOLDERS' EQUITY

PREFERRED STOCK

     The Company has authorized 2,000,000 shares of Preferred Stock. The Company issued during 1996 Series A Convertible Redeemable Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), of which 100,000 shares are issued and outstanding. Each share of Series A Preferred Stock is convertible into the number of shares of Common Stock that results from dividing $25.00 by the conversion price per share in effect (currently $2.857). The holder has the right to convert the shares of Series A Preferred Stock at any time and will receive warrants to purchase 175,000 shares of Common Stock, at an exercise $5.00 per share, upon conversion.

     The Company issued during 1997 Series B Convertible Redeemable Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"), of which 100,000 shares are issued and outstanding. Each share of Series B Preferred Stock is convertible into the number of shares of Common Stock that results from dividing $100.00 by the conversion price per share in effect (currently $10.00). The holder has the right to convert the Series B Preferred Stock at any time.

     Each share of Series A Preferred Stock and Series B Preferred Stock which remains outstanding on the closing date of a public offering will automatically convert into Common Stock. The stockholders of the Series A Preferred Stock and Series B Preferred Stock are entitled to receive cumulative dividends at $1.25 and $5.00, respectively, per share per annum, payable in quarterly installments. Payment of dividends on the Series B Preferred Stock will commence on April 1, 1998. The Company, after June 30, 1997, may redeem and liquidate the shares of Series A Preferred Stock at $25.00 per share plus any accrued and unpaid dividends, and after January 1, 1998, may redeem and liquidate the shares of Series B Preferred Stock at $100.00 per share plus any accrued and unpaid dividends. Neither the Series A Preferred Stock nor the Series B Preferred Stock has voting rights.

COMMON STOCK

     During 1997, the Company increased its authorized shares of Common Stock from 15,000,000 to 100,000,000. The Company has reserved for issuance (i) 1,875,000 shares of Common Stock for conversion of the Series A Preferred Stock and the Series B Preferred Stock, (ii) 930,000 shares of Common Stock upon exercise of warrants, (iii) 400,000 shares of Common Stock under the 1996 Plan (as defined in Note 10) and (iv) 308,654 shares of Common Stock upon conversion of subordinated convertible debentures of the Company.

8. INCOME TAXES

     Significant components of the provision for income taxes are as follows:

                                                               1996        1997
                                                              -------    --------
Current:
  Federal...................................................  $    --    $251,000
  State.....................................................   37,900      79,100
                                                              -------    --------
          Total current.....................................   37,900     330,100
Deferred:
  Federal...................................................       --      21,300
  State.....................................................       --       5,600
                                                              -------    --------
          Total deferred....................................       --      26,900
                                                              -------    --------
          Total provision for income taxes..................  $37,900    $357,000
                                                              =======    ========

                           ASSET ALLIANCE CORPORATION

     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A summary of the components of deferred tax assets and liabilities at December 31, 1996 and 1997 is as follows:

                                                                1996        1997
                                                              --------    --------
Net operating loss carryforwards............................  $ 79,000    $ 72,800
Other deferred tax assets...................................     7,700      63,700
                                                              --------    --------
Total deferred tax assets...................................    86,700     136,500
Unrealized income from investments..........................    10,300      77,600
Other deferred tax liabilities..............................     5,400      13,000
                                                              --------    --------
Total deferred tax liabilities..............................    15,700      90,600
                                                              --------    --------
Net deferred tax asset (liabilities)........................    71,000      45,900
Valuation allowance.........................................   (71,000)    (72,800)
                                                              --------    --------
Net deferred tax asset (liability) after valuation
  allowance.................................................  $     --    $(26,900)
                                                              ========    ========

     The actual income tax expense (benefit) differs from the "expected" tax expense (benefit) computed by applying the U.S. Federal corporate tax rate of 34% to income taxes, as follows:

                                                                  PERIOD ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Computed "expected" tax expense.............................  $ (7,100)   $313,200
State taxes, net of Federal income tax benefit..............    25,000      56,000
Increase (decrease) in valuation allowance..................    14,800      (8,100)
Permanent tax differences and other.........................     5,200      (4,100)
                                                              --------    --------
Tax provision...............................................  $ 37,900    $357,000
                                                              ========    ========

     The Company and its subsidiaries file a consolidated U.S. Federal corporate income tax return. The Company does not file a consolidated state income tax return. Thus, each member of the consolidated group is responsible for its applicable state income tax. At December 31, 1997, the Company has state net operating loss carryforwards of approximately $428,000 which will begin to expire in 2011. The above valuation allowance relates to such carryforwards.

9. RELATED PARTY TRANSACTIONS

     The Company's affiliates have various administrative charges of $13,000 for 1996 and $87,500 for 1997, paid to a company which is owned by the founders. The Company paid investment advisory fees of $57,000 and $128,000 in 1996 and 1997, respectively, to an affiliated company. At December 31, 1996 and 1997, the Company had accrued investment advisory fees of $59,233 and $29,872, respectively, payable to this same company. For other related party transactions, see Notes 4 and 12.

10. STOCK OPTIONS

     Pursuant to the purchase of MIG, the Company granted to the founders of the Company stock options to purchase up to a maximum of 21,250 shares of Common Stock over the next three years based on a formula pertaining to MIG exceeding revenues, as defined in the stock purchase agreement. As of December 31, 1997, the founders earned such options which were issued in March 1998. The exercise price of the options, prior to the completion of a underwritten initial public offering, is at $7.50 per share provided the offering price per share is $15. The exercise price of the options will be adjusted to one-half of the offering price.

                           ASSET ALLIANCE CORPORATION

     In March 1998, pursuant to the acquisition of Trust Advisors, the managers of Trust Advisors received 15,344 options at $7.50 which will be adjusted to one-half of the offering price.

     In December 1996, the Company established the Asset Alliance 1996 Stock Option Plan (the "1996 Plan") for employees, directors, consultants and advisors of the Company to purchase shares of Common Stock.

     The Board of Directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise price. The exercise price shall not be less than the fair market value of the Common Stock at the date the option is granted. As such, the Company has not recorded compensation expense in connection with these awards. The options are exercisable for a period not to exceed ten years from the date of the grant. Vesting periods range from immediate vesting to three years.

     The following table summarizes the 1996 Plan's transactions at and for the periods ended December 31, 1996 and 1997:

                                                                             WEIGHTED
                                                              NUMBER OF      AVERAGE
                                                               OPTIONS    EXERCISE PRICE
                                                              ---------   --------------
Granted.....................................................   140,000        $3.47
                                                               -------        -----
Balance outstanding at December 31, 1996....................   140,000         3.47
Granted.....................................................   120,000         7.29
                                                               -------        -----
Balance outstanding at December 31, 1997....................   260,000        $5.23
                                                               =======        =====
Exercisable at December 31, 1996............................    20,000        $5.00
                                                               =======        =====
Exercisable at December 31, 1997............................    73,333        $4.03
                                                               =======        =====

     Pro forma information regarding net income and earnings per share is required by Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and has been determined as if the Company had accounted for its employees' stock options under the fair value method provided by that Statement. The fair value of the options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for vested and non-vested options:

                                                             PERIOD ENDED DECEMBER 31,
                                                             --------------------------
                        ASSUMPTION                              1996           1997
                        ----------                           -----------    -----------
Risk-free interest yield...................................  6.38 - 6.46%   5.92 - 6.56%
Volatility.................................................           --             --
Dividend yield.............................................           --             --
Average life...............................................     10 years       10 years

     The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                           ASSET ALLIANCE CORPORATION

     For purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information is as follows:

                                                                1996         1997
                                                              ---------    --------
Pro forma net (loss) income available to common
  stockholders:.............................................  $(123,240)   $408,786
Pro forma net (loss) income per share available to common
  stockholders:
     Basic..................................................  $   (0.03)      $0.09
                                                              =========    ========
     Diluted................................................  $   (0.03)      $0.09
                                                              =========    ========

     The weighted average fair value of options granted during the periods ended December 31, 1996 and 1997 was $0.96 and $3.11, respectively.

     The following tables summarize information about stock options outstanding at December 31, 1997:

                                                                   WEIGHTED AVERAGE
EXERCISE PRICES   OPTIONS OUTSTANDING   OPTIONS EXERCISABLE   REMAINING CONTRACTUAL LIFE
---------------   -------------------   -------------------   --------------------------
     $2.86              100,000               33,333                     9.00
     $5.00               50,000               40,000                     8.97
     $7.50              110,000                   --                     9.92
                        -------               ------                     ----
                        260,000               73,333                     9.08
                        =======               ======                     ====

11. DEFINED CONTRIBUTION PLAN

     The Company has a defined contribution plan covering all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. The Company's 401(k) plan provides that eligible employees may make contributions subject to Internal Revenue Service limitations. Under the terms of the adoption agreement, the Company may make matching contributions at their discretion. In 1997, the Company contributed approximately $4,700 to the plan.

12. SUBSEQUENT EVENTS

     The Company entered into an agreement dated February 20, 1998 in which a wholly-owned subsidiary of the Company merged with and into Bricoleur Capital Management, Inc. ("BCMI"), a Utah corporation. The Company exchanged 2,880,000 shares of Common Stock valued at $21,600,000, $5,850,000 principal amount of subordinated convertible debentures, which bear interest at the rate of 7.7% per annum, are convertible into 780,000 shares of Common Stock and mature on February 27, 2000, and $17,550,000 in cash in exchange for the shares of BCMI. The assets of BCMI were contributed to Bricoleur Capital Management Co. LLC (the "LLC"), a Delaware limited liability company, for a 50% equity interest and preferred revenue share. The principals of BCMI entered into five-year employment agreements and non-compete agreements with the LLC. The transactions closed on February 27, 1998.

     The Company has agreed to acquire a 50% preferred equity interest in the operations of each of JMG Capital Management, Inc. and Pacific Capital Management, Inc. for an aggregate of $30,500,000 in cash and $30,500,000 principal amount of subordinated convertible debentures, which bear interest at the rate per annum equal to one-half of a two year Treasury note plus 25 basis points, to be determined at closing, are convertible into 3,485,714 shares of the Company's Common Stock and mature on December 31, 2000. The definitive agreement provides for the Company to receive 50% of revenues. The Company will bear 50% of operating expenses to the extent they exceed $1.1 million but do not exceed $2.2 million.

     The Company also has agreed to acquire a preferred equity interest in the operations of Metropolitan Capital Advisors, L.P., Metropolitan Capital Partners II, L.P. and Metropolitan Capital Partners III, L.P. for

                           ASSET ALLIANCE CORPORATION
an aggregate of $35,700,000, of which $17,850,000 will be payable in cash and $17,850,000 principal amount of subordinated convertible debentures, which bear interest at the rate of 2.2% per annum, are convertible into 1,785,000 shares of Common Stock and mature five years following issuance. The definitive agreement provides for the Company to receive 50% of revenues less 50% of actual operating expenses so long as operating expenses do not exceed 20% of revenues. If operating expenses exceed 20% of revenues, the Company shall receive 40% of revenues.

     The Company is in the process of filing a Form S-1 Registration Statement under the Securities Act of 1933, as amended, in which the Company intends to offer shares of its Common Stock to the public (the "IPO").

     In February 1998, the Company entered into an agreement with the Bank amending and restating the Company's existing credit agreement with the Bank dated May 27, 1997 (see Note 4). The new credit agreement permits borrowings up to $30,000,000 in the aggregate. Facility A permits borrowings of up to $10,000,000 and Facility B permits borrowings of up to $20,000,000. Interest, at the option of management, is charged at the offshore or the federal funds rate plus the applicable margins. The margin for Facility A borrowings is 1.25% and the margin for Facility B borrowings is 0.50%. Facility B borrowings are guaranteed by a major shareholder of the Company. This guarantee will terminate upon the IPO. The credit agreement contains certain financial covenants, including minimum net worth and debt services coverage requirements, which, if they had been in effect as of December 31, 1997, the Company would have been in compliance.

     On January 23, 1998, the Company increased the number of shares available for grant under the 1996 Plan from 400,000 to 1,400,000.

     In March 1998, the Company obtained an additional loan from a shareholder of the Company. The loan permits borrowing up to $5,000,000 in the aggregate, bearing interest at prime plus 2%. In connection with this loan, the Company issued warrants to purchase 17,500 shares of Common Stock. The warrants are exercisable at a price of $10 per share, which is subject to adjustment if diluted, as defined in the agreement, and are exercisable through June 30, 2003. Borrowings under the loan are due June 1, 1998 unless the IPO does not occur, at which point the loan will be repaid in six monthly installments of $859,000 beginning June 30, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Bricoleur Capital Management, Inc.

     We have audited the accompanying statements of financial condition of Bricoleur Capital Management, Inc. (the "Company"), formerly Utah Capital Corporation, as of December 31, 1996 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1995, 1996 and 1997. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bricoleur Capital Management, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.

                                          /s/ PETERSON & CO.

San Diego, California
March 20, 1998

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

                       STATEMENTS OF FINANCIAL CONDITION

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              ----------    -----------
ASSETS
Current assets
Cash........................................................  $   80,497    $    45,888
  Management fee receivable.................................     360,674        497,419
  Performance fee receivable................................   2,984,730      7,069,078
  Investment securities: trading............................     181,760             --
  Investment securities: available-for-sale.................     434,216      2,461,672
  Deferred tax assets.......................................      21,700         27,700
  Prepaid expenses..........................................       9,641              -
                                                              ----------    -----------
          Total current assets..............................   4,073,218     10,101,757
                                                              ----------    -----------
Furniture, equipment and leasehold improvements, net........     114,202        202,324
Other assets
  Organization costs, net...................................       5,267          1,867
  Investment in limited partnership.........................     666,975        927,393
  Security deposits.........................................           -          4,507
                                                              ----------    -----------
          Total assets......................................  $4,859,662    $11,237,848
                                                              ----------    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities..................  $      811    $    57,144
  Current portion of long-term debt.........................     100,000             --
  Accrued commissions payable...............................   2,950,000      6,900,000
  Income tax payable........................................     321,957        846,800
  Deferred tax liabilities..................................     166,700        286,300
                                                              ----------    -----------
          Total current liabilities.........................   3,539,468      8,090,244
                                                              ----------    -----------
Other long-term liabilities
  Deferred tax liabilities..................................      23,800         16,600
                                                              ----------    -----------
          Total liabilities.................................   3,563,268      8,106,844
Shareholders' equity:
  Common stock, $1 par value -- 50,000 shares authorized;
     50,000 shares issued and outstanding...................      50,000         50,000
  Retained earnings.........................................   1,228,385      2,856,697
  Unrealized gain on investment securities, net.............      18,009        224,307
                                                              ----------    -----------
          Total shareholders' equity........................   1,296,394      3,131,004
                                                              ----------    -----------
          Total liabilities and shareholders' equity........  $4,859,662    $11,237,848
                                                              ==========    ===========

   The accompanying notes are an integral part of these financial statements.

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

                              STATEMENTS OF INCOME

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1995          1996          1997
                                                        ----------    ----------    -----------
Revenues
  Performance fees....................................  $1,667,284    $4,184,779    $ 9,336,155
  Asset management fees...............................     272,170       807,473      1,457,238
  Principal transactions..............................   1,079,351     1,506,745      1,216,578
  Partnership income..................................     103,091       233,400        260,418
  Interest and dividends..............................       7,224         9,818         13,125
  Other income........................................      24,225         3,928         47,768
                                                        ----------    ----------    -----------
                                                         3,153,345     6,746,143     12,331,282
                                                        ----------    ----------    -----------
Expenses
  Employee compensation and benefits..................   1,936,765     5,560,014      9,378,502
  Brokerage, administrative and registration fees.....       7,181         9,241          2,406
  Communications and data processing..................      19,337        39,359        100,790
  Occupancy...........................................      19,443        25,904         44,383
  Depreciation and amortization.......................      15,611        21,868         46,244
  Other expenses......................................     114,072       158,943        311,739
                                                        ----------    ----------    -----------
                                                         2,112,409     5,815,329      9,884,064
                                                        ----------    ----------    -----------
Operating income......................................   1,040,936       930,814      2,447,218
Other expense
  Interest............................................      (1,611)       (6,207)        (5,430)
  Loss on investment..................................          --       (17,500)            --
                                                        ----------    ----------    -----------
Income before income taxes............................   1,039,325       907,107      2,441,788
Provision for income taxes............................     365,212       476,396        813,476
                                                        ----------    ----------    -----------
Net income............................................  $  674,113    $  430,711    $ 1,628,312
                                                        ==========    ==========    ===========

   The accompanying notes are an integral part of these financial statements.

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                                       ACCUMULATED
                                     COMMON STOCK                         OTHER            TOTAL
                                   -----------------     RETAINED     COMPREHENSIVE    SHAREHOLDERS'
                                   SHARES    AMOUNT      EARNINGS        INCOME           EQUITY
                                   ------    -------    ----------    -------------    -------------
Balance at December 31, 1994.....  50,000    $50,000    $  123,561      $     --        $  173,561
Net income.......................                          674,113                         674,113
                                   ------    -------    ----------      --------        ----------
Balance at December 31, 1995.....  50,000     50,000       797,674            --           847,674
COMPREHENSIVE INCOME
  Net income.....................                          430,711                         430,711
  Unrealized gain, net...........                                         18,009            18,009
                                                                                        ----------
                                                                                           448,720
                                   ------    -------    ----------      --------        ----------
Balance at December 31, 1996.....  50,000     50,000     1,228,385        18,009         1,296,394
COMPREHENSIVE INCOME
  Net income.....................                        1,628,312                       1,628,312
  Unrealized gain, net...........                                        206,298           206,298
                                                                                        ----------
                                                                                         1,834,610
                                   ------    -------    ----------      --------        ----------
Balance at December 31, 1997.....  50,000    $50,000    $2,856,697      $224,307        $3,131,004
                                   ======    =======    ==========      ========        ==========

   The accompanying notes are an integral part of these financial statements.

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1995          1996          1997
                                                         ----------    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................................    $  674,113    $  430,711    $1,628,312
  Adjustments to reconcile net income to net cash
     provided by operating activities
     Depreciation and amortization...................        15,611        21,868        46,244
     Gain on investments.............................    (1,079,351)   (1,506,745)   (1,216,578)
     Loss on disposal of assets......................                       1,589            --
     Increase in investment in partnership...........      (103,091)     (233,400)     (260,418)
  Decrease (increase) in operating assets
     Management and performance fees receivable......    (1,331,115)   (1,807,582)   (4,221,093)
     Securities owned, net...........................     1,011,201     1,454,360     1,398,338
     Deferred tax assets.............................       (20,000)       (1,700)       (6,000)
     Prepaid and other assets........................        17,512        (9,641)        5,134
  Increase (decrease) in operating liabilities
     Commission payable..............................       738,049     2,013,281     3,950,000
     Income tax payable..............................       118,809       185,957       524,843
     Deferred tax liabilities........................       230,953       (77,600)     (213,700)
     Accounts payable and accrued expenses...........        (7,233)      (10,705)       56,333
                                                         ----------    ----------    ----------
Net cash provided by operating activities............       265,458       460,393     1,691,415
CASH FLOWS FROM INVESTING ACTIVITIES
  Contributions to investment in partnership.........      (200,778)           --            --
  Purchase of long-term investment...................            --      (403,107)   (1,495,058)
  Purchase of capital assets.........................       (33,003)      (65,164)     (130,966)
                                                         ----------    ----------    ----------
Net cash used in investing activities................      (233,781)     (468,271)   (1,626,024)
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt..........................        (5,333)     (100,000)     (100,000)
                                                         ----------    ----------    ----------
Net cash used in financing activities................        (5,333)     (100,000)     (100,000)
                                                         ----------    ----------    ----------
Net increase (decrease) in cash......................        26,344      (107,878)      (34,609)
Cash, beginning of year..............................       162,031       188,375        80,497
                                                         ----------    ----------    ----------
Cash, end of year....................................    $  188,375    $   80,497    $   45,888
                                                         ==========    ==========    ==========
Supplemental Disclosures of Cash Flow Information:
  Interest paid......................................    $    1,611    $    6,207    $    5,430
                                                         ==========    ==========    ==========
  Income taxes paid..................................    $   35,450    $  369,739    $  338,733
                                                         ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and History

     Bricoleur Capital Management, Inc. (the "Company"), formerly Utah Capital Corporation, is a Utah corporation organized on August 30, 1992 for the purpose of providing financial advisory services. The Company is the general partner of Bricoleur Partners, L.P. (the "Partnership") which was organized to invest primarily in publicly-traded securities. The Company also provides financial advisory services to JIB Associates and Albany Management Company Limited, which are also organized to invest primarily in publicly-traded securities.

Basis of Accounting

     The Company's financial statements have been prepared on the accrual method of accounting which recognizes revenues when they are earned and expenses when they are incurred.

Investment Securities

     The Company invests excess funds in marketable equity securities which are carried on the balance sheet at market value.

     During 1995, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), which requires investments to be classified into the following three categories: held-to-maturity, trading or available-for-sale. Held-to-maturity securities are presented at amortized cost while unrealized gains and losses on any trading securities are included in earnings. Trading securities are presented at fair market value, with unrealized holding gains and losses included in earnings. Unrealized gains and losses on available-for-sale securities are recorded directly to stockholders' equity, net of tax.

     Security transactions are accounted for on the date the securities are purchased or sold (trade date). The realized gain or loss from sales of investment securities is computed on the first-in, first-out basis. Dividend income is recorded on the date of record. Interest income is recorded on the accrual basis.

Valuation of Investment Securities

     Investment securities are carried at market value. Securities which are listed on a national securities exchange and which are freely marketable are valued at their last sale price or, if no sales occurred on the valuation date, at the mean between the "bid" and "asked" prices on such day. Other securities which are publicly traded and which are freely marketable are valued at their last closing "bid" prices if held "long" and their last closing "asked" prices if sold "short" as supplied by the National Association of Securities Dealers, Inc.

Income Taxes

     The Company calculates its tax provision in accordance with Statement of Financial Accounting Standard No. 109. Deferred income taxes reflect the impact of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The principal reason for the difference between tax expense computed based on the statutory federal rate and income tax expense was state income taxes.

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

Furniture, Equipment and Leasehold Improvements

     Furniture and equipment are stated at cost and depreciation has been provided using the straight-line method over the estimated useful lives of depreciable property ranging from 5 to 7 years.

     Leasehold improvements are stated at cost and amortization has been provided using the straight line method over remaining life of the associated lease.

Organization Costs

     Organization costs are amortized using the straight-line method over a period of five years.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Securities Sold, Not Yet Purchased

     Securities sold, not yet purchased, consisting of domestic common stock, represent obligations of the Company to make a future delivery of a specific security and, correspondingly, create an obligation to purchase the security at prevailing market prices (or deliver the security if owned by the Company) at the later delivery date. As a result, short sales create the risk that the Company's ultimate obligation to satisfy the delivery requirement may exceed the amount of the obligation recorded in the financial statements.

Reclassification

     During 1997, the Company elected to recognize certain deferred revenue as taxable income in 1996. As a result, deferred tax liabilities have been reclassified to income tax payable as of December 31, 1996. The effect of such reclassification was to increase income tax payable by $207,985. Certain other amounts reported in the statement of financial condition as of December 31, 1996 have been reclassified to conform with the presentation as of December 31, 1997.

NOTE 2 -- INVESTMENTS IN LIMITED PARTNERSHIP

     The Company is the general partner of the Partnership and has accounted for its investment in the Partnership using the equity method. As such, the accompanying financial statements reflect the Company's equity in the Partnership as of December 31, 1996 and 1997.

     In addition, in its role as the general partner, the Company is required to absorb any deeds, obligations, or losses which may occur in excess of the limited partners' respective capital accounts and, as a result, it is possible that the Company could incur a loss which might exceed the amount recorded as its investment in the Partnership as of December 31, 1997.

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

     A summary of assets and liabilities of the Partnership at December 31, 1996 and 1997 is as follows:

                                                                  1996             1997
                                                              -------------    -------------
Total assets................................................  $ 113,986,286    $ 223,204,158
Total liabilities...........................................    (24,744,688)     (62,861,340)
Equity of others............................................    (88,574,623)    (159,415,425)
                                                              -------------    -------------
Investment in Partnership...................................  $     666,975    $     927,393
                                                              =============    =============

     A summary of revenues and expenses of the Partnership at December 31, 1995, 1996 and 1997 is as follows:

                                                       1995            1996            1997
                                                   ------------    ------------    ------------
Total investment revenues........................  $  1,036,538    $  3,136,338    $  6,541,905
Total investment expenses........................      (330,838)       (837,102)     (1,539,620)
Total gain on investments, net...................     8,535,838      18,386,323      36,026,997
Net increase in assets of others.................    (9,138,447)    (20,452,159)    (40,768,864)
                                                   ------------    ------------    ------------
Net increase in Partnership assets...............  $    103,091    $    233,400    $    260,418
                                                   ============    ============    ============

NOTE 3 -- INVESTMENT SECURITIES

     The amortized cost and estimated market values of investments in equity securities are as follows:

                                                                  DECEMBER 31, 1996
                                                  --------------------------------------------------
                                                                 GROSS         GROSS       ESTIMATED
                                                  AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                    COST         GAINS         LOSSES        VALUE
                                                  ---------    ----------    ----------    ---------
Trading securities:
  Publicly traded...............................  $177,832      $ 3,928       $      -     $181,760
  Private placement offering....................    17,500           --        (17,500)          --
                                                  --------      -------       --------     --------
Total trading securities........................  $195,332      $ 3,928       $(17,500)    $181,760
                                                  ========      =======       ========     ========
Available-for-sale securities
  Equity securities --
     Aventine Int'l Fund........................  $403,107      $31,109       $     --     $434,216
                                                  ========      =======       ========     ========

                                                                DECEMBER 31, 1997
                                               ----------------------------------------------------
                                                               GROSS         GROSS       ESTIMATED
                                               AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                  COST         GAINS         LOSSES        VALUE
                                               ----------    ----------    ----------    ----------
Trading securities:
  Publicly traded............................  $       --     $     --      $    --      $       --
                                               ----------     --------      -------      ----------
Total trading securities.....................  $       --     $     --      $    --      $       --
                                               ==========     ========      =======      ==========
Available-for-sale securities
  Equity securities --
     Aventine Int'l Fund.....................  $2,067,765     $393,907      $    --      $2,461,672
                                               ==========     ========      =======      ==========

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

NOTE 4 -- FEES AND COMPENSATION

     The Company earned performance fees from the Partnership.

     - General partner incentive allocations in 1995, 1996 and 1997 in the amounts of $1,140,808, $4,032,831, and $7,918,893, representing 20% of the net increase in partners' capital resulting from operations after the asset management fee.

     - Quarterly asset management fee in 1995, 1996 and 1997 in the amounts of $272,170, $763,214 and $1,351,987 based on .25% of the partners' ending capital.

     As of December 31, 1996 and 1997 asset management fees totaling $360,674 and $497,419, respectively and performance fees totaling $2,944,730 and $7,029,078, respectively were due from the Partnership.

NOTE 5 -- FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Furniture, equipment, and leasehold improvements at December 31, 1996 and 1997 consist of the following:

                                                           1996        1997
                                                         --------    --------
Furniture and fixtures.................................  $ 32,454    $ 84,744
Computer equipment.....................................   106,777     123,468
Leasehold improvements.................................     6,572      68,557
                                                         --------    --------
                                                          145,803     276,769
Less accumulated depreciation and amortization.........    31,601      74,445
                                                         --------    --------
                                                         $114,202    $202,324
                                                         ========    ========

     Depreciation expense for the years ended December 31, 1995, 1996 and 1997 was $11,811, $18,468 and $42,844, respectively. Amortization expense was $3,800, $3,400 and $3,400, respectively.

NOTE 6 -- INCOME TAXES

     The significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1997 are as follows:

                                                           1996        1997
                                                         --------    --------
Deferred tax liabilities
  Unrealized gain on investments.......................  $ 13,100    $169,600
  Deferred performance fees............................   153,600     116,700
  Depreciation.........................................    23,800      16,600
                                                         --------    --------
Total deferred tax liabilities.........................   190,500     302,900
                                                         --------    --------
Deferred tax assets
  Unrealized loss on investments.......................     7,400          --
  State income taxes...................................    11,700      21,200
  Unrealized loss on investments.......................     2,600       6,500
                                                         --------    --------
Total deferred tax assets..............................    21,700      27,700
                                                         --------    --------
Net deferred tax liability.............................  $168,800    $275,200
                                                         ========    ========

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

     The significant components of the provision for income taxes for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                                       1995        1996        1997
                                                     --------    --------    --------
Current
  Federal..........................................  $109,890    $421,965    $678,843
  State............................................    44,369     120,631     197,833
                                                     --------    --------    --------
Total current......................................   154,259     542,596     876,676
                                                     --------    --------    --------
Deferred
  Federal..........................................   166,302     (51,800)    (55,400)
  State............................................    44,651     (14,400)     (7,800)
                                                     --------    --------    --------
Total deferred.....................................   210,953     (66,200)    (63,200)
                                                     --------    --------    --------
Total provision for income taxes...................  $365,212    $476,396    $813,476
                                                     ========    ========    ========

NOTE 7 -- RELATED-PARTY TRANSACTIONS

     The Company had borrowed funds from a shareholder of the Company in exchange for a note payable due September 30, 1997. The note carried interest at the rate of 5.83% annually and was uncollateralized. The note was paid in full, according to terms.

NOTE 8 -- NET CAPITAL REQUIREMENTS

     As a registered investment adviser with the California Department of Corporations, the Company is required to maintain certain minimum capital requirements. Under the applicable capital rules, the Company must at all times maintain: (i) "Tangible Net Capital" at 500% in excess of "Total Aggregate Indebtedness"; (ii) "Current Net Capital" greater than "Current Aggregate Indebtedness"; and (iii) "Tangible Net Capital" in excess of $25,000. At December 31, 1997, the Company was in compliance with these minimum capital requirements.

NOTE 9 -- COMMITMENTS

Operating Lease

     During 1997, the Company rented its office space. Rent expense for the years ended December 31, 1995, 1996 and 1997 was $19,443, $25,904 and $44,383,
respectively.

     Future minimum obligations for this operating lease as of December 31, 1997 are as follows:

1998                                                 $54,086
                                                     =======

Employment Agreement

     The Company has entered into an employment agreement with the senior vice president. The agreement provides base payments of $100,000 per year through January 1, 2003. The agreement also provides equity ownership through the purchase of stock of the Company.

NOTE 10 -- SUBSEQUENT EVENTS

     In February 1998, the Company entered into a Merger Agreement with Asset Alliance Corporation ("Parent") and Asset Alliance Bricoleur Merger Co., Inc. ("Sub"), a wholly-owned subsidiary of the Parent, pursuant to which the Company was merged with and into Sub. At the joint expense of Parent and the

                       BRICOLEUR CAPITAL MANAGEMENT, INC.

Company, Parent will make all regulatory and other filings necessary for Bricoleur Capital Management Co., LLC, a newly formed Delaware limited liability Company ("LLC"), to continue the business of the Company after the merger. Sub has transferred to LLC substantially all of its business and net assets in exchange for a 50% membership interest in LLC and a preferred return equal to 50% of the LLC's revenue.

NOTE 11 -- PRIOR PERIOD ADJUSTMENT

     The Company's statement of financial condition as of December 31, 1996, has been restated to reflect a receivable from the Partnership for performance fees earned, but payable at future dates. The change has been applied to prior years retroactively. The effect of this restatement was to increase retained earnings as of December 31, 1995 and 1996 and increase net income for the years then ended by $353,262 and $144,045, respectively.

                         REPORT OF INDEPENDENT AUDITORS

The Shareholders of
  JMG Capital Management, Inc.
  Pacific Capital Management, Inc.

     We have audited the accompanying combined balance sheets of JMG Capital Management, Inc. and Pacific Capital Management, Inc. (collectively, the "Corporations") as of December 31, 1996 and 1997, and the related combined statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of the Corporations. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of JMG Capital Management, Inc. and Pacific Capital Management Inc. at December 31, 1996 and 1997 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

New York, New York
March 26, 1998

                          JMG CAPITAL MANAGEMENT, INC.
                        PACIFIC CAPITAL MANAGEMENT, INC.

                            COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              ----------    -----------
                                        ASSETS
Current assets:
  Cash......................................................  $  115,612    $   578,220
  Management and incentive fees receivable..................      63,856             --
  Interest receivable.......................................      64,023             --
                                                              ----------    -----------
Total current assets........................................     243,491        578,220
Fixed assets, net of accumulated depreciation of $7,845 and
  $22,196 in 1996 and 1997, respectively....................      31,682         56,064
Deferred management and incentive fees......................     288,098      4,845,697
Investments in limited partnerships, at equity..............   5,858,387      8,051,443
                                                              ----------    -----------
          Total assets......................................  $6,421,658    $13,531,424
                                                              ==========    ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accrued expenses..........................................  $   10,851    $    20,690
                                                              ----------    -----------
Total current liabilities...................................      10,851         20,690
Deferred income taxes.......................................      37,958        126,559

Commitments and contingencies

Shareholders' equity:
  Common stock of JMG Capital Management, Inc. (no par
     value; 1,000,000 shares authorized; 225,000 shares
     issued and outstanding in 1996 and 1997)...............     225,000        225,000
  Common stock of Pacific Capital Management, Inc. ($.01 par value, 1000 shares authorized; 200 issued and
     outstanding in 1996 and 1997)..........................           2              2
  Note receivable from shareholder..........................    (200,000)            --
  Retained earnings.........................................   6,347,847     13,159,173
                                                              ----------    -----------
          Total shareholders' equity........................   6,372,849     13,384,175
                                                              ----------    -----------
          Total liabilities and shareholders' equity........  $6,421,658    $13,531,424
                                                              ==========    ===========

                            See accompanying notes.

                          JMG CAPITAL MANAGEMENT, INC.
                        PACIFIC CAPITAL MANAGEMENT, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1995          1996          1997
                                                        ----------    ----------    -----------
Revenues:
  Management and incentive fees.......................  $  388,485    $1,120,277    $ 5,919,209
  Equity interest in income of limited partnerships...   2,288,840     4,073,276      6,631,554
  Unrealized appreciation on deferred revenues........          --            --        383,774
  Interest income.....................................      14,642        19,690         29,226
  Other revenues......................................      68,099       129,511         77,701
                                                        ----------    ----------    -----------
Total revenues........................................   2,760,066     5,342,754     13,041,464
Expenses:
  Compensation and related expenses...................     318,440       414,982        649,531
  Other operating expenses............................      84,449       183,462        710,409
                                                        ----------    ----------    -----------
Total expenses........................................     402,889       598,444      1,359,940
                                                        ----------    ----------    -----------
Income before income tax..............................   2,357,177     4,744,310     11,681,524
Income tax............................................      35,000        71,000        175,000
                                                        ----------    ----------    -----------
Net income............................................  $2,322,177    $4,673,310    $11,506,524
                                                        ==========    ==========    ===========

                            See accompanying notes.

                          JMG CAPITAL MANAGEMENT, INC.
                        PACIFIC CAPITAL MANAGEMENT, INC.

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                         COMMON     NOTE RECEIVABLE      RETAINED
                                         STOCKS     FROM SHAREHOLDER     EARNINGS         TOTAL
                                        --------    ----------------    -----------    -----------
Balance at January 1, 1995............  $225,000       $(200,000)       $ 1,087,449    $ 1,112,449
  Net income..........................        --              --          2,322,177      2,322,177
  Shareholders' distributions.........        --              --           (335,089)      (335,089)
                                        --------       ---------        -----------    -----------
Balance at December 31, 1995..........   225,000        (200,000)         3,074,537      3,099,537
  Issuance of common stock of Pacific
     Capital Management, Inc..........         2              --                 --              2
  Net income..........................        --              --          4,673,310      4,673,310
  Shareholders' distributions.........        --              --         (1,400,000)    (1,400,000)
                                        --------       ---------        -----------    -----------
Balance at December 31, 1996..........   225,002        (200,000)         6,347,847      6,372,849
  Proceeds from note receivable.......        --         200,000                 --        200,000
  Net income..........................        --              --         11,506,524     11,506,524
  Shareholders' distributions.........        --              --         (4,695,198)    (4,695,198)
                                        --------       ---------        -----------    -----------
Balance at December 31, 1997..........  $225,002       $      --        $13,159,173    $13,384,175
                                        ========       =========        ===========    ===========

                            See accompanying notes.

                          JMG CAPITAL MANAGEMENT, INC.
                        PACIFIC CAPITAL MANAGEMENT, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1995          1996           1997
                                                       ----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...........................................  $2,322,177    $ 4,673,310    $11,506,524
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation....................................         589          5,906         14,351
     Equity interest in income of limited
       partnerships including incentive fee
       allocation....................................   2,288,840     (4,073,276)     6,631,554
     Unrealized appreciation on deferred revenues....          --             --       (383,774)
     Distributions from investments in limited
       partnerships..................................     700,000      1,500,000      4,493,498
     Deferred income taxes...........................      18,685         19,273         88,601
     Changes in operating assets and liabilities:
       Interest receivable...........................     (13,300)       (13,337)        64,023
       Management and incentive fees receivable......          --       (351,954)    (4,109,970)
       Deposits......................................       1,194             --             --
       Accrued expenses..............................      32,341        (43,899)         9,840
                                                       ----------    -----------    -----------
Net cash provided by operating activities............     772,846      1,716,023      5,051,539
                                                       ----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Investments in limited partnerships..................     (66,617)      (177,030)       (55,000)
Additions to fixed assets............................      (2,420)       (33,826)       (38,733)
                                                       ----------    -----------    -----------
Net cash used in investing activities................     (69,037)      (210,856)       (93,733)
                                                       ----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment received on note receivable..................          --             --        200,000
Principal payment on notes payable...................    (365,165)            --             --
Issuance of common stock.............................          --              2             --
Shareholders' distributions..........................    (335,089)    (1,400,000)    (4,695,198)
                                                       ----------    -----------    -----------
Net cash used in financing activities................    (700,254)    (1,399,998)    (4,495,198)
                                                       ----------    -----------    -----------
Net increase in cash.................................       3,555        105,169        462,608
Cash at beginning of year............................       6,888         10,443        115,612
                                                       ----------    -----------    -----------
Cash at end of year..................................  $   10,443    $   115,612    $   578,220
                                                       ==========    ===========    ===========
Income taxes paid....................................  $   16,315    $    50,891    $    85,282
                                                       ==========    ===========    ===========

                            See accompanying notes.

                          JMG CAPITAL MANAGEMENT, INC.
                        PACIFIC CAPITAL MANAGEMENT, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The accompanying combined financial statements include the accounts of JMG Capital Management, Inc., a California corporation ("JMG"), for the three years ended December 31, 1997 and Pacific Capital Management, Inc., a Delaware corporation ("PCM" and collectively with JMG, the "Corporations"), for the period from April 8, 1996 (date of inception) through December 31, 1996 and for the year ended December 31, 1997. The Corporations are affiliated through common ownership.

     JMG and PCM were formed on March 10, 1992 and April 8, 1996, respectively. As more fully described in Note 2, JMG is a general partner in JMG Capital Partners, L.P. ("JMGCP"), a California limited partnership, and JMG Convertible Investments, L.P. ("JMGCI" and collectively with JMGCP, the "Partnerships"), a California limited partnership. JMG and JMGCP entered into an agreement in November 1994 to form JMGCI as 1% general partner and 99% limited partner, respectively.

     PCM is the investment manager of Triton Capital Holdings, Inc., an international business company incorporated in the Territory of the British Virgin Islands ("Triton"). The Corporations earn fees for investment management services provided to the Partnerships and Triton.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The majority of the Corporations' revenues are derived from management fees, charged as a percentage of the capital balance of each limited partner's account in the Partnerships and incentive fees charged or incentive allocations of income received as a percentage of the net increase in net assets, as defined in the partnership agreement or investment advisory agreement. The Company receives such revenues from the Partnerships after it has managed a partners account for twelve consecutive months.

     JMG, as General Partner and investment manager, earns management fees and receives incentive allocations from JMGCP. Management fees earned and incentive allocations received for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                            1995          1996          1997
                                         ----------    ----------    ----------
Management fees........................  $  388,485    $  665,943    $1,054,324
Incentive allocations..................   1,976,715     3,422,705     6,018,565

     PCM, as investment manager, earns management and incentive fees from Triton. Management and incentive fees earned for the period from April 8, 1996 (date of inception) through December 31, 1996 and for the year ended December 31, 1997 are as follows:

                                                         1996         1997
                                                       --------    ----------
Management fees......................................  $166,236    $1,249,554
Incentive fees.......................................   288,098     3,615,331

                          JMG CAPITAL MANAGEMENT, INC.
                        PACIFIC CAPITAL MANAGEMENT, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     PCM had elected to defer management fees of $558,494 earned in 1997 and $288,098 and $3,615,331 of incentive fees earned in 1996 and 1997, respectively. All deferred amounts remain in Triton subject to the claims of general creditors and are invested in Triton, without any charge for management or performance fees, and will appreciate (depreciate) accordingly. The appreciation on the deferred management and incentive fees for the year ended December 31, 1997 were $42,986 and $340,788, respectively.

FIXED ASSETS

     Furniture and equipment are stated at cost. Depreciation of furniture and equipment is computed on the straight-line basis over the estimated useful lives of the individual assets generally three to seven years.

INCOME TAXES

     The Corporations' shareholders have elected to be taxed for Federal income tax purposes as a Subchapter S Corporation under the Internal Revenue Code. As a result, the net income and any tax credits of the Corporations are included in the personal income tax returns of the Corporations' shareholders. Accordingly, no provision has been made of Federal income taxes in the accompanying financial statements. For state tax purposes, the Corporations are subject to an S Corporation tax of 1.5% of pretax earnings.

     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The deferred tax liability relates primarily to the deferred management and incentive fees.

                          JMG CAPITAL MANAGEMENT, INC.
                        PACIFIC CAPITAL MANAGEMENT, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. INVESTMENT IN LIMITED PARTNERSHIPS

     The following is a summary of the assets, liabilities, revenues and net income of the Partnerships, which is accounted for using the equity method, and JMG's investment and equity interest in income of the Partnerships at December 31, 1995, 1996, and 1997 and for the years then ended:

                                               1995            1996            1997
                                           ------------    ------------    ------------
Investment in securities and debt
  obligations, at market value...........  $105,364,101    $233,859,614    $580,957,927
Funds held by brokers....................    27,253,420      58,616,297      69,350,791
Receivable from brokers..................     1,644,796         240,000      19,288,875
Other assets.............................       695,757       1,697,304       2,697,032
                                           ------------    ------------    ------------
Total assets.............................  $134,958,074    $294,413,215    $672,294,625
                                           ============    ============    ============
Securities sold, but not yet purchased
  at market value........................  $ 83,102,636    $200,755,916    $506,183,507
Payable to brokers.......................     3,830,835       6,912,723      34,477,416
Advance capital contributions............     1,000,000         137,767       1,014,890
Other liabilities........................       135,037         151,992         389,689
                                           ------------    ------------    ------------
Total liabilities........................    88,068,508     207,958,398     542,065,502
Net assets...............................    46,889,566      86,454,817     130,229,123
                                           ------------    ------------    ------------
Total liabilities and net assets.........  $134,958,074    $294,413,215    $672,294,625
                                           ============    ============    ============
Revenues.................................  $ 14,327,810    $ 27,821,350    $ 53,642,988
                                           ============    ============    ============
Net increase in net assets...............  $ 10,261,251    $ 18,164,106    $ 31,567,984
                                           ============    ============    ============
Investment in limited partnerships.......  $  3,108,081    $  5,858,387    $  8,051,443
                                           ============    ============    ============
Equity interest in income of limited
  partnerships...........................  $  2,288,840    $  4,073,276    $  6,631,554
                                           ============    ============    ============
Incentive allocation included above......  $  1,976,715    $  3,422,705    $  6,018,565
                                           ============    ============    ============

3. DEFINED CONTRIBUTION PLAN

     JMG maintains a money purchase pension plan which requires fixed employer contributions of 25% of each participant's compensation. The plan covers all employees who are at least 21 years of age and have completed a minimum of six months of service. JMG has contributed $53,964, $69,333 and $84,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

4. COMMITMENTS

     In June 1996, PCM entered into an Investor Referral Agreement with an unaffiliated entity to assist in obtaining investors. For these services, PCM pays a fee in an amount equal to any management (asset-based) fees PCM receives from Triton relating to investors that were referred to Triton during the first two years of the Investor Referral Agreement. For the period from April 8, 1996 (date of inception) through December 31, 1996 and the year ended December 31, 1997, referral fees were approximately $52,000 and $398,000, respectively.

                          JMG CAPITAL MANAGEMENT, INC.
                        PACIFIC CAPITAL MANAGEMENT, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. RELATED-PARTY TRANSACTIONS

     On March 1992, JMG received a secured promissory note from its President and sole shareholder in the amount of $200,000, bearing interest at 7.33% and due on March 11, 1998 for the purpose of purchasing shares of stock in JMG. Principal and interest totaling $270,000 were paid in full in June 1997.

     Affiliates of JMG maintain investments of approximately $5,175,000 and $13,196,000 as of December 31, 1996 and December 31, 1997, respectively, in JMGCP through nine limited partner accounts.

6. SUBSEQUENT EVENTS

     In January 1998, JMGCP distributed cash in the amount of $5,000,000 to JMG's president for his limited partnership interest.

     The Corporations has agreed to sell a preferred equity interest in each Corporation for an aggregate of $30,500,000 in cash and $30,500,000 principal amount of subordinated convertible debentures which bear interest at the rate per annum equal to one-half of the two year Treasury note plus 25 basis points, to be determined at closing, are convertible into 3,485,714 shares of the purchasers common and mature December 31, 2000. The definitive agreements provide for the Corporations to distribute 50% of revenues less 50% of operating expenses to the extent they exceed $1.1 million, but do not exceed $2.2 million. As a result of such transaction, the Corporations were replaced by successor limited liability corporations as the General Partner and investment manager.

7. YEAR 2000 (UNAUDITED)

     The Corporation's use of computer applications are not complex. However, it is not certain whether the Corporation's computer programs and systems (or that of other entities with which they electronically connect) are year 2000 compliant. Management does not believe that the costs of addressing the Year 2000 issue or the consequences of incomplete or untimely resolution of the issue will have a major impact on the Corporations.

                         REPORT OF INDEPENDENT AUDITORS

The Partners of
  Metropolitan Capital Advisors, L.P.
  Metropolitan Capital Partners II, L.P.
  Metropolitan Capital Partners III, L.P.

     We have audited the accompanying combined balance sheets of Metropolitan Capital Advisors, L.P., Metropolitan Capital Partners II, L.P. and Metropolitan Capital Partners III, L.P. (collectively, the "Partnerships") as of December 31, 1996 and 1997, and the related combined statements of income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the management of the Partnerships. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Metropolitan Capital Advisors, L.P., Metropolitan Capital Partners II, L.P. and Metropolitan Capital Partners III, L.P. at December 31, 1996 and 1997 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/  Ernst & Young LLP

New York, New York
March 26, 1998

                      METROPOLITAN CAPITAL ADVISORS, L.P.
                     METROPOLITAN CAPITAL PARTNERS II, L.P.
                    METROPOLITAN CAPITAL PARTNERS III, L.P.

                            COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              ----------    -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $  704,858    $ 1,704,274
  Fees and other receivables................................     767,856      1,393,005
  Investment in securities, at market value
     (cost -- $50,000)......................................          --        165,584
                                                              ----------    -----------
Total current assets........................................   1,472,714      3,262,863
Fixed assets -- net of accumulated depreciation of $5,109
  and $9,345 in 1996 and 1997, respectively.................       8,045         11,207
Investment in limited partnership, at equity................   6,344,550      8,136,914
Management and incentive fees receivable....................     168,819      3,182,553
Other assets................................................      65,371         54,183
                                                              ----------    -----------
          Total assets......................................  $8,059,499    $14,647,720
                                                              ==========    ===========
                           LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accrued expenses..........................................  $1,198,094    $ 2,118,512
  Due to affiliates.........................................      22,500             --
                                                              ----------    -----------
Total current liabilities...................................   1,220,594      2,118,512
Partners' capital...........................................   6,838,905     12,529,208
                                                              ----------    -----------
          Total liabilities and partners' capital...........  $8,059,499    $14,647,720
                                                              ==========    ===========

                            See accompanying notes.

                      METROPOLITAN CAPITAL ADVISORS, L.P.
                     METROPOLITAN CAPITAL PARTNERS II, L.P.
                    METROPOLITAN CAPITAL PARTNERS III, L.P.

                         COMBINED STATEMENTS OF INCOME

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1995          1996          1997
                                                        ----------    ----------    -----------
Revenues:
  Management fees.....................................  $1,319,695    $2,792,061    $ 7,322,214
  Equity interest in income of limited partnership....   2,670,761     5,456,671      6,741,651
  Unrealized appreciation on investments in securities
     and deferred revenues............................          --            --        202,164
  Interest income.....................................          --         7,371         14,035
  Other revenues......................................       5,750        78,727         66,945
                                                        ----------    ----------    -----------
Total revenues........................................   3,996,206     8,334,830     14,347,009
Expenses:
  Compensation and related expenses...................     415,807     1,324,980      2,287,354
  Other operating expenses............................     532,265       644,891        860,860
                                                        ----------    ----------    -----------
Total expenses........................................     948,072     1,969,871      3,148,214
                                                        ----------    ----------    -----------
Net income............................................  $3,048,134    $6,364,959    $11,198,795
                                                        ==========    ==========    ===========

                            See accompanying notes.

                      METROPOLITAN CAPITAL ADVISORS, L.P.
                     METROPOLITAN CAPITAL PARTNERS II, L.P.
                    METROPOLITAN CAPITAL PARTNERS III, L.P.

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                        GENERAL       LIMITED
                                                        PARTNERS     PARTNERS         TOTAL
                                                        --------    -----------    -----------
Partners' capital at January 1, 1995..................  $ 38,405    $   803,192    $   841,597
  Capital contributions...............................       656        156,671        157,327
  Distributions.......................................    (2,902)      (690,750)      (693,652)
  Net income..........................................    41,110      3,007,024      3,048,134
                                                        --------    -----------    -----------
Partners' capital at December 31, 1995................    77,269      3,276,137      3,353,406
  Capital contributions...............................     4,399        379,241        383,640
  Distributions.......................................   (32,093)    (3,231,007)    (3,263,100)
  Net income..........................................    78,119      6,286,840      6,364,959
                                                        --------    -----------    -----------
Partners' capital at December 31, 1996................   127,694      6,711,211      6,838,905
                                                        --------    -----------    -----------
  Capital contributions...............................        --        600,000        600,000
  Distributions.......................................   (57,515)    (6,050,977)    (6,108,492)
  Net income..........................................   126,722     11,072,073     11,198,795
                                                        --------    -----------    -----------
Partners' capital at December 31, 1997................  $196,901    $12,332,307    $12,529,208
                                                        ========    ===========    ===========

                            See accompanying notes.

                      METROPOLITAN CAPITAL ADVISORS, L.P.
                     METROPOLITAN CAPITAL PARTNERS II, L.P.
                    METROPOLITAN CAPITAL PARTNERS III, L.P.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1995           1996           1997
                                                      -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................................  $ 3,048,134    $ 6,364,959    $11,198,795
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................        1,880          3,447          4,889
  Equity interest in income of limited
     partnership....................................   (2,670,761)    (5,456,671)    (6,741,651)
  Unrealized appreciation on investments in
     securities and deferred revenues...............           --             --       (202,164)
  Changes in operating assets and liabilities:
     Receivables....................................     (281,801)      (654,874)    (3,552,303)
     Investments in securities......................           --             --        (50,000)
     Other assets...................................      (44,709)       (17,613)        10,535
     Accrued expenses...............................      432,839        765,255        920,418
     Due to affiliates..............................           --         22,500        (22,500)
                                                      -----------    -----------    -----------
Net cash provided by operating activities...........      485,582      1,027,003      1,566,019
                                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Distributions from investments in limited
  partnership.......................................      410,012      2,264,467      5,149,287
Contributions to investment in limited
  partnership.......................................      (50,000)            --       (200,000)
Additions to property and equipment.................      (13,154)            --         (7,398)
Other assets........................................           --         (3,267)            --
                                                      -----------    -----------    -----------
Net cash provided by investing activities...........      346,858      2,261,200      4,941,889
                                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions...............................      157,327        383,640        600,000
Cash distributions..................................     (693,652)    (3,263,100)    (6,108,492)
                                                      -----------    -----------    -----------
Net cash used in financing activities...............     (536,325)    (2,879,460)    (5,508,492)
                                                      -----------    -----------    -----------
Net increase in cash................................      296,115        408,743        999,416
Cash and cash equivalents at beginning of period....           --        296,115        704,858
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of period..........  $   296,115    $   704,858    $ 1,704,274
                                                      ===========    ===========    ===========

                            See accompanying notes.

                      METROPOLITAN CAPITAL ADVISORS, L.P.
                     METROPOLITAN CAPITAL PARTNERS II, L.P.
                    METROPOLITAN CAPITAL PARTNERS III, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The accompanying combined financial statements include the accounts of Metropolitan Capital Advisors, L.P. ("MCA"), Metropolitan Capital Partners II, L.P. ("MCP II") and Metropolitan Capital Partners III, L.P. ("MCP III") (collectively, the "Partnerships"), which are Delaware limited partnerships and are affiliated through common ownership. All intercompany transactions and balances have been eliminated in combination.

     MCA was formed on March 1, 1993, and is the sole general partner of Bedford Falls Investors, L.P.("Bedford"), a Delaware limited partnership that engages in speculative trading of investment instruments. As general partner in Bedford, MCA engages in formulating investment strategies, objectives, and selecting investment positions. Such investment is accounted for under the equity method. MCP II, was formed on July 1, 1995 for the purpose of providing investment advisory services and management of clients' assets. MCP III was formed on August 29, 1996. MCP III acts as investment manager to and manages the capital of Metropolitan Capital Advisors International Limited ("MCAI"), a British Virgin Islands company.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The majority of the Partnerships' revenues are derived from investment advisory fees charged both as a percentage of net assets of the funds managed by the Partnerships (the "funds"), and performance of the funds, as defined in the investment advisory agreements. The Partnerships earned revenues based on a percentage of net assets and performance of the funds, of $1,074,591 and $2,766,124, respectively, for 1995, $1,950,616 and $5,990,140, respectively, for
1996, and $4,064,755 and $9,598,502, respectively, for 1997.

     MCP III has elected to defer the receipt of all management and performance fees of approximately $169,000 and $3,014,000 earned in 1996 and 1997, respectively, until the year 2007. Pursuant to the partnership agreement for MCP III, all deferred amounts payable to MCP III remain in MCAI and are invested in MCAI, without any charge for management or performance fees, and will appreciate (depreciate) accordingly. The appreciation on the deferred management and performance fees for the year ended December 31, 1997, was approximately $87,000.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

     The Partnerships are not subject to federal, state or local income taxes. Taxable income or losses from the Partnership results of operations accrue to the individual partners.

                      METROPOLITAN CAPITAL ADVISORS, L.P.
                     METROPOLITAN CAPITAL PARTNERS II, L.P.
                    METROPOLITAN CAPITAL PARTNERS III, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

FIXED ASSETS

     Fixed assets consist of leasehold improvements and furniture and fixtures. The Partnerships are amortizing leasehold improvements using the straight-line method over the life of the lease, which expires on June 30, 2000. Depreciation of furniture and fixtures is computed principally using accelerated methods over the useful lives of the assets, which is seven years.

ORGANIZATION COSTS

     Costs incurred in connection with the organization of the Partnerships are capitalized and are being amortized over five years on a straight-line basis.

INVESTMENT IN SECURITIES, AT MARKET VALUE

     Investment in securities represents trading assets which are held for resale in anticipation of short-term market movements. Trading account assets, of marketable equity securities, are stated at market value. Unrealized gains are included in unrealized appreciation on investments in securities.

2.  PARTNERS' CAPITAL

ALLOCATIONS

     In accordance with the partnership agreements for the Partnerships, 1% of profits and losses are allocated to the respective general partners and the remaining 99% are allocated to the limited partners.

DISTRIBUTIONS

     The general partners of each of the Partnerships shall have the sole discretion in determining the amount and frequency of distributions; provided, however, that no distribution shall be made that would render the Partnerships insolvent or that would cause any Partner to have a negative capital account.

WITHDRAWALS

     Any limited partner of MCA may, upon 45 days prior written notice to the other partners, withdraw a portion of its capital account as of the last day of a fiscal year, provided that such withdrawal shall be not less than $50,000 and provided that the MCA is able to meet minimum capital requirement as general partner under the agreement with Bedford.

     The general partner of MCA may, upon 45 days prior written notice to the other partners, withdraw a portion of its capital account as of the last day of a fiscal year, provided that its capital account remaining after such withdrawal shall be not less than 1% of all the partners' total positive capital account balances.

     A partner of MCA may withdraw a greater amount than stated above, or an amount at other times during the fiscal year or upon a shorter notice period as of the last day of a fiscal year, only upon the prior written consent of the general partners and a majority in interest of the limited partners.

     Any limited partner of MCP II or MCP III may withdraw a portion of its capital account at the discretion of the general partners.

                      METROPOLITAN CAPITAL ADVISORS, L.P.
                     METROPOLITAN CAPITAL PARTNERS II, L.P.
                    METROPOLITAN CAPITAL PARTNERS III, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. INVESTMENT IN LIMITED PARTNERSHIP

     The following is a summary of the assets, liabilities, revenues and net income of Bedford which is accounted for using the equity method and the Partnerships' investment and equity interest in income of Bedford at December 31, 1995, 1996 and 1997 and for the years then ended:

                                               1995            1996            1997
                                            -----------    ------------    ------------
Investments in marketable securities, at
  market value............................  $64,023,458    $109,578,369    $198,610,591
Due from brokers..........................   12,895,307      10,995,459      17,905,785
Other current assets......................    1,358,444      13,409,275       2,200,732
                                            -----------    ------------    ------------
Total current assets and total assets.....  $78,277,209    $133,983,103    $218,717,108
                                            ===========    ============    ============
Securities sold, but not yet purchased, at
  market value............................  $18,625,922    $ 24,527,966    $ 48,981,348
Other current liabilities.................    1,967,323       5,051,522       3,462,480
                                            -----------    ------------    ------------
Total current liabilities.................   20,593,245      29,579,488      52,443,828
Partners' capital.........................   57,683,964     104,403,615     166,273,280
                                            -----------    ------------    ------------
Total liabilities and partners' capital...  $78,277,209    $133,983,103    $218,717,108
                                            ===========    ============    ============
Revenues..................................  $15,051,162    $ 28,364,403    $ 37,685,121
                                            ===========    ============    ============
Net income................................  $13,734,409    $ 26,265,625    $ 34,062,262
                                            ===========    ============    ============
Investment in limited partnership.........  $ 3,152,365    $  6,344,550    $  8,136,914
                                            ===========    ============    ============
Equity interest in income of limited
  partnership.............................  $ 2,670,761    $  5,456,671    $  6,741,651
                                            ===========    ============    ============

4. COMMITMENTS

     Office space is leased under an operating lease expiring on June 30, 2000. The lease provides for minimum annual rent, plus expense escalations.

     At December 31, 1997, the approximate minimum rental commitments under this noncancellable lease are as follows:

1998..............................................  $160,000
1999..............................................   160,000
2000..............................................    80,000
                                                    --------
                                                    $400,000
                                                    ========

     Rent expense amounted to approximately $51,500, $125,800 and $161,600 in 1995, 1996 and 1997, respectively.

5. CREDIT RISK

     One fund represented approximately 91% of total revenues for the year ended December 31, 1995. One fund represented approximately 86% of total revenues for the year ended December 31, 1996, and two other funds represented approximately 97% of fees and other receivables at December 31, 1996. Two funds represented approximately 87% of total revenues for the year ended December 31, 1997, and two other funds

                      METROPOLITAN CAPITAL ADVISORS, L.P.
                     METROPOLITAN CAPITAL PARTNERS II, L.P.
                    METROPOLITAN CAPITAL PARTNERS III, L.P.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

represented approximately 100% of fees and other receivables at December 31, 1997. Non-current management and incentive fees receivable pertain to one fund.

6. SUBSEQUENT EVENT

     The Partnerships have agreed to sell a 50% preferred equity interest in MCA, MCP II and MCP III for an aggregate of $35,700,000, of which $17,850,000 will be payable in cash, and $17,850,000 principal amount of subordinated convertible debentures which bear interest at 2.2% per annum, are convertible into 1,785,000 shares of the purchaser's common stock and mature five years following issuance.

7. YEAR 2000 (UNAUDITED)

     Some of the Company's computer programs and systems are not year 2000 compliant. The Company's use of computer applications is not complex. The Company expects it will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Management does not believe such related costs will be significant.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  Trust Advisors LLC

     We have audited the accompanying balance sheets of Trust Advisors LLC (the "Company") as of December 31, 1996 and 1997, and the related statements of income, changes in members' equity and cash flows for the three months ended December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trust Advisors LLC at December 31, 1996 and 1997 and the results of its operations and its cash flows for the three months ended December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/  Ernst & Young LLP
New York, New York
March 26, 1998

                               TRUST ADVISORS LLC

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1996         1997
                                                              -------    ----------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $10,311    $       --
  Investment in investment company, at market value, which
     approximates cost......................................       --       100,000
  Accounts receivable.......................................   54,169       962,542
  Other current assets......................................    2,540            --
                                                              -------    ----------
Total current assets........................................   67,020     1,062,542
Equipment -- net of accumulated depreciation of $6,139 and
  $7,776 in 1996 and 1997, respectively.....................    4,565         2,928
Organization costs -- net of accumulated amortization of
  $250 and $1,250 in 1996 and 1997, respectively............    4,750         3,750
                                                              -------    ----------
          Total assets......................................  $76,335    $1,069,220
                                                              =======    ==========
                          LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accrued expenses..........................................  $20,451    $   49,125
  Due to bank...............................................       --         9,663
  Due to affiliate..........................................    5,000         5,000
                                                              -------    ----------
Total current liabilities...................................   25,451        63,788
Members' equity:
  Preferred interests.......................................   59,119       578,731
  Other interests (deficit).................................   (8,235)      426,701
                                                              -------    ----------
          Total members' equity.............................   50,884     1,005,432
                                                              -------    ----------
          Total liabilities and members' equity.............  $76,335    $1,069,220
                                                              =======    ==========

                            See accompanying notes.

                               TRUST ADVISORS LLC

                              STATEMENTS OF INCOME

                                                              THREE MONTHS
                                                                 ENDED         YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
Revenues:
  Investment advisory fees..................................    $184,533       $1,848,644
  Administrative fees.......................................      18,000           72,000
  Other revenues............................................          --           76,863
                                                                --------       ----------
Total revenues..............................................     202,533        1,997,507
Expenses:
  Compensation and related expenses.........................      88,140          438,366
  Other operating expenses..................................      25,872          161,883
                                                                --------       ----------
Total expenses..............................................     114,012          600,249
                                                                --------       ----------
Net income..................................................    $ 88,521       $1,397,258
                                                                ========       ==========

                            See accompanying notes.

                               TRUST ADVISORS LLC

                         STATEMENTS OF MEMBERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1997
                    AND THREE MONTHS ENDED DECEMBER 31, 1996

                                                           PREFERRED      OTHER
                                                           INTEREST     INTERESTS      TOTAL
                                                           ---------    ---------    ----------
Members' equity at October 1, 1996.......................  $   2,510    $  4,510     $    7,020
  Net income.............................................    101,266     (12,745)        88,521
  Distributions..........................................    (44,657)         --        (44,657)
                                                           ---------    --------     ----------
Members' equity at December 31, 1996.....................     59,119      (8,235)        50,884
  Contributions..........................................     50,000          --         50,000
  Net income.............................................    960,322     436,936      1,397,258
  Distributions..........................................   (490,710)     (2,000)      (492,710)
                                                           ---------    --------     ----------
Members' equity at December 31, 1997.....................  $ 578,731    $426,701     $1,005,432
                                                           =========    ========     ==========

                            See accompanying notes.

                               TRUST ADVISORS LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS
                                                                 ENDED         YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $ 88,521       $1,397,258
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................         705            2,637
  Changes in operating assets and liabilities:
     Investment in investment company.......................          --         (100,000)
     Accounts receivable....................................     (54,169)        (908,373)
     Other current assets...................................        (540)           2,540
     Accrued expenses.......................................      20,451           28,674
                                                                --------       ----------
Net cash provided by operating activities...................      54,968          422,736
                                                                --------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Due to bank.................................................          --            9,663
Contributions...............................................          --           50,000
Distributions...............................................     (44,657)        (492,710)
                                                                --------       ----------
Net cash used in financing activities.......................     (44,657)        (433,047)
                                                                --------       ----------
Net increase (decrease) in cash.............................      10,311          (10,311)
Cash and cash equivalents at beginning of period............          --           10,311
                                                                --------       ----------
Cash and cash equivalents at end of period..................    $ 10,311       $       --
                                                                ========       ==========

                            See accompanying notes.

                               TRUST ADVISORS LLC

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Trust Advisors LLC (the "Company") is engaged in the business of managing investments vehicles using alternative investment management styles.

     The Company was formed as a limited liability company in the State of Delaware on February 6, 1996 under the name Trust Advisors Group, LLC. On March 6, 1996, the Company amended its name to Trust Advisors LLC. The Company is a registered investment advisor incorporated in the State of Connecticut. On September 30, 1996, the Trust Advisors Group, Inc. ("TAG") transferred certain assets and liabilities to the Company in exchange for preferred and common equity interests. This transfer included TAG's business, investment and management contracts and substantially all other assets. On October 1, 1996, TAG sold its preferred interests in the Company to Asset Alliance Holding Corporation.

     Preferred interests are entitled to receive 50% of gross investment advisory and administrative fees of the Company. Other members are entitled to receive annual cash distributions not to exceed the net cash flow of the Company, including priority distributions, in order to pay their share of certain tax liabilities.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The majority of the Company's revenues are derived from investment advisory fees charged both as a percentage of investible funds (earned and paid on a monthly basis) and performance of the fund (earned and paid on a quarterly basis). The Company earned revenues based on a percentage of investible funds of $202,533 for 1996, and revenues based on a percentage of investible funds and performance of the funds of $953,202 and $967,442, respectively, for 1997. All fees are accrued on a monthly basis. All fees receivable are expected to be collected.

CASH EQUIVALENTS

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash and cash equivalents principally in one financial institution.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     The Company uses the straight-line method of depreciation. Fixed assets are depreciated over five and seven year periods.

ORGANIZATION COSTS

     Costs incurred in connection with the organization of the Company were capitalized and are being amortized over five years on a straight-line basis.

                               TRUST ADVISORS LLC

INCOME TAXES

     The Company is treated as a partnership for federal and state income tax purposes and, accordingly, all income and losses are reported by its individual members.

INVESTMENT IN INVESTMENT COMPANY, AT MARKET VALUE

     The Company invests certain excess funds in an investment company, which is a fund of funds with the underlying assets being marketable securities. As determined by management of the Company, such investment is classified as trading securities and, accordingly, is valued at its net asset value, which approximates market value, with the change in the net asset value included in net realized and unrealized appreciation (depreciation) on investment in investment company. Appreciation (depreciation) of investment in investment company is net of any incentive allocation. The resultant unrealized gains or losses are included in operations.

2. COMMITMENTS

LEASE COMMITMENTS

     The Company is obligated under operating leases for software and office equipment that expire at various dates through September 1998. The Company leases office facilities in Connecticut under a noncancellable operating lease that expires in 1999.

     At December 31, 1997, the approximate minimum rental commitments under noncancellable leases are as follows:

1998........................................................  $36,000
1999........................................................   36,000
                                                              -------
Total minimum lease payments................................  $72,000
                                                              =======

     Rent expense for the three months ended December 31, 1996 and the year ended December 31, 1997 was approximately $8,000 and $34,000, respectively.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with two executives of the Company, whereby the Company has agreed to pay each of the executives annual base salaries of $100,000. These agreements were effective October 1, 1996 and will last for a term of five years.

3. RELATED PARTY TRANSACTIONS

     Amounts due to affiliates pertain to organization expenses paid for by an affiliated company. This amount is payable upon demand.

4. CREDIT RISK

     Two customers represented approximately 96% of total revenues for the three months ended December 31, 1996, and 91% of accounts receivable at December 31, 1996. Two customers represented approximately 80% of total revenues for the year ended December 31, 1997, and one of these customers represented approximately 88% of accounts receivable at December 31, 1997.

======================================================

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    3
Risk Factors............................   11
Use of Proceeds.........................   18
Dividend Policy.........................   18
Capitalization..........................   19
Dilution................................   20
Selected Historical Financial Data......   21
Unaudited Pro Forma Consolidated
  Financial Information.................   23
Business................................   30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   47
Management..............................   56
Certain Relationships and Related Party
  Transactions..........................   65
Principal Stockholders..................   67
Description of Capital Stock............   69
Shares Eligible for Future Sale.........   73
Underwriting............................   75
Legal Matters...........................   76
Experts.................................   76
Additional Information..................   77
Index to Financial Statements...........  F-1

                               ------------------

    UNTIL              , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================
                                           SHARES

                          (ASSET ALLIANCE CORP. LOGO)
                                  COMMON STOCK

                            -----------------------

                                   PROSPECTUS
                            -----------------------
                            BEAR, STEARNS & CO. INC.
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED
                                            , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses expected to be incurred by the Registrant in connection with the Offering described in this Registration Statement (excluding underwriting discounts and commissions). All such amounts are estimated except for the SEC Registration Fee, the Nasdaq National Market listing fee and the National Association of Securities Dealers, Inc. filing fee.

                     NATURE OF EXPENSE                        AMOUNT
                     -----------------                        -------
SEC Registration Fee........................................  $29,500
Nasdaq National Market Listing Fee..........................        *
NASD Filing Fee.............................................   10,500
Accounting Fees and Expenses................................        *
Legal Fees and Expenses.....................................        *
Printing Expenses...........................................        *
Blue Sky Qualifications Fees and Expenses...................        *
Transfer Agent's Fee........................................        *
Miscellaneous...............................................        *
                                                              -------
          TOTAL.............................................  $     *
                                                              =======

---------------
* To be completed by Amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Company's Amended and Restated By-Laws provide for indemnification by the Company of its directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     The Company's Certificate also provides that no director shall be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which makes directors liable for unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which directors derived an improper personal benefit.

     Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

     The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

     The Company's directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

     The Underwriting Agreement to be filed as Exhibit 1.1 will provide that the Underwriters named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and the Underwriting Agreement will provide that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since the time that the Company was founded in February 1996, the Company has issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. There was no public offering in any such transaction, and the Company believes that each transaction was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning the Company and acquired the securities for investment and not with a view to the distribution thereof.

     (1) On July 8, 1996, the Company issued an aggregate of 2,500,000 shares of the Company's Common Stock and 350,000 Redeemable Common Stock Purchase Warrants (each convertible into one share of Common Stock)("Warrants"), at an initial exercise price of $5.00 per share, to Bruce H. Lipnick and Arnold L. Mintz in exchange for capital contributions to the Company consisting of 300 shares of common stock, par value $0.01 per share, of Milestone Investment Group Inc., a Delaware corporation, valued at approximately $1.25 million.

     (2) On July 8, 1996, the Company issued an aggregate of 100,000 shares of the Company's Series A Convertible Redeemable Preferred Stock (convertible into 875,000 shares of Common Stock and 175,000 Redeemable Common Stock Purchase Warrants (each convertible into one share of Common Stock), at an initial exercise price of $5.00 per share), 875,000 shares of the Company's Common Stock and 175,000 Redeemable Common Stock Purchase Warrants (each convertible into one share of Common Stock), at an initial exercise price of $5.00 per share, for an aggregate purchase price of $5 million to AJG Financial Services, Inc.

     (3) Between August 11, 1996 and December 18, 1996, the Company issued an aggregate of 875,000 shares of the Company's Common Stock and 175,000 Redeemable Common Stock Purchase Warrants (each convertible into one share of Common Stock), at an initial exercise price of $5.00 per share, for an aggregate purchase price of $2.5 million to Walter A. Rhulen, Peter L. Rhulen, Ira D. Riklis, Mauricio Epelbaum and Lidia Epelbaum as Trustees for the Epelbaum Revocable Trust 1990, Spear, Leeds & Kellogg, The Citco Group Limited and New Frontier Partners.

     (4) On January 2, 1997, the Company issued an aggregate of 175,000 shares of the Company's Common Stock and 35,000 Redeemable Common Stock Purchase Warrants (each convertible into one share of Common Stock), at an initial exercise price of $5.00 per share and $750,000 in principal amount of convertible subordinated debentures (convertible into 50,000 shares of Common Stock) in connection with the Company's investment in Trust Advisors LLC.

     (5) On March 11, 1997, the Company issued an aggregate of 50,000 shares of the Company's Common Stock in connection with the Company's investment in Silverado Capital Management LLC.

     (6) On March 27, 1997, the Company issued an aggregate of 10,000 shares of the Company's Common Stock and 20,000 Redeemable Common Stock Purchase Warrants (each convertible into one share of Common Stock), at an initial exercise price of $5.00 per share to BankAmerica Investment Corporation in connection with the execution of a Credit Agreement dated as of May 27, 1997 among the Company, Asset Alliance Holding Corp. and Bank of America Illinois.

     (7) On December 26, 1997, the Company issued 100,000 shares of Series B Convertible Redeemable Preferred Stock (convertible into 1,000,000 shares of the Company's Common Stock) for an aggregate purchase price of $10 million to AJG Financial Services, Inc.

     (8) Between October 1, 1997 and March 1, 1998, the Company issued an aggregate of $2,866,409 in principal amount of adjustable rate subordinated convertible debentures (convertible into an aggregate of approximately 382,180 shares of Common Stock) in connection with investments made in Asset Alliance Preferred Manager Trust LLC, a private investment fund whereby investors' assets under management are allocated among underlying investment vehicles established by the Company's Affiliated Firms.

     (9) On February 27, 1998, the Company issued 10,000 Redeemable Common Stock Purchase Warrants (each convertible into one share of Common Stock), at an initial exercise price of $12.50 per share to Bank of America National Trust and Savings Association in connection with the execution of an Amended and Restated Credit Agreement dated as of February 27, 1998 among the Company, Asset Alliance Holding Corp. and Bank of America National Trust and Savings Association.

     (10) On February 27, 1998, the Company issued an aggregate of 2,880,000 shares of the Company's Common Stock and $5,850,000 in principal amount of convertible subordinated debentures (convertible into 780,000 shares of Common Stock) in connection with the Company's investment in Bricoleur Capital Management LLC.

     (11) On March 26, 1998 the Company issued 17,500 Redeemable Common Stock Purchase Warrants (each convertible into one share of Common Stock), at an initial exercise price of $10.00 per share to Citco Banking Corporation N.V. in connection with the execution of a $5 million loan agreement dated as of March 26, 1998 among the Company and Citco Banking Corporation N.V.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

EXHIBIT NO.   DESCRIPTION
-----------   -----------
    1.1*      Form of Underwriting Agreement by and among the Company and the Underwriters.
    2.1*+     Merger Agreement dated as of February 20, 1998 by and among the Company, Asset Alliance Bricoleur Merger Co. Inc.,
              Bricoleur Capital Management, Inc., Bricoleur Capital
              Management LLC and the shareholders of Bricoleur Capital
              Management, Inc. (excluding schedules and exhibits, which
              the Company agrees to furnish supplementally to the
              Commission upon request).
    2.2*+     Stock Purchase Agreement dated as of July 8, 1996 among the
              Company, Asset Alliance Holding Corp. and the shareholders of Milestone Investment Group Inc. (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
    2.3*+     Purchase Agreement dated as of March 26, 1998 by and among the Company, JMG Capital Management LLC, Pacific Assets
              Management LLC, JMG Capital Management, Inc., Pacific
              Capital Management, Inc., Jonathan Glaser, Roger Richter and
              Daniel David (excluding schedules and exhibits, which the
              Company agrees to furnish supplementally to the Commission upon request).
    2.4*+     Purchase Agreement dated as of March 24, 1998 by and among the Company, Metropolitan Capital Advisors LLC, Metropolitan
              Capital Managers LLC, Metropolitan Capital Advisors, Inc.,
              KJ Advisors, Inc., Metropolitan Capital III, Inc.,
              Metropolitan Capital Advisors, L.P., Metropolitan Capital
              Partners II, L.P., Metropolitan Capital Partners III, L.P.,
              Jeffrey Schwarz, Karen Finerman and Jeffrey Schwarz
              Children's Trust (excluding schedules and exhibits, which
              the Company agrees to furnish supplementally to the
              Commission upon request).
    2.5*+     Preferred Interest Purchase Agreement dated as of September
              30, 1996, among Asset Alliance Corporation, Asset Alliance
              Holding Corp., Trust Advisory Group, Inc., Trust Advisors
              LLC, Mark R. Tonucci and Michael E. Portnoy (excluding
              schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
    3.1*      Form of Amended and Restated Certificate of Incorporation.
    3.2*      Form of Amended and Restated By-Laws.
    4.1*      Specimen certificate for shares of Common Stock of the
              Company.
    4.2       Amended and Restated Credit Agreement dated as of February
              27, 1998 by and among Bank of America National Trust and
              Savings Association, Asset Alliance Holding Corp. and the
              Company (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon
              request).
    4.3       Shareholders' Agreement dated as of July 8, 1996 among Bruce
              H. Lipnick, Arnold L. Mintz, AJG Financial Services, Inc.,
              Arthur J. Gallagher & Co. and the Company.
    4.4       Registration Rights Agreement dated as of February 27, 1998 by and among the Company, John I. Bloomberg, Robert M.
              Poole, Daniel P. Wimsatt, Richard Hornbuckle and Steven
              Brase.
    4.5       Registration and Tag Along Rights Agreement dated as of
              October 1, 1996 among the Company, Trust Advisory Group,
              Inc., Arnold L. Mintz and Bruce H. Lipnick.
    4.6       Registration Rights Agreement dated as of March 11, 1997
              among the Company, Silverado Capital Management LLC and
              Jeffrey Cohen.
    4.7*      Registration Rights Agreement dated as of             , 1998
              by and among the Company, JMG Capital Management, Inc.,
              Pacific Capital Management, Inc., Jonathan M. Glaser, Roger
              Richter and Daniel David.

EXHIBIT NO.   DESCRIPTION
-----------   -----------
    4.8       Form of Asset Alliance Corporation Subscription Agreement.
    4.9       Form of Asset Alliance Corporation Redeemable Common Stock
              Purchase Warrant.
    4.10      Asset Alliance Corporation Convertible Subordinated
              Debenture due June 30, 2001 held by Trust Advisory Group,
              Inc.
    4.11      Form of Asset Alliance Corporation Subordinated Debenture
              held by stockholders of Bricoleur Capital Management Inc.
    4.12      Form of Asset Alliance Corporation Adjustable Rate
              Subordinated Convertible Debenture issued to investors in
              Asset Alliance Preferred Manager Trust LLC.
    5.1*      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
              the legality of the securities being offered.
   10.1*+     Bricoleur Capital Management LLC Limited Liability Company
              Operating Agreement dated February 28, 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Bricoleur
              Merger Co. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish
              supplementally to the Commission upon request).
   10.2*+     Milestone Global Advisors L.P. Amended and Restated Limited
              Partnership Agreement dated June 28, 1996 by Milestone Fund
              Manager Inc. and Milestone Investment Group Inc. (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.3*+     JMG Capital Management LLC Limited Liability Company
              Operating Agreement dated             , 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Holding
              Corp. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.4*+     Pacific Assets Management LLC Limited Liability Company
              Operating Agreement dated             , 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Holding
              Corp. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.5*+     Metropolitan Capital Advisors LLC Limited Liability Company
              Operating Agreement dated                , 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Holding
              Corp. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.6*+     Metropolitan Capital Managers LLC Limited Liability Company
              Operating Agreement dated                , 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Holding
              Corp. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.7*+     Trust Advisors LLC Second Amended and Restated Limited
              Liability Company Agreement dated June 30, 1997 by and among
              Asset Alliance Holding Corp., Trust Advisory Group, Inc.,
              Mark R. Tonucci and Michael E. Portnoy (excluding schedules and exhibits, which the Company agrees to furnish
              supplementally to the Commission upon request).
   10.8       Asset Alliance Corporation 1996 Stock Option Plan, as
              amended by Amendment No. 1 thereto on January 23, 1998.
   10.9       Building Lease between the Company and Joseph P. Day Realty
              Corp. dated September 12, 1996.
   10.10      Building Lease Modification Agreement between the Company
              and Joseph P. Day Realty Corp. dated December 8, 1997.
   10.11      Amended and Restated Employment Agreement dated as of March
              4, 1998 between the Company and Bruce H. Lipnick.

EXHIBIT NO.   DESCRIPTION
-----------   -----------
   10.12      Amended and Restated Employment Agreement dated as of March
              4, 1998 between the Company and Arnold L. Mintz.
   10.13      Amended and Restated Employment Agreement dated as of March
              4, 1998 between the Company and Mark P. Strauch.
   10.14      Amended and Restated Employment Agreement dated as of March
              4, 1998 between the Company and David R. Long.
   10.15      Employment Agreement dated as of March 12, 1998 between the
              Company and Jeffrey J. Ervine.
   21         Schedule of Subsidiaries of the Company.
   23.1*      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5.1 hereto).
   23.2       Consent of Ernst & Young LLP.
   23.3       Consent of Peterson & Co.
   24         Powers of Attorney (set forth on the signature page to this
              Registration Statement).
   27         Financial Data Schedule.
   99.1       Consent of Jefferson F. Allen.
   99.2       Consent of Harvey Silverman.

---------------
* To be filed by amendment.

+ Certain portions of this Exhibit have been omitted pursuant to a confidential treatment request filed with the Commission. The omitted portions have been filed separately with the Commission.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 26, 1998.

                                          ASSET ALLIANCE CORPORATION

                                          By: /s/ BRUCE H. LIPNICK
                                            ------------------------------------
                                            Name: Bruce H. Lipnick
                                              Title:  President, Chief Executive
                                                      Officer and
                                                Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce H. Lipnick, Arnold L. Mintz and Jeffrey J. Ervine and each of them, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation for such person and in such person's name, place and stead, in any and all capacities, to execute any and all amendments to this Registration Statement, and all documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 26, 1998.

                      SIGNATURE                                                TITLE
                      ---------                                                -----

/s/ BRUCE H. LIPNICK                                        President, Chief Executive Officer and
-----------------------------------------------------         Chairman of the Board (Principal Executive
     Bruce H. Lipnick                                         Officer)

/s/ MARK P. STRAUCH                                         Senior Vice President, Chief Financial
-----------------------------------------------------         Officer and Director (Principal Financial
     Mark P. Strauch                                          Officer)

/s/ ARNOLD L. MINTZ                                         Executive Vice President, Chief Operating
-----------------------------------------------------         Officer and Director
     Arnold L. Mintz

/s/ DAVID R. LONG                                           Senior Vice President, Acquisitions and
-----------------------------------------------------         Director
     David R. Long

/s/ JEFFREY J. ERVINE                                       Senior Vice President and Treasurer
-----------------------------------------------------
     Jeffrey J. Ervine

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1.1*      Form of Underwriting Agreement by and among the Company and the Underwriters.
    2.1*+     Merger Agreement dated as of February 20, 1998 by and among the Company, Asset Alliance Bricoleur Merger Co. Inc.,
              Bricoleur Capital Management, Inc., Bricoleur Capital
              Management LLC and the shareholders of Bricoleur Capital
              Management, Inc. (excluding schedules and exhibits, which
              the Company agrees to furnish supplementally to the
              Commission upon request).
    2.2*+     Stock Purchase Agreement dated as of July 8, 1996 among the
              Company, Asset Alliance Holding Corp. and the shareholders of Milestone Investment Group Inc. (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
    2.3*+     Purchase Agreement dated as of March 26, 1998 by and among the Company, JMG Capital Management LLC, Pacific Assets
              Management LLC, JMG Capital Management, Inc., Pacific
              Capital Management, Inc., Jonathan Glaser, Roger Richter and
              Daniel David (excluding schedules and exhibits, which the
              Company agrees to furnish supplementally to the Commission upon request).
    2.4*+     Purchase Agreement dated as of March 24, 1998 by and among the Company, Metropolitan Capital Advisors LLC, Metropolitan
              Capital Managers LLC, Metropolitan Capital Advisors, Inc.,
              KJ Advisors, Inc., Metropolitan Capital III, Inc.,
              Metropolitan Capital Advisors, L.P., Metropolitan Capital
              Partners II, L.P., Metropolitan Capital Partners III, L.P.,
              Jeffrey Schwarz, Karen Finerman and Jeffrey Schwarz
              Children's Trust (excluding schedules and exhibits, which
              the Company agrees to furnish supplementally to the
              Commission upon request).
    2.5*+     Preferred Interest Purchase Agreement dated as of September
              30, 1996 among Asset Alliance Corporation, Asset Alliance
              Holding Corp., Trust Advisory Group, Inc., Trust Advisors
              LLC, Mark R. Tonucci and Michael E. Portnoy (excluding
              schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
    3.1*      Form of Amended and Restated Certificate of Incorporation.
    3.2*      Form of Amended and Restated By-Laws.
    4.1*      Specimen certificate for shares of Common Stock of the
              Company.
    4.2       Amended and Restated Credit Agreement dated as of February
              27, 1998 by and among Bank of America National Trust and
              Savings Association, Asset Alliance Holding Corp. and the
              Company (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon
              request).
    4.3       Shareholders' Agreement dated as of July 8, 1996 among Bruce
              H. Lipnick, Arnold L. Mintz, AJG Financial Services, Inc.,
              Arthur J. Gallagher & Co. and the Company.
    4.4       Registration Rights Agreement dated as of February 27, 1998 by and among the Company, John I. Bloomberg, Robert M.
              Poole, Daniel P. Wimsatt, Richard Hornbuckle and Steven
              Brase.
    4.5       Registration and Tag Along Rights Agreement dated as of
              October 1, 1996 among the Company, Trust Advisory Group,
              Inc., Arnold L. Mintz and Bruce H. Lipnick.
    4.6       Registration Rights Agreement dated as of March 11, 1997
              among the Company, Silverado Capital Management LLC and
              Jeffrey Cohen.
    4.7*      Registration Rights Agreement dated as of             , 1998
              by and among the Company, JMG Capital Management, Inc.,
              Pacific Capital Management, Inc., Jonathan M. Glaser, Roger
              Richter and Daniel David.
    4.8       Form of Asset Alliance Corporation Subscription Agreement.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4.9       Form of Asset Alliance Corporation Redeemable Common Stock
              Purchase Warrant.
    4.10      Asset Alliance Corporation Convertible Subordinated
              Debenture due June 30, 2001 held by Trust Advisory Group,
              Inc.
    4.11      Form of Asset Alliance Corporation Subordinated Debenture
              held by stockholders of Bricoleur Capital Management Inc.
    4.12      Form of Asset Alliance Corporation Adjustable Rate
              Subordinated Convertible Debenture issued to investors in
              Asset Alliance Preferred Manager Trust LLC.
    5.1*      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
              the legality of the securities being offered.
   10.1*+     Bricoleur Capital Management LLC Limited Liability Company
              Operating Agreement dated February 28, 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Bricoleur
              Merger Co. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish
              supplementally to the Commission upon request).
   10.2*+     Milestone Global Advisors L.P. Amended and Restated Limited
              Partnership Agreement dated June 28, 1996 by Milestone Fund
              Manager Inc. and Milestone Investment Group Inc. (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.3*+     JMG Capital Management LLC Limited Liability Company
              Operating Agreement dated             , 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Holding
              Corp. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.4*+     Pacific Assets Management LLC Limited Liability Company
              Operating Agreement dated             , 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Holding
              Corp. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.5*+     Metropolitan Capital Advisors LLC Limited Liability Company
              Operating Agreement dated                , 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Holding
              Corp. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.6*+     Metropolitan Capital Managers LLC Limited Liability Company
              Operating Agreement dated                , 1998 by and among
              Asset Alliance Management Corp., Asset Alliance Holding
              Corp. and the signatories thereto (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Commission upon request).
   10.7*+     Trust Advisors LLC Second Amended and Restated Limited
              Liability Company Agreement dated June 30, 1997 by and among
              Asset Alliance Holding Corp., Trust Advisory Group, Inc.,
              Mark R. Tonucci and Michael E. Portnoy (excluding schedules and exhibits, which the Company agrees to furnish
              supplementally to the Commission upon request).
   10.8       Asset Alliance Corporation 1996 Stock Option Plan, as
              amended by Amendment No. 1 thereto on January 23, 1998.
   10.9       Building Lease between the Company and Joseph P. Day Realty
              Corp. dated September 12, 1996.
   10.10      Building Lease Modification Agreement between the Company
              and Joseph P. Day Realty Corp. dated December 8, 1997.
   10.11      Amended and Restated Employment Agreement dated as of March
              4, 1998 between the Company and Bruce H. Lipnick.
   10.12      Amended and Restated Employment Agreement dated as of March
              4, 1998 between the Company and Arnold L. Mintz.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   10.13      Amended and Restated Employment Agreement dated as of March
              4, 1998 between the Company and Mark P. Strauch.
   10.14      Amended and Restated Employment Agreement dated as of March
              4, 1998 between the Company and David R. Long.
   10.15      Employment Agreement dated as of March 12, 1998 between the
              Company and Jeffrey J. Ervine.
   21         Schedule of Subsidiaries of the Company.
   23.1*      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5.1 hereto).
   23.2       Consent of Ernst & Young LLP.
   23.3       Consent of Peterson & Co.
   24         Powers of Attorney (set forth on the signature page to this
              Registration Statement).
   27         Financial Data Schedule.
   99.1       Consent of Jefferson F. Allen.
   99.2       Consent of Harvey Silverman.

---------------
* To be filed by amendment.

+ Certain portions of this Exhibit have been omitted pursuant to a confidential treatment request filed with the Commission. The omitted portions have been filed separately with the Commission.